Exhibit 4.1
          AMENDMENT NO. 3 (this “Amendment”), dated as of October 1, 2010, among EMDEON BUSINESS SERVICES LLC (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY (the “Additional Borrower” and together with the Borrower, the “Borrowers”), EBS MASTER LLC (“Holdco”), the Lenders party hereto, CITIBANK, N.A., (“Citibank”) as Administrative Agent, Collateral Agent, Swingline Lender and as Issuing Bank, to the First Lien Credit Agreement, dated as of November 16, 2006 (as amended by Amendment No. 1, dated March 9, 2007 (“Amendment No. 1”), and Amendment No. 2, dated July 7, 2009 (“Amendment No. 2”) and as further amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the Additional Borrower, Holdco, Citibank and the other parties thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the First Lien Credit Agreement (as amended hereby).
          WHEREAS, the Additional Borrower intends to acquire (the “Chamberlin Acquisition”) 100% of the equity interests of Chamberlin Edmonds & Associates, Inc., a Delaware corporation, and Chamberlin Edmonds Holdings, Inc., a Delaware corporation (together, the “Target”) pursuant to an Agreement and Plan of Merger, dated September 3, 2010 (the “Chamberlin Acquisition Agreement”) and, in connection with the Chamberlin Acquisition, all indebtedness for borrowed money (other than capital leases, purchase money debt and trade payables in the ordinary course and other Indebtedness as provided in the Chamberlin Acquisition Agreement) of the Target in existence before the Chamberlin Acquisition (the “Indebtedness to be Paid”) will be repaid in full.
          WHEREAS, the Borrowers desire to incur Incremental Term B Loans pursuant to Section 2.21(a) of the First Lien Credit Agreement (as amended hereby) in an aggregate principal amount of $100.0 million (the “Incremental Term B Loans”), with the net proceeds thereof to be used, together with cash on hand, to finance the Chamberlin Acquisition and the repayment of the Indebtedness to be Paid (collectively, the “Chamberlin Transactions”) and for general corporate purposes.
          WHEREAS, the Loan Parties desire to amend the First Lien Credit Agreement on the terms set forth herein;
          WHEREAS, Section 2.21(a) of the First Lien Credit Agreement provides that this Amendment may, without the consent of any other Lenders, effect amendments to the First Lien Credit Agreement and other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of such section;
          WHEREAS, Amendment No.1 and Amendment No. 2 and additional changes that provide for the addition of the Incremental Term B Loans are reflected in the First Lien Credit Agreement attached as Exhibit A (as referred to below);
          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Amendment.
     (a) The First Lien Credit Agreement is, effective as of the Amendment No. 3 Effective Date (as defined below), hereby amended in the form attached as Exhibit A hereto.
     (b) Each of the Exhibits to the First Lien Credit Agreement is, effective as of the Amendment No. 3 Effective Date, hereby amended in the form attached as Exhibit B hereto.

          Section 2. Representations and Warranties. The Borrower, the Additional Borrower and Holdco, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders that:
     (a) The execution and delivery of this Amendment is within each of the Borrower’s, the Additional Borrower’s and Holdco’s organizational powers and has been duly authorized by all necessary organizational action on the part of the Borrower, the Additional Borrower and Holdco. This Amendment has been duly executed and delivered by each of the Borrower, the Additional Borrower and Holdco and constitutes, a legal, valid and binding obligation of each of the Borrower, the Additional Borrower and Holdco enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. This Amendment will not violate any Requirement of Law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that would not reasonably be expected to result in a Material Adverse Effect.
     (b) After giving effect to this Amendment, the representations and warranties set forth in Article III of the First Lien Credit Agreement or in any Loan Document are true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that the accuracy of the representations and warranties referred to in the first parenthetical of Section 4.02(b) of the First Lien Credit Agreement need not be certified to on the Amendment No. 3 Effective Date to the extent such representations and warranties would apply to the Target.
     (c) After giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.
     Section 3. Effectiveness.
     (a) This Amendment shall become effective on the date (the “Amendment No. 3 Effective Date”) on which (i) the Administrative Agent shall have received counterparts of this Amendment executed by the Administrative Agent, the Borrower, the Additional Borrower, Holdco and the Incremental Term B Lenders and (ii) the following conditions have been satisfied in accordance with the terms thereof:
     (i) the Chamberlin Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the Amendment No. 3 Effective Date in accordance with the terms of the Chamberlin Acquisition Agreement (which shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to which would be materially adverse to CGMI without the prior written consent of CGMI) and all related documentation and in compliance with all Requirements of Law and all necessary regulatory approvals shall have been obtained;
     (ii) the Administrative Agent shall have received a true and correct executed copy of the Chamberlin Acquisition Agreement;
     (iii) the Administrative Agent shall have received reasonably satisfactory evidence that the Indebtedness to be Paid and all other amounts due in respect of the Indebtedness to be

Paid shall have been repaid in full (or reasonably satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated;
     (iv) the Lenders shall have received a certificate from the chief financial officer of Borrower, together with such other evidence reasonably requested by the Lenders, substantially in the form attached hereto as Annex I, confirming the solvency of Borrower and its subsidiaries on a consolidated basis after giving effect to the Chamberlin Acquisition;
     (v) the Administrative Agent shall have received from the Borrower a certificate dated as of the Amendment No. 3 Effective Date signed by a Financial Officer of the Borrower (x) certifying and attaching (A) the resolutions adopted by the Borrower approving the Incremental Term B Loans and (B) a certificate demonstrating pro forma compliance with the Financial Covenants of the First Lien Credit Agreement as set forth in Section 2.21(a) of the First Lien Credit Agreement, (y) certifying that, before and after giving effect to the Incremental Term B Loans, (1) the representations and warranties set forth in Article III of the First Lien Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Amendment No. 3 Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the accuracy of the representations and warranties referred to in the first parenthetical of Section 4.02(b) of the First Lien Credit Agreement need not be certified to on the Amendment No. 3 Effective Date to the extent such representations and warranties would apply to the Target and (z) no Default shall have occurred and be continuing;
     (vi) the Administrative Agent shall have received a Borrowing Request;
     (vii) each Lender that requests an Incremental Term Note shall have received an Incremental Term Note substantially in the form of Exhibit K-3 to the First Lien Credit Agreement;
     (viii) the Administrative Agent shall have received a certificate of the secretary or assistant secretary of Target dated the Amendment No. 3 Effective Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of Target certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Target authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Target (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (c)) and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of Target from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (i) above;
     (ix) the representations and warranties set forth in Section 2 hereof are true and correct on and as of the Amendment No. 3 Effective Date;
     (x) the Administrative Agent (or its counsel) shall have received from Target a Guarantee Supplement to the Guarantee Agreement;

     (xi) the Administrative Agent shall have received a good standing certificate of the Target, Holdco and the Borrowers certified by proper governmental authorities and evidence (which may be in the form of a letter from a service company) of the good standing of each Loan Party in the jurisdiction of its incorporation;
     (xii) the Collateral Agent shall have received counterparts of the joinder to the Security Agreement signed by Target;
     (xiii) the Collateral Agent shall have received certificates representing all certificated Pledged Securities of the Target, together with executed and undated stock powers and/or assignments in blank;
     (xiv) the Collateral Agent shall have received UCC-1 financing statements authorized by the Target, covering the Collateral held by the Target, in proper form for filing with the Secretary of State of the State of Delaware;
     (xv) the Borrower shall deliver or cause to be delivered a customary legal opinion of counsel to the Borrower; and
     (xvi) CGMI, as lead arranger in connection with this Amendment, shall have been paid such fees as the lead arranger and the Borrower shall have separately agreed to; and Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of such lead arranger and the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment (including the reasonable and documented fees and out-of-pocket expenses of Cahill Gordon & Reindel llp as counsel to the Administrative Agent).
          Section 4. Post-Closing Obligations. Within 45 days of the date hereof, or such later date as the Collateral Agent shall agree in its sole discretion, the Collateral Agent shall have received:
     (a) with respect to the Mortgaged Property, an amendment to the Mortgage encumbering such Mortgaged Property (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;
     (b) with respect to the Mortgage Amendment, an endorsement to the existing Title Policy assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all Liens except those Liens created or permitted by the Mortgage or by the Collateral Agent, and such Title Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent;
     (c) with respect to the Mortgage Amendment, a legal opinion in form and substance reasonably acceptable to the Collateral Agent from local counsel in the jurisdiction in which the Mortgaged Property is located that the Mortgage Amendment is in proper form for recording and otherwise satisfactory under applicable law for the continued validity and perfection of the Lien granted to the Collateral Agent under the Mortgage encumbering such Mortgaged Property for the benefit of the Secured Parties as security for the Secured Obligations, as amended pursuant to this Incremental Amendment;

     (d) with respect to the Mortgaged Property, such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the Title Policy contemplated in Section 4(b); and
     (e) with respect to the Mortgaged Property, evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party of all applicable title insurance premiums, search and examination charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments and issuance of the endorsement to the Title Policy referred to in Section 4(b).
          Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
          Section 6. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
          Section 8. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, in each case under the First Lien Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the First Lien Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the First Lien Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. This Amendment shall constitute a Loan Document for purposes of the First Lien Credit Agreement and from and after the Amendment No. 3 Effective Date, all references to the First Lien Credit Agreement in any Loan Document and all references in the First Lien Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the First Lien Credit Agreement, shall, unless expressly provided otherwise, refer to the First Lien Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the First Lien Credit Agreement as amended hereby.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

EMDEON BUSINESS SERVICES LLC
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Secretary

MEDIFAX-EDI HOLDING COMPANY
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Secretary

EBS MASTER LLC
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	EVP, General Counsel & Secretary

S-1

CITIBANK, N.A., as Agent
By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Director

Acknowledgement of Guarantors
Dated October 1, 2010
          Reference is made to Amendment No. 3 (the “Amendment”), dated as of October 1, 2010, among EMDEON BUSINESS SERVICES LLC (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY (the “Additional Borrower” and together with the Borrower, the “Borrowers”), EBS MASTER LLC (“Holdco”), the Lenders party hereto, CITIBANK, N.A., (“Citibank”) as Administrative Agent, Collateral Agent, Swingline Lender and as Issuing Bank, to the First Lien Credit Agreement, dated as of November 16, 2006 (as amended by Amendment No. 1, dated March 9, 2007, and Amendment No. 2, dated July 7, 2009 and as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Additional Borrower, Holdco, Citibank and the other parties thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).
          Each of the undersigned Guarantors hereby consents to the Amendment. Each Guarantor acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Security Agreement, each other Security Document and the Guarantee Agreement executed and delivered by such Guarantor to the Administrative Agent or Collateral Agent, as applicable, remains in full force and effect and the rights and remedies of the Administrative Agent and Collateral Agent thereunder is hereby reaffirmed and the obligations of such Guarantor thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.

Advanced Business Fulfillment, LLC
CareInsite LLC
Chapin Revenue Cycle Management, LLC
Claims Processing Service LLC
Dakota Imaging LLC
EBS Master LLC
Emdeon Clinical Services, LLC
Emdeon FutureVision LLC
Envoy LLC
eRx Audit, L.L.C.
eRx Network, L.L.C.
ExpressBill LLC
Healthcare Technology Management Services LLC
Interactive Payer Network LLC
IXT Solutions, Inc.
Kinetra LLC
MedE America LLC
MedE America of Ohio LLC
Medi, Inc.
MediFAX, Inc.
MediFAX-EDI Holding Company
Medifax-EDI Holdings, Inc.
Medifax-EDI Services, Inc.
MediFAX-EDI, LLC
The Sentinel Group Services LLC

/s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title: Secretary
[Signature Page to Amendment]

Exhibit A
First Lien Credit Agreement
(See Attached)

$905,000,000
FIRST LIEN CREDIT AGREEMENT
Dated as of November 16, 2006
among
GA EBS MERGER, LLC
(which on the Closing Date will be merged with and into
EMDEON BUSINESS SERVICES LLC),
as Borrower,
MEDIFAX-EDI HOLDING COMPANY,
as Additional Borrower,
EBS MASTER LLC,
as Holdco,
THE LENDERS REFERRED TO HEREIN,
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and Issuing Bank,
CITIGROUP GLOBAL MARKETS INC.
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers,
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
and
BEAR, STEARNS & CO. INC.
as Joint Bookrunner,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent,
and
BEAR STEARNS CORPORATE LENDING INC.
as Documentation Agent
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

-i-

-ii-

-iii-

ANNEX I	Lenders and Commitments

ANNEX II	Lenders and Commitments for Incremental Term B Loans and Commitments

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of Closing Certificate
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Guarantee Agreement
EXHIBIT G	Form of Intercompany Note
EXHIBIT H	Reserved
EXHIBIT I	Reserved
EXHIBIT J	Reserved

-iv-

EXHIBIT K-1	Form of Original Term Note
EXHIBIT K-2	Form of Revolving Note
EXHIBIT K-3	Form of Incremental Term B Note
EXHIBIT L	Form of Perfection Certificate
EXHIBIT M	Form of Security Agreement
EXHIBIT N	Form of Section 2.16 Certificate
EXHIBIT O	Form of Solvency Certificate
EXHIBIT P	Form of Intercreditor Agreement

SCHEDULE 1.01(a)	Subsidiary Guarantors
SCHEDULE 3.07	Litigation
SCHEDULE 3.09	Subsidiaries
SCHEDULE 3.10(b)	Leased and Owned Real Property, Part I
SCHEDULE 3.10(c)	Leased and Owned Real Property, Part II
SCHEDULE 3.19(c)	Intellectual Property Matters
SCHEDULE 3.20(c)	Mortgage Filing Offices
SCHEDULE 5.17	Post-Closing Matters
SCHEDULE 6.01(w)	Existing Indebtedness
SCHEDULE 6.02(h)	Existing Liens
SCHEDULE 6.06(h)	Existing Investments
SCHEDULE 6.12(f)	Affiliate Transactions

-v-

          FIRST LIEN CREDIT AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”) dated as of November 16, 2006, among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC. (“BSCI”), as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as documentation agent (in such capacity, the “Documentation Agent”).
          WHEREAS, Borrower, an indirect wholly owned subsidiary of EBS Acquisition LLC, a Delaware limited liability company (the “Purchaser”), will acquire the Acquired Business (as defined below) by way of merger with Emdeon Business Services LLC, a newly formed entity (“NewCo”) and wholly owned subsidiary of Holdco whose sole assets will be the business services division of Emdeon Corporation (“Target”) and certain related assets (together with the Target, the “Acquired Business”) from Emdeon Corporation (“Emdeon”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Borrower, the Purchaser, Emdeon, EBS Holdco, Inc., Holdco, the Additional Borrower, EBS Merger Co. and NewCo (the “Merger Agreement”). Borrower will be merged with and into NewCo (the “Merger”), with NewCo being the surviving limited liability company and thereafter being Borrower under this Agreement. Sponsor (as defined below) will have an indirect 52% interest in NewCo through its ownership in Holdco. Emdeon will retain an indirect 48% interest in NewCo through its ownership in Holdco;
          WHEREAS, simultaneously herewith, Borrower will enter into the Second Lien Credit Agreement (as defined herein) and borrow $170,000,000 thereunder, the net proceeds of which will be used to fund a portion of the purchase price for the Merger;
          WHEREAS, Sponsor and its Controlled Investment Affiliates and other equity investors reasonably acceptable to the Lead Arrangers will indirectly make cash common equity investments in Holdco of at least $318,850,000 simultaneously with the merger of Borrower with NewCo, which cash shall be contributed by Holdco to Newco and then distributed by NewCo to Holdco and Holdco to wholly owned subsidiaries of Emdeon (the “Cash Equity Financing”) and Emdeon will rollover at least $294,320,000 in to Holdco simultaneously herewith (the “Rollover Equity,” and, together with the Cash Equity Financing, the “Equity Financing”);
          WHEREAS, Borrowers have requested that the Lenders extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount not in excess of $755,000,000;

          WHEREAS, Borrower has requested that the Lenders extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, none of which will be drawn on the Closing Date;
          WHEREAS, Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $12,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries; and
          WHEREAS, the proceeds of the Loans are to be used as set forth in Section 5.12;
          WHEREAS, this Agreement was amended on March 9, 2007 (“Amendment No. 1”), July 7, 2009 (“Amendment No. 2”) and October 1, 2010 (“Amendment No. 3”).
          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” means a Borrowing comprised of ABR Loans.
          “ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Accounting Change” has the meaning assigned to such term in Section 1.03(a).
          “Acquired Business” has the meaning assigned to such term in the recitals hereto.
          “Additional Borrower” has the meaning assigned to such term in the preamble.
          “Additional Collateral” has the meaning assigned to such term in Section 5.10(a).
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” has the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article IX.

          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
          “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to:
     (a) vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing general partners of such Person; or
     (b) direct or cause the direction of the management and policies of such Person.
          “Agent Fees” has the meaning assigned to such term in Section 2.10(c).
          “Agents” means the Administrative Agent and the Collateral Agent.
          “Aggregate Revolving Credit Exposure” means the aggregate amount of the Revolving Lenders’ Revolving Credit Exposures.
          “Agreement” has the meaning assigned to such term in the preamble hereto.
          “Alternate Base Rate” means for any day, a rate per annum equal to the higher of (a) the Administrative Agent’s Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change.
          “Amendment No. 1” has the meaning assigned to such term in the preamble hereto.
          “Amendment No. 2” has the meaning assigned to such term in the preamble hereto.
          “Amendment No. 3” has the meaning assigned to such term in the preamble hereto.
          “Amendment No. 1 Effectiveness Date” means the date upon which Section 2 of Amendment No. 1 is satisfied.
          “Amendment No. 2 Effective Date”: July 7, 2009
          “Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.22.

          “Applicable Rate” means, for any day, with respect to any Revolving Loan, Original Term Loan or Incremental Term B Loan, as the case may be, the applicable percentage set forth in the table below under the appropriate caption:

	Eurodollar	ABR
	Spread	Spread
Revolving Loans	2.25%	1.25%
Original Term Loans	2.25%	1.25%
Incremental Term B Loans	3.00%	2.00%
; provided, however, that after the Trigger Date, the Applicable Rate solely with respect to any Revolving Loan shall mean the applicable percentage set forth in the table below under the appropriate caption:

	Revolving Loans
Total Leverage Ratio	Eurodollar Spread	ABR Spread
≥5.0:1	2.25%	1.25%
<5.0:1 but ≥4.5:1	2.00%	1.00%
<4.5:1 but ≥4.0:1	1.75%	0.75%
<4.0:1	1.50%	0.50%
          Notwithstanding the foregoing, the Applicable Rate in respect of (x) the Term Loans and (y) the Revolving Loans shall be reduced by 25 basis points from the rate then in effect pursuant to the applicable table above upon the first and with respect to any subsequent Interest Payment Date that either the (i) Total Leverage Ratio is less than or equal to 4.85 to 1.00, as determined in accordance with the paragraph immediately below or (ii) either Borrower’s corporate rating by S&P or corporate family rating by Moody’s (in either case as measured on the day immediately prior to the applicable Interest Payment Date) is at least one notch better than B+, with respect to S&P, or B2 to respect to Moody’s, provided that if the Applicable Rate is reduced pursuant to this sentence and, upon a subsequent Interest Payment Date neither the circumstance in clause (i) or (ii) is in effect as of such Interest Payment Date, effective with such Interest Payment Date until the next Interest Payment Date when the circumstance in either clause (i) or (ii) is in effect, the Applicable Rate shall be the appropriate rate in the applicable table above. Notwithstanding anything to the contrary herein, any adjustment to the Applicable Rate pursuant to this paragraph shall become effective beginning with respect to that portion of an Interest Period pursuant to which either a circumstance in clause (i) or (ii) becomes in effect or neither such circumstances are in effect.

          For purposes of such calculation of the Applicable Rate on and after the Trigger Date, the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time Borrower has not submitted to the Administrative Agent the applicable information (i) in the case of any period ending on March 31, 2007 or later, within 15 days after the date required under Section 5.01(a) or (b) (as applicable) or (ii) otherwise, as and when required under Section 5.01(a) or (b) (as applicable), then the Applicable Rate shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b). Within one Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” means any sale, sale-leaseback, transfer, lease, assignment, conveyance or other disposition (including by way of merger or consolidation, but excluding any Taking or Destruction) by Holdco, Borrower or any Subsidiary of any of its property or assets, including the Equity Interests of any Subsidiary, including by issuance of Equity Interests of Borrower or a Subsidiary, except (i) sales and dispositions permitted by Sections 6.05(a), (b), (c), (e), (g), (h), (i), (k) and (l) and (ii) individual sales or dispositions that, together with any other substantially related transactions, relate to assets with aggregate Net Proceeds of less than $1,000,000.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and Borrower.
          “Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Audited Financial Statements” means the unqualified audited consolidated balance sheets of the Acquired Business for the Fiscal Years ended December 31, 2004 and 2005 and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each of the Fiscal Years ended December 31, 2003, 2004 and 2005.
          “Available Revolving Credit Commitment” means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Credit Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure at such time.

          “Base Amount” has the meaning assigned to such term in Section 6.07.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate”; provided that with respect to Incremental Term B Loans, the Base Rate will not be less than 2.50% per annum. Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Bear Stearns” has the meaning assigned to such term in the preamble hereto.
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the manager or the board of directors or board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrower” has the meaning assigned to such term in the preamble hereto; provided that the phrases “Borrower,” “any Borrower,” “applicable Borrower,” “each Borrower,” “no Borrower,” “other Borrower,” “such Borrower” and any other phrases of the import shall be referenced to one or more of Borrowers, as the context requires.
          “Borrowers” means, collectively, Borrower and the Additional Borrower.
          “Borrowing” means a Loan or group of Loans of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.
          “Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which Borrower requests Loans to be made hereunder.
          “Borrowing Request” has the meaning assigned to such term in Section 2.02(a).
          “BSCI” has the meaning assigned to such term in the preamble hereto.
          “Business Day” means (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures” means, with respect to any Person, for any period, without duplication, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including principal amounts in respect of Financing Leases and excluding capitalized interest in respect thereof), in conformity with GAAP, but excluding increases resulting from (i) expenditures made in connection with the replacement, substitution or restoration of property, (ii) expenditures that are reimbursed by an unrelated third party, (iii) expenditures to the extent funded by the Net Proceeds from issuances of Equity Interests (but excluding any Cure Amount), (iv) expenditures to the extent funded by the Net Proceeds from Asset Sales, Takings or Destructions as contemplated by, and in accordance with, clause (b) or (c) (as applicable) of the definition of “Net Proceeds”, (v) Investments in respect of a Permitted Acquisition and (vi) expenditures made with the retained portion of Excess Cash Flow following the application of Section 2.05(c)(iv).
          “Cash Equity Financing” has the meaning assigned to such term in the recitals hereto.
          “Cash Equivalents” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing or allowing for liquidation at the original par value at the option of the holder within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers acceptances or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by or guaranteed by or placed with, and money market deposit accounts issued or offer by any Lender, or any commercial bank organized under the laws of the United States or any state thereof, the District of Columbia, or any U.S. branch of a foreign bank, in each case having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at the date of acquisition, at least A-2 by S&P or P-2 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally) and maturing within one year from the date of acquisition; (d) repurchase obligations for securities described in clause (a) above of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are at the time of acquisition rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest at least 95% of their assets in assets satisfying the requirements of any of clauses (a) through (f) of this definition.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA.
          “CGMI” has the meaning assigned to such term in the preamble hereto.
          “Chamberlin Acquisition” has the meaning assigned to such term in Section 3.24(c).
          “Change of Control” means any event, transaction or occurrence as a result of which any of the following occurs:
     (a) at any time prior to a Qualified Public Offering, the Permitted Holders shall cease to own, directly or indirectly, 55% of the issued and outstanding Equity Interests of Holdco, on a fully diluted basis; provided, that if there has been an Emdeon Change of Control (as defined in the LLC Agreement as of the date hereof), a Change of Control will be deemed triggered pursuant to this paragraph (a) if, notwithstanding the fact that the Permitted Holders still own, directly or indirectly, 55% of the issued and outstanding Equity Interests of Holdco, both (1) immediately prior to an Emdeon Change of Control, Emdeon has the ability to designate more managers to the Board of Directors of Holdco than the Sponsor and (2) Sponsor shall own, directly or indirectly, less than 35% of the issued and outstanding Equity Interests of Holdco, on a fully diluted basis;
     (b) at any time following a Qualified Public Offering, (i) any Person other than a Permitted Holder, the Parent or a wholly-owned Subsidiary of Parent, whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 35% or more, on a fully diluted basis, of the outstanding Equity Interests of Holdco, and (ii) at such time as the Permitted Holders do not own, directly or indirectly, in the aggregate, issued and outstanding Equity Interests of Holdco representing greater voting power than the voting power of such Person or Persons described in clause (i) above;
     (c) other than in connection with a Qualified Public Offering at any time, Holdco ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of Borrower;
     (d) at any time after a Qualified Public Offering, the Board of Directors of Borrower ceases to consist of a majority of Continuing Managers; or
     (e) at any time Holdco shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.
          “Charges” has the meaning assigned to such term in Section 9.09.
          “Citibank” has the meaning assigned to such term in the preamble hereto.
          “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Original Term Loans,

Incremental Term B Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Original Term Commitment or an Incremental Term B Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, an Original Term Lender or an Incremental Term B Lender.
          “Closing Certificate” means a certificate substantially in the form of Exhibit D.
          “Closing Date” means November 16, 2006, the date of the initial Credit Event hereunder.
          “Closing Date Material Adverse Effect” means any circumstance, event, change or effect that is materially adverse to the results of operations, assets or financial condition of the Acquired Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Acquired Business operate (including legal, regulatory or GAAP (as defined in the Merger Agreement) changes), but only to the extent such events, circumstances, changes or effects do not affect the Acquired Business’ businesses in a disproportionate manner; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally, but only to the extent such events, circumstances, changes or effects do not affect the Acquired Business’ businesses in a disproportionate manner; (iii) changes arising from the consummation of the transactions contemplated by, or by the announcement of, the Merger Agreement; (iv) any circumstance, change or effect that results from any action taken that was taken with the express written consent of the Purchaser (as defined in the Merger Agreement); (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of the Merger Agreement; and (vi) any non-recurring and adverse change or effect that is cured by Parent (as defined in the Merger Agreement) prior to the Closing Date; provided, further, that with respect to references to Material Adverse Effect in the representations and warranties set forth in Sections 3.05 and 3.06 of the Merger Agreement (and to the extent related to such representations and warranties, the conditions set forth in Section 8.02(a) of the Merger Agreement), the exceptions set forth in clause (iii) shall not apply.
          “CNAI” means Citicorp North America, Inc.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all “Collateral,” “Pledged Collateral,” “Mortgaged Property” or “Trust Property,” as defined in any applicable Security Document, and all other property of whatever kind and nature pledged as collateral under any Security Document.
          “Collateral Account” means the collateral account or sub-account established and maintained by the Collateral Agent in its name as Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.

          “Collateral Agent” has the meaning assigned to such term in the preamble hereto.
          “Collateral Estate” has the meaning assigned to such term in Section 8.01.
          “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, Original Term Commitment or Incremental Term B Commitment, or any combination thereof (as the context requires).
          “Commitment Fee” has the meaning assigned to such term in Section 2.10(a).
          “Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).
          “Commitment Fee Percentage” means 0.50% per annum; provided, however, that after the Trigger Date, the Commitment Fee Percentage shall mean the applicable percentage set forth in the table below under the appropriate caption:

Total Leverage Ratio	Commitment Fee Percentage
≥4.0:1	0.50%
<4.0:1	0.375%
          For purposes of such calculation of the Commitment Fee Percentage on and after the Trigger Date, the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time Borrower has not submitted to the Administrative Agent the applicable information (i) in the case of any period ending on March 31, 2007 or later, within 15 days after the date required under Section 5.01(a) or (b) (as applicable) or (ii) otherwise, as and when required under Section 5.01(a) or (b) (as applicable), then the Commitment Fee Percentage shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b). Within one Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Commitment Fee Percentage in effect from such date.
          “Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(a).
          “Commitment Percentage” means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
          “Communications” has the meaning assigned to such term in Section 9.17(a).

          “Compliance Certificate” means a certificate delivered pursuant to Section 5.01(c), which shall be substantially in the form of Exhibit E.
          “Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date, but excluding, without duplication, (a) the current portion of any Indebtedness of Borrower and its Subsidiaries and any interest thereon, (b) all Indebtedness consisting of Contingent Obligations under outstanding Letters of Credit and Indebtedness consisting of Revolving Loans or Swingline Loans and (c) the current portion of deferred tax liabilities.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (I) for purposes of determining compliance with the Financial Covenants in Section 6.09 only, the Cure Amount, if any, received by Holdco and contributed to Borrower in cash for such period and permitted to be included in Consolidated EBITDA pursuant to Section 7.04 and (II) to the extent deducted in determining such Consolidated Net Income for such period and without duplication, the sum of:
     (a) total provision for income tax expense and Permitted Tax Distributions;
     (b) total interest expense (including the interest portion that is allocable to Financing Leases);
     (c) depreciation and amortization expense;
     (d) any extraordinary, non-recurring or unusual expenses, charges or losses, including, without limitation, any severance costs, earn-out obligation, costs associated with office openings or closings and consolidation, relocation or integration costs and restructuring charges and expenses;
     (e) losses on sales of assets outside of the ordinary course of business;
     (f) any other non-cash losses, expenses or charges reducing Consolidated Net Income (including non-cash interest expense and write-offs of deferred financing costs), including any non-cash charge that results in an accrual of a reserve for cash charges in any future period;
     (g) management fees to Sponsor, Emdeon or any of their Affiliates accrued and payable or, to the extent permitted to be paid hereunder, paid (to the extent not included in the calculation of Consolidated EBITDA pursuant to this clause (g) in a prior period) pursuant to the terms of the LLC Agreement in an aggregate amount not to exceed $25.0 million;

     (h) fees, costs and expenses incurred in connection with the Transactions (including the closing fee to Sponsor pursuant to Section 6.12(j)); in an amount not to exceed $44.0 million;
     (i) losses with respect to obligations under Hedging Agreements;
     (j) any purchase accounting adjustment which reduces Consolidated Net Income;
     (k) expenses incurred to the extent reimbursed by indemnification provisions in any agreement in connection with the Transactions or any Permitted Acquisitions and such reimbursed amount was not included within the calculation of Consolidated Net Income;
     (l) fees and expenses of the Loan Parties payable in connection with the issuance of Equity Interests, incurrence of Indebtedness permitted hereunder or any Permitted Acquisition (in each case whether or not consummated), including fees, costs and expenses incurred in connection with the Chamberlin Acquisition;
     (m) cost savings to the extent realized or are reasonably expected to be realized in connection with any Permitted Acquisition within the next four quarters after such Permitted Acquisition; provided that such cost savings shall be set forth in an Officer’s Certificate from a Financial Officer of Borrower in reasonable detail describing and quantifying such costs savings;
     (n) expenses in respect of compensation paid to employees of Holdco, Borrower or any Subsidiary by Emdeon in cash (or reimbursed or otherwise provided for by Emdeon in cash), options to purchase Emdeon stock, restricted shares of Emdeon stock or otherwise pursuant to any compensation, bonus, stock or option plan, including any expenses or charges resulting from changes in the value of any compensation, stock or option, or the stock of Emdeon underlying such option, previously paid to such employees, in each case to the extent such expenses or charges reduce Consolidated Net Income; and
     (o) the cumulative effect of accounting changes to the extent such changes result in a reduction of Consolidated Net Income;
minus (X) cash charges made from reserves taken in respect of non-cash charges previously added in the calculation of Consolidated EBITDA pursuant to clause (f) above and (Y) to the extent included in determining such Consolidated Net Income for such period and without duplication:
     (i) all non-cash gain or income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain or other non-cash item of income shall be included in Consolidated EBITDA for the period in which received);
     (ii) interest income;

     (iii) any extraordinary income or gains;
     (iv) any other non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business); and
     (vi) gains under Hedging Agreements;
all as determined on a consolidated basis; provided that, notwithstanding anything to the contrary contained herein (including the definition of “Test Period”), Consolidated EBITDA shall be deemed to be (i) $37,000,000 for the Fiscal Quarter ended March 31, 2006, (ii) $43,800,000 for the Fiscal Quarter ended June 30, 2006, and (iii) $43,500,000 for the Fiscal Quarter ended September 30, 2006.
          “Consolidated Indebtedness” means, as at any date, the aggregate stated balance sheet amount of all Funded Debt of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.
          “Consolidated Interest Coverage Ratio” means, with respect to any Test Period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA during such Test Period to (b) Consolidated Interest Expense for such Test Period.
          “Consolidated Interest Expense” means, for any period, total cash interest expense (including that interest portion that is attributable to Financing Leases) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net cash costs under Interest Rate Agreements to the extent such net cash costs are allocable to such period in accordance with GAAP) minus the sum of:
     (a) to the extent included in Borrower’s Consolidated Interest Expense for such period, any one-time financing fees, including those paid in connection with the Transactions or in connection with any amendment of this Agreement;
     (b) to the extent included in Borrower’s Consolidated Interest Expense for such period, amounts attributable to amortization of financing costs; and
     (c) to the extent included in Borrower’s Consolidated Interest Expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind or other non-cash interest expense.
          “Consolidated Net Income” means, for any period, net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or (subject to clause (b) below) a Subsidiary, (b) the net income of any Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Person (other than Borrower) of such net income is prohibited or not permitted at the date of determination, (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged with or into or consolidated with Borrower or any Subsidiary shall be excluded, (d) the cumulative effect of a change in accounting principles (effected either through a cumulative effect adjustment or a retroactive application) shall be excluded and (e) any non-cash expense or gain relating to recording of the Fair Market Value of Hedging Agreements or non-cash income or loss relating to hedging activities shall be excluded. Consolidated Net Income shall be calculated without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions.
          “Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Borrower most recently delivered by Borrower pursuant to Section 5.01(a) or (b), as applicable, on or prior to such date of determination.
          “Consolidated Working Capital” means, as at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith or, if less, the maximum amount of the guarantees.
          “Continuing Managers” means (i) the managers (or functional equivalents thereof) of Holdco on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and (ii) each other manager (or functional equivalent thereof) if such manager’s nomination for election to the Board of Directors of Holdco is recommended by at least a majority of the then Continuing Managers or by a nominations committee thereof or is otherwise designated by the Permitted Holders and their Controlled Investment Affiliates.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement,

undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
          “control” means, other than in the case of the definition of “Affiliate,” the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, and “controlling” and “controlled” have meanings correlative thereto.
          “Controlled Investment Affiliate” means, with respect to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person (or by a Person controlling both of such Persons) primarily for the purpose of making equity or debt investments in one or more companies.
          “Credit Event” has the meaning assigned to such term in Section 4.02.
          “Cure Amount” has the meaning assigned to such term in Section 7.04.
          “Cure Right” has the meaning assigned to such term in Section 7.04.
          “DBTCA” has the meaning assigned to such term in the preamble.
          “Default” means any Event of Default and any event or condition which, if it continues uncured, upon notice, lapse of a grace period or both would constitute an Event of Default.
          “Defaulting Lender” means any Revolving Lender that defaults in its obligation to fund any Revolving Loan pursuant to Section 2.02 so long as such default remains uncured.
          “Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any material portion of the physical Property of Holdco, Borrower or any of its Subsidiaries.
          “Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is six months following the Final Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to Holdco’s common Equity Interests issued to employees, officers and directors of Holdco and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to the date that is six months following the Final Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date shall not constitute Disqualified Capital Stock.
          “Dividend Payments” means dividends (whether in cash, property, obligations or otherwise) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests of Holdco, Borrower or any Subsidiary, but excluding dividends paid through the issuance of additional shares of Equity Interests (other than Disqualified Capital Stock) and any redemption or exchange of any Equity Interests of such Person through the issuance of Equity Interests (other than Disqualified Capital Stock) of such Person.
          “Documentation Agent” has the meaning assigned to such term in the preamble hereto.
          “Dollar Equivalent” means, as to any amount denominated in an currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such other currency based upon the spot selling rate at which the Administrative Agent offers to sell such other currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.
          “Dollars” or “$” means lawful money of the United States of America.
          “Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Credit Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Credit Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other Person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of an Event of Default under Section 7.01(a), (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person and (z) “Eligible Assignee” shall not include any Defaulting Lender.
          “Embargoed Person” has the meaning assigned to such term in Section 6.21.
          “Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any applicable Environmental Law.
          “Environmental Action” means (a) any notice, claim, demand or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury (including sickness, disease or death), property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment and (b) any investigation, monitoring, removal, remedial or response activities undertaken by or on behalf of Holdco or any of their Subsidiaries, whether or not such activities are carried out voluntarily.
          “Environmental Law” means any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding requirements, and the common law, relating to pollution or protection of the Environment, exposure to or the Release or threatened Release of Hazardous Material, natural resource damages, or occupational safety or health.
          “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of Holdco, Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Material or (d) the Release or threatened Release of any Hazardous Material.
          “Environmental Permit” means any permit, approval, authorization, certificate, license, variance or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Financing” has the meaning assigned to such term in the recitals hereto.
          “Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (including, without limitation, Preferred Stock) in a Person and (ii) warrants, options to purchase and securities or interests convertible into any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party or Subsidiary, is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any

Pension Plan, the failure to satisfy the Minimum Funding Standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (f) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (j) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.
          “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Excess Cash” means, as of any date of determination, the aggregate amount of non-restricted cash and Cash Equivalents in excess of $2,000,000 that would appear on the consolidated balance sheet of Borrower and its Subsidiaries in conformity with GAAP not to exceed $35,000,000 at any time.
          “Excess Cash Flow” means, for any Fiscal Year, the excess, if any, of:
          (a) the sum, without duplication, of
     (i) Consolidated Net Income adjusted to exclude any amount of gain included in both (x) Consolidated Net Income and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c)(ii) or (iii), plus
     (ii) an amount equal to the amount of all non-cash charges (including depreciation, amortization of intangibles, deferred taxes (which may be positive or negative for this purpose) and other non-cash expenses) to the extent deducted in arriving at such Consolidated Net Income, plus
     (iii) amounts actually received as reimbursements during such Fiscal Year in respect of expenses deducted from the calculation of Excess Cash Flow for a previous Fiscal Year pursuant to clause (b) of this definition, plus
     (iv) the amount by which Consolidated Working Capital in such Fiscal Year decreased, less
          (b) the sum, without duplication, of
     (i) the aggregate amount actually paid in cash by Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures (other than Capital Expenditures to the extent funded with the proceeds of the incurrence of Indebtedness (other than Revolving Loans or loans under any other revolving credit facility) or the issuance of Equity Interests),
     (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such Fiscal Year (other than (A) pursuant to Section 2.05(a) or Section 2.05(c)(i), (ii) or (iii), (B) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (C) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness (other than Revolving Loans or loans under any other revolving credit facility) or the issuance of Equity Interests),
     (iii) the aggregate amount of Investments (other than Investments among Loan Parties) made in cash during such Fiscal Year pursuant to Section 6.06,
     (iv) to the extent not deducted in arriving at Consolidated Net Income, (A) Permitted Tax Distributions that are paid during such Fiscal Year and (B) any other amount for taxes or tax distributions actually paid or to be paid in cash by Borrowers or their Subsidiaries during such Fiscal Year, provided that any such amount shall not be included in this clause (iv) in respect of more than one Fiscal Year,
     (v) the amount by which Consolidated Working Capital in such Fiscal Year increased,
     (vi) any non-cash gains included in determining Consolidated Net Income for such period,
     (vii) cash expenditures made in respect of Hedging Agreements during such Fiscal Year, to the extent not reflected in the computation of Consolidated Net Income and to the extent made from internally generated funds,

     (viii) working capital adjustments and earn-out payments under the Transaction Documents and Permitted Acquisitions (including in respect of entities acquired prior to the Closing Date), in each case to the extent made from internally generated funds, and
     (ix) amounts paid in cash during such Fiscal Year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in the Prior Fiscal Year.
          “Executive Order” has the meaning assigned to such term in Section 3.22.
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than cash, Cash Equivalents and marketable securities) of any Person at any date that is the object of a transaction or series of transactions, the value of the consideration obtainable in a sale of such asset at such date or on the date of such transaction or series of transactions assuming a sale by a willing seller to a willing purchaser, neither of which is under compulsion to complete the transaction and both of which are dealing at arm’s length, having regard to the nature and characteristics of such asset, as reasonably determined by a Financial Officer of such Person or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, (b) with respect to any marketable security (including Cash Equivalents that constitute marketable securities) at any date, the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and reasonably selected by the Administrative Agent and (c) with respect to cash or Cash Equivalents not constituting marketable securities, the stated value thereof.
          “Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letters” means the Original Fee Letter and the Incremental Term B Fee Letter.
          “Fee Property” has the meaning assigned to such term in Section 3.10(b).
          “Fees” means the Commitment Fees, the LC Fees and the Agent Fees.

          “Final Maturity Date” means the later of the Revolving Credit Maturity Date, the Term Loan Maturity Date and the Incremental Term B Maturity Date.
          “Financial Covenants” means those covenants and agreements set forth in Sections 6.07 and 6.09.
          “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.
          “Financing Lease” means, with respect to any Person, (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of such Person and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.
          “First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to (i) in the case of Mortgaged Property, Permitted Encumbrances and (ii) otherwise, Permitted Liens, except in each case (i) and (ii) for Liens permitted by Section 6.02(t)).
          “Fiscal Quarter” means a three-month period ending three, six or nine months after the end of each Fiscal Year, or at the end of a Fiscal Year.
          “Fiscal Year” means any period of twelve consecutive calendar months constituting a fiscal year of Borrower. References to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2005 Fiscal Year”) refer to the Fiscal Year ending in such calendar year.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any Subsidiary primarily for the benefit of employees of any Loan Party or any Subsidiary employed outside the United States.
          “Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower which is organized under the laws of a Non-U.S. Jurisdiction.
          “Fund” shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “Funded Debt” means, with respect to any Person, all Indebtedness of the types described in (i) clauses (a), (b), (c), (e) and (f) (with respect to drawn letters of credit only) of the definition of “Indebtedness” and (ii) solely to the extent relating primary obligations of the type described in the foregoing clause (i), Indebtedness of the type described in clauses (g) and (h) of the definition of “Indebtedness”, in each case of such Person that matures more than one year from the date of its creation or incurrence, or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of Borrower, Indebtedness in respect of the Loans and the Second Lien Loans.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.
          “Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
          “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit E, made by Holdco and each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time in accordance with the terms of this Agreement).
          “Guarantors” means collectively Holdco and each Subsidiary Guarantor, and “Guarantor” means any one of them.
          “H&F Sponsor” means Hellman & Friedman LLC, a Delaware limited liability company.
          “Hazardous Material” means any material, substance, waste, constituent, compound, pollutant or contaminant (including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste), asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCB”) or PCB-containing equipment) subject to regulation or which could give rise to liability under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, the federal Resource Conservation Recovery Act, as amended, the federal Clean Water Act, as amended, the federal Clean Air Act, as amended, the federal Toxic Substances Control Act, as amended, the federal Insecticide Fungicide and Rodenticide Act, as amended, the National Oil and Hazardous Substances Pollution Contingency Plan, as amended, the federal Occupation Safety and Health Act, as amended, and any state or local equivalent thereof.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices (including, without limitation, any Interest Rate Agreement).
          “Holdco” has the meaning assigned to such term in the preamble hereto.
          “Impermissible Qualification” means, with respect to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrower to be in default of any of its obligations under any of the Financial Covenants.
          “Increased Cost Lender” has the meaning assigned thereto in Section 2.20.
          “Incremental Term B Effective Date” means the date on which all the conditions set forth or referred to in Section 3 of the Incremental Term B Amendment shall have been satisfied.
          “Incremental Term B Amendment” means Amendment No. 3, dated as of October 1, 2010, among Borrower, the Additional Borrower, Holdco and the Incremental Term B Lenders party thereto and the Administrative Agent.
          “Incremental Term B Borrowing” means a Borrowing comprised of Incremental Term B Loans.
          “Incremental Term B Borrowing Request” means a Borrowing Request in connection with an Incremental Term B Borrowing.
          “Incremental Term B Commitment” means, with respect to each Incremental Term B Lender, the commitment of such Incremental Term B Lender to make Incremental Term B Loans hereunder on the Incremental Term B Effective Date. The principal amount of each Incremental Lender’s Incremental Term B Commitment is set forth on Annex II to the Incremental Term B Amendment, or in the Assignment and Assumption pursuant to which such Incremental Term B Lender shall have assumed its Incremental Term B Commitment, as applicable. The aggregate principal amount of the Incremental Term B Commitments of all Incremental Term B Lenders as of the Incremental Term B Effective Date is $100,000,000.

          “Incremental Term B Commitment Letter” means the Commitment Letter dated September 3, 2010 among CGMI and the Borrower.
          “Incremental Term B Fee Letter” means the Fee Letter dated September 3, 2010, among CGMI and the Borrower.
          “Incremental Term B Installment Payment Date” has the meaning assigned to such term in Section 2.05(d)(ii).
          “Incremental Term B Lender” means a Lender with an Incremental Term B Commitment or an outstanding Incremental Term B Loan, in its capacity as such.
          “Incremental Term B Loan” means the Loans made pursuant to clause (iii) of Section 2.01(a).
          “Incremental Term B Maturity Date” means November 16, 2013, the seventh anniversary of the Closing Date.
          “Incremental Term B Note” means a promissory note of Borrowers payable to any Incremental Term B Lender or its registered assigns, in substantially the form of Exhibit K-3, evidencing aggregate Indebtedness of Borrowers to such Incremental Term B Lender resulting from the Incremental Term B Loans made by such Incremental Term B Lender.
          “Indebtedness” of any Person means, at any date, without duplication:
     (a) all indebtedness of such Person for borrowed money;
     (b) all obligations and accrued expenses of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and not more than 180 days (270 days if a bona fide dispute exists in respect of such trade payables) overdue and accrued fees and expenses incurred pursuant to the LLC Agreement and the other Merger Agreements);
     (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person upon which interest charges are customarily paid (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (e) all obligations under Financing Leases of such Person and the obligations of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee, in each case to the extent constituting or representing principal or otherwise required to be capitalized on the balance sheet of such Person in accordance with GAAP;

     (f) the face amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements;
     (g) Attributable Indebtedness;
     (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;
     (i) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and for purposes of this Agreement, if such Person is not liable for the payment of such obligation, the amount of such Indebtedness shall be deemed the Fair Market Value of such Property); and
     (j) for the purposes of Section 6.01 and Section 7.01(e) only, all obligations of such Person in respect of Hedging Agreements.
          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.
          Notwithstanding the foregoing, Indebtedness shall not mean any operating lease rental expense to the extent that such rental expense is required to be recognized as a deferred liability on any Person’s balance sheet in accordance with Statement of Financial Accounting Standard No. 13.
          “Indemnified Taxes” has the meaning assigned to such term in Section 2.16.
          “Indemnitee” has the meaning assigned to such term in Section 9.05.
          “Installment Payment Date” shall mean an Original Term Loan Installment Payment Date or an Incremental Term B Installment Payment Date.
          “Intellectual Property” has the meaning assigned to such term in Section 3.19(a).
          “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit G.
          “Intercreditor Agreement” means that certain Intercreditor Agreement, substantially in the form of Exhibit P, dated as of November 16, 2006, between the Collateral Agent and the Second Lien Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          “Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.
          “Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or if available to all applicable Lenders, nine or 12 months) thereafter, as Borrower may elect; provided that prior to the earlier of the (i) 31st day after the Closing Date and (ii) completion of the initial syndication of the Commitments and Loans (as determined by the Lead Arrangers), Borrower shall only be permitted to request Interest Periods of seven days or such longer period as agreed by the Administrative Agent, or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 15, June 15, September 15 or December 15, (ii) the Revolving Credit Maturity Date, in the case of Revolving Loans, the Term Loan Maturity Date, in the case of Term Loans and the Incremental Term B Maturity Date, in the case of Incremental Term B Loans, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted to a Eurodollar Loan in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.
          “Investment” means, with respect to any Person, (a) any acquisition (including the Merger) (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person, (c) any capital contribution to (by means of any transfer of cash or other property to others or any non-ordinary course payment for property or services for the account or use of others) any other Person, and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness of any other Person. Notwithstanding the foregoing, the term “Investment” shall not include any loan, advance, other extension of credit or capital contribution made directly or indirectly by any Borrower or any Subsidiary to any of their Foreign Subsidiaries if the funds so provided, extended, advanced or contributed are solely used for the purpose of paying bona fide cash operating expenses of such Foreign Subsidiary and such cash operating expenses were incurred or to be incurred within the next three months of date on which such funds are provided; provided that the amount of such cash operating expenses shall be set forth in an Officer’s Certificate from a Financial Officer of Borrower furnished to the Administrative Agent within 45 days after the end of each Fiscal Quarter of each Fiscal Year of Borrower commencing with the Fiscal Quarter ending March 31, 2007.
          For purposes of Article VI, the outstanding amount of any Investment made by any Person at any time shall be calculated as the excess of the initial amount of such Investment made by such Person (including the Fair Market Value of all property transferred by such Person as part of such Investment) over the sum of, without duplication, of (i) all returns of principal or capital thereof received on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Indebtedness received by such Person) and (ii) all liabilities of such Person expressly transferred, prior to such time, in connection with the sale or disposition of such Investment, but only to the extent such Person is fully released from such liabilities by such transfer.
          “Issuing Bank” means, as the context may require, (a) Citibank, N.A., in its capacity as the issuer of Letters of Credit issued by it hereunder, and its successors in such capacity as provided in Section 2.06(i), (b) any other Revolving Lender approved by the Administrative Agent and Borrower in its capacity as issuer of Letters of Credit issued by it hereunder and its successors in such capacity as provided in Section 2.06(i) or (c) collectively, all of the foregoing. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.
          “LC Fees” has the meaning assigned to such term in Section 2.10(b).
          “Lead Arrangers” has the meaning assigned to such term in the preamble hereto, except with respect to the Incremental Term B Loans, where CGMI will act in its capacity as sole and exclusive Lead Arranger.
          “Leased Property” has the meaning assigned to such term in Section 3.10(b).

          “Leases” means any and all leases, subleases, tenancies, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, granting to any Person the right to use or occupy all or any portion of any Real Property.
          “Lenders” shall mean (a) the financial institutions party hereto on the Closing Date and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance, in each case, with a Commitment or an outstanding Loan. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Thomson Reuters BBA LIBOR Rates (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided that with respect to Incremental Term B Loans, the LIBO Rate will not be deemed to be less than 1.5% per annum. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.
          “Lien” means, with respect to any asset, (a) (i) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, collateral assignment, hypothecation or security interest in or on such asset or (ii) any authorized filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar authorized notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing (other than in connection with the refinancing of all of the Obligations).
          “Liquidation” has the meaning assigned to such term in the recitals hereto.
          “LLC Agreement” has the meaning assigned to such term in Section 6.12(f).

          “Loan Documents” means (i) this Agreement, (ii) the Security Documents, (iii) the Letters of Credit, (iv) the Guarantee Agreement, (v) each Note, (vi) the Intercreditor Agreement and (vii) solely for purposes of Section 7.01(a), the Fee Letters.
          “Loan Parties” means Borrowers, Holdco and the Subsidiary Guarantors.
          “Loan Party Information” has the meaning assigned thereto in Section 9.16.
          “Loans” means the Revolving Loans, the Swingline Loans, the Incremental Term B Loans and the Original Term Loans.
          “Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or results of operation of Holdco, Borrower and the Subsidiaries, taken as a whole, (b) the rights of the Lenders under any Loan Document or (c) the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) on the Collateral pursuant to the Security Documents.
          “Maximum Rate” has the meaning assigned to such term in Section 9.09.
          “Merger” has the meaning assigned to such term in the recitals hereto.
          “Merger Agreement” has the meaning assigned to such term in the recitals hereto.
          “Merger Documents” means the Merger Agreement, each document attached as an exhibit to the Merger Agreement and each document attached as an exhibit to each document attached as an exhibit to the Merger Agreement.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, including any amendment thereto. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent, in each case with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
          “Mortgaged Property” means each parcel of or interest in owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10(a).
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.
          “Net Proceeds” means the aggregate proceeds received by Holdco, Borrower or any Subsidiary in cash or Cash Equivalents in respect of:
(a)	any issuance or borrowing of any debt securities (including debt securities convertible into, or exchangeable or exercisable for, Equity Interests) or loans by Holdco, Borrower or any Subsidiary;
     (b) any Asset Sale; provided that (i) the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent that such proceeds are not reinvested (or committed to be reinvested) in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof, so long as either (A) no Event of Default has occurred and is continuing at any time from the date of such Asset Sale to the date of such reinvestment or (B) if no Event of Default had occurred and was continuing at the time of such Asset Sale and subsequently an Event of Default has occurred and is continuing, and Holdco, Borrower or such Subsidiary, as applicable, entered into a bona fide binding agreement to make such reinvestment prior to the occurrence of such Event of Default (or the preceding Default related thereto), and (ii) if the property so sold constituted Collateral under the Security Documents, then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Collateral Agent for the benefit of the Secured Parties in accordance with Section 5.10;
     (c) any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent that such proceeds are not reinvested (or committed to be reinvested) in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any property purchased with the proceeds thereof or awards shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Secured Parties in accordance with Section 5.10; and
     (d) any cash payments received in respect of promissory notes delivered to Holdco, Borrower or any Subsidiary in respect of an Asset Sale;
in each case, net of (without duplication) (u) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Holdco, Borrower or any of its Subsidiaries (that are collateral for any such debt securities or loans) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (v) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders’ fees or credit enhancement fees) incurred in effecting the applicable event or events described in clauses (a) through (d) above, (w) any Taxes (including any withholding or distributions in respect of taxes) reasonably attributable to the applicable event or events described in clauses (a) through (d) above and reasonably estimated by Borrower to be actually payable, (x) in the case of any receipt of proceeds by a Subsidiary, any amount required to be distributed to the holders of any Equity Interest in the respective Subsidiary other than Holdco, Borrower or any other Subsidiary, (y) Borrower’s good faith estimate of payments required to be made with respect to liabilities retained by Holdco, Borrower or any Subsidiary relating to the disposed properties (provided that to the extent such proceeds are not actually used to make payments in respect of such unassumed liabilities, such proceeds shall constitute Net Proceeds) and (z) in the case of an Asset Sale, amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with such event or (ii) any other liabilities retained by Holdco or any of its Subsidiaries associated with the disposed properties (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).
          “Non-Consenting Lender” has the meaning assigned thereto in Section 9.08(e).
          “Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not, and is not required to be, a Subsidiary Guarantor.
          “Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of Holdco other than the United States (or any state) or the District of Columbia.
          “Note” means a note substantially in the form of Exhibit K-1 or K-2.
          “Notice of Intent to Cure” has the meaning assigned to such term in Section 5.01(m).
          “Obligation Currency” has the meaning assigned to such term in Section 9.19(a).
          “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to Borrower or any other Loan Party and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of Borrower or any other Loan Party and all other obligations and liabilities of Borrower and each other Loan Party to any Secured Party or the Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the extent reimbursable pursuant to the Loan Documents) or otherwise.
          “OFAC” has the meaning assigned to such term in Section 6.21.

          “Officer’s Certificate” means, with respect to any Person, a certificate of a Responsible Officer of such Person, in form and substance reasonably acceptable to the Administrative Agent.
          “Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
          “Original Commitment Letter” means the Commitment Letter dated September 26, 2006, among CNAI, CGMI, DBTCA, DBSI, BSCI, Bear Stearns, Holdco and Borrower.
          “Original Fee Letter” means the Fee Letter dated September 26, 2006, among CGMI, DBTCA, DBSI, Bear Stearns, BSCI, Holdco and Borrower
          “Original Term Borrowing” means a Borrowing comprised of Original Term Loans.
          “Original Term Borrowing Request” means a Borrowing Request in connection with an Original Term Borrowing on the Closing Date.
          “Original Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Original Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Original Term Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Original Term Commitment is set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Original Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Original Term Commitments is $755,000,000.
          “Original Term Lender” means a Lender with a Original Term Commitment or an outstanding Original Term Loan, in its capacity as such.
          “Original Term Loan Installment Payment Date” has the meaning assigned to such term in Section 2.05(d)(ii).
          “Original Term Loan Maturity Date” means November 16, 2013, the seventh anniversary of the Closing Date.
          “Original Term Loans” means the Loans made pursuant to clause (i) of Section 2.01(a).
          “Other List” has the meaning assigned thereto in Section 6.21.

          “Other Taxes” has the meaning assigned thereto in Section 2.16.
          “Parent” means Emdeon Inc. (formerly known as EBS Acquisition LLC), a Delaware corporation.
          “Participant” has the meaning assigned to such term in Section 9.04(f).
          “Patriot Act” has the meaning assigned to such term in Section 3.22.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any Loan Party, Subsidiary or ERISA Affiliate or with respect to which a Loan Party or a Subsidiary could incur liability (including under Sections 4063 or 4069 of ERISA).
          “Perfection Certificate” means a certificate substantially in the form of Exhibit L or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time in accordance with this Agreement and the Security Agreement.
          “Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:
     (i) no Default then exists or would result therefrom;
     (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period (assuming, for purposes of Section 6.09, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.09 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);
     (iii) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (iv) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (v) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or substantially related or complementary to such line of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date;
     (vi) if the purchase price exceeds $10.0 million, at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect; and
     (vii) except in the case of a Permitted Acquisition for which the purchase price does not exceed $20,000,000, Borrower shall have delivered to the Administrative Agent any information reasonably requested by the Administrative Agent.
          “Permitted Cure Securities” means Equity Interests (other than Disqualified Capital Stock) of Holdco designated as Permitted Cure Securities in an Officer’s Certificate delivered by Borrower to the Administrative Agent that are (i) issued to the Permitted Holders or their Controlled Investment Affiliates or (ii) issued to the then-current holders of Equity Interests in Holdco pursuant to an offer to purchase such Equity Interests made to all such holders on a pro rata basis, in each case in connection with Cure Rights being exercised by Borrower under Section 7.04 (the net proceeds of which are contributed in cash to the common equity of Borrower).
          “Permitted Encumbrances” means, with respect to any Mortgaged Property, the Liens described in Sections 6.02 (a), (b), (e), (f), (h), (j), (k), (s), (t) and (u).
          “Permitted Holders” means any of (i) the Sponsor, (ii) Controlled Investment Affiliates of Sponsor, (iii) H&F Sponsor, (iv) Controlled Investment Affiliates of H&F Sponsor and (v) any members of management, officers, employees or former employees that are equity holders, directly or indirectly, of Holdco, and any entity through which they may hold their equity interest.
          “Permitted Liens” means Liens permitted to exist under Section 6.02.
          “Permitted Tax Distributions” means all “Tax Distributions” (as such term is defined in Section 5.2 of the LLC Agreement) contemplated or required under the LLC Agreement as in effect on the date hereof.
          “Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.
          “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.
          “Platform” has the meaning assigned to such term in Section 9.17(b).

          “Pledged Securities” has the meaning provided in the Security Agreement.
          “Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether outstanding on the Closing Date or thereafter.
          “Prepayment Date” has the meaning assigned to such term in Section 2.05(f).
          “Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each of the following (without duplication), as applicable:
     (a) the Transactions;
     (b) each Asset Sale, Permitted Acquisition, Destruction, Taking and each other transaction permitted hereunder consummated after the first day of such period, in each case together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness); or
     (c) each incurrence, assumption and repayment of Indebtedness consummated after the first day of such period;
as if such transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statements delivered to the Lenders in accordance with Section 4.01(g) or Section 5.01(a) or (b) or other document provided to the Administrative Agent in connection herewith, in each case as would be in accordance with (i) the definitions and test set forth in this Agreement (including the definition of Consolidated EBITDA), (ii) Regulation S-X under the Securities Act or (iii) as are otherwise reasonably acceptable to the Administrative Agent.
          “Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.01(g).
          “Process Agent” has the meaning assigned to such term in Section 9.15(d).
          “Projected Financial Statements” means the pro forma consolidated income statement projections for Borrower and its Subsidiaries, pro forma consolidated balance sheet projections for Borrower and its Subsidiaries and pro forma consolidated cash flow projections for Borrower and its Subsidiaries, all for the Fiscal Years ending 2006 through 2013, inclusive, and which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions.
          “Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed, whether tangible or intangible and including any ownership interest of any Person, whether now in existence or owned or hereafter entered into or acquired, including, without limitation, Real Property.

          “Purchase Money Indebtedness” means Indebtedness (excluding Financing Leases) incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Borrower and its Subsidiaries or the cost of installation, construction or improvement thereof; provided that (i) the amount of such Indebtedness shall not exceed such purchase price or cost and (ii) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by Borrower or any Subsidiary or such installation, construction or improvement.
          “Qualified Counterparty” means, with respect to any Hedging Agreement, any counterparty thereto that, at the time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender and that executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent and Borrower pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.05, 9.07 and 9.15 as if it were a Lender.
          “Qualified Public Offering” means any public offering of the common (or other voting) Equity Interests of Holdco, Parent or any of their direct or indirect parents pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act, raising gross proceeds (whether to Holdco, Parent or any of their direct or indirect parents, to selling shareholders or otherwise) of not less than $100,000,000.
          “Real Property” means all right, title and interest of any Loan Party or any of its Subsidiaries in and to any and all parcels of or interests in real property owned or held pursuant to a Lease (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures.
          “Reduction Amount” has the meaning assigned to such in Section 2.05(e)(ii).
          “Reference Banks” means:
     (a) in connection with the initial syndication of the Loans and Commitments, in respect of LIBO Rate, the principal London office of Citibank, N.A.; and
     (b) in respect of LIBO Rate in all other cases, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Borrower.
          “Refinance” means to refinance, repay, prepay, replace, renew or refund.
          “Refinancing Indebtedness” means Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided that:
     (i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable costs and expenses (including original issue discount and underwriting discounts) incurred in connection with the incurrence of the Refinancing Indebtedness;
     (ii) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness and that is not guaranteed by any Person other than to the extent the Refinanced Indebtedness was guaranteed by such Person;
     (iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;
     (iv) the Refinancing Indebtedness shall have a maturity that is not earlier than the maturity of the Refinanced Indebtedness;
     (v) the Refinancing Indebtedness shall have a longer or equal Weighted Average Life than the Refinanced Indebtedness; and
     (vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.
          “Register” has the meaning assigned to such term in Section 9.04(d).
          “Regulation S-X” means Regulation S-X promulgated under the Securities Act.
          “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of Hazardous Material in, into, onto or through the Environment.
          “Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
          “Repricing Transaction” means the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to this Agreement (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loans or Revolving Loans, as applicable, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans or Revolving Loans, as applicable.
          “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Requisite Class Lenders” means, at any time of determination, (i) with respect to the Class of Lenders having Term Loans, Lenders holding more than 50% of the aggregate Term Loans of all Lenders, and (ii) with respect to the Class of Lenders having Revolving Credit Commitments, Lenders holding more than 50% of the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure.
          “Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure and (b) the aggregate outstanding amount of all Term Loans.
          “Requisite Revolving Lenders” means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure.
          “Response Action” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations or monitoring in connection with, or as a precondition to, clause (i) or (ii) above.
          “Responsible Officer” of any Person shall mean any executive officer (including any Vice President, Secretary, Chief Operating Officer or Chief Executive Officer) or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

          “Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.
          “Revolving Credit Borrowing Request” means a Borrowing Request in connection with a Revolving Credit Borrowing.
          “Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Annex I (in the case of Revolving Credit Commitments in effect on the Closing Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Credit Commitments as of the Closing Date is $50,000,000.
          “Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.
          “Revolving Credit Exposure” means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.
          “Revolving Credit Maturity Date” means November 16, 2012, the sixth anniversary of the Closing Date.
          “Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in its capacity as such.
          “Revolving Loans” means the revolving loans made pursuant to clause (ii) of Section 2.01(a).
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “SDN List” has the meaning assigned thereto in Section 6.21.
          “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher Fair Market Value than the property being sold or transferred and that is used for substantially the same purpose).
          “SEC” means the Securities and Exchange Commission.
          “Second Lien Collateral Agent” means the “Collateral Agent” as defined in the Second Lien Credit Agreement.
          “Second Lien Credit Agreement” means (i) the Second Lien Credit Agreement dated as of the date hereof among Borrower, Holdco, Citibank, as administrative agent and collateral agent, CGMI and DBSI, as joint lead arrangers, CGMI, DBSI and BSCI, as joint bookrunners, DBTCA, as syndication agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement or (ii) one or more loan agreements among one or more of Borrower and Holdco and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (i) above has been Refinanced in whole or in part in accordance with this Agreement (including, without limitation, Section 6.01(a)) and the Intercreditor Agreement.
          “Second Lien Loan Documents” means the Second Lien Credit Agreement, each mortgage and other security documents thereunder and the notes issued thereunder.
          “Second Lien Loans” shall mean the loans made from time to time pursuant to the Second Lien Credit Agreement.
          “Second Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.
          “Second Lien Secured Parties” means the Agents (as defined in the Second Lien Credit Agreement) and each Lender that holds Second Lien Loans or has Commitments (as defined in the Second Lien Credit Agreement).
          “Section 2.16 Certificate” has the meaning assigned to such term in Section 2.16.
          “Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with a Qualified Counterparty and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
          “Secured Parties” means the Agents, each Lender that holds Loans or has Commitments (in its capacity as such), each Qualified Counterparty and each holder of obligations described in clause (c) of the definition of Secured Obligations.

          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” means the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit M, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time in accordance with the terms of this Agreement).
          “Security Documents” means the Security Agreement, the Mortgages, any Control Agreements (as defined in the Security Agreement), each other security agreement or other instrument or document executed and delivered pursuant to this Agreement (including pursuant to Section 5.10, 5.11 or 5.15) to secure any of the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage or any other document or instrument utilized to pledge or grant, or purport to pledge or grant, a security interest or lien on any property as collateral for the Secured Obligations.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X (replacing references to 10% therein with 5%), or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
          “Sponsor” means General Atlantic Partners 83B, LP and its Controlled Investment Affiliates.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” shall mean Indebtedness of Borrower or any other Loan Party that is by its terms expressly subordinated in right of payment to the Obligations of Borrower or such Loan Party, as applicable, provided that (a) such Indebtedness shall be subject to subordination provisions that are reasonably satisfactory to and approved by the Administrative Agent and (b) such Indebtedness (other than intercompany Indebtedness) shall not have any principal payments or mature while any Loans are outstanding.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, and (iii) any partner ship (a) the sole general partner or the managing general partner of which is the parent and/or one or more Subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more Subsidiaries of the parent. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” refers to a Subsidiary of Borrower, but shall in no event refer to any Unrestricted Subsidiary designated as such pursuant to Section 5.16.
          “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 5.15.
          “Survey” means a survey of any Mortgaged Property (and all improvements thereon) that is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or re-dated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or re-dated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment having the effect of a policy) relating to such Mortgaged Property and issue a survey and other required endorsements, or (b) otherwise acceptable to the Collateral Agent.
          “Swingline Commitment” means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.
          “Swingline Lender” means Citibank, in its capacity as lender of Swingline Loans.
          “Swingline Loan” has the meaning assigned to such term in Section 2.04(a).
          “Swingline Sublimit” has the meaning assigned to such term in Section 2.04(a).
          “Syndication Agent” has the meaning assigned to such term in the preamble hereto.

          “Taking” means any taking of any Property of Holdco, Borrower or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Holdco, Borrower or any Subsidiary or any portion thereof, by any Governmental Authority.
          “Tax Benefit” has the meaning assigned to such term in Section 2.16.
          “Taxes” has the meaning assigned to such term in Section 2.16.
          “Term Borrowing” means a Borrowing comprised of Original Term Loans or Incremental Term B Loans.
          “Term Borrowing Request” means an Original Term Loan Borrowing Request or a Incremental Term B Borrowing Request.
          “Term Commitment” means an Original Term Commitment or an Incremental Term B Commitment.
          “Term Lender” means (i) a Lender with an Original Term Commitment or an outstanding Original Term Loan, in its capacity as such, or (ii) a Lender with an Incremental Term B Commitment or an outstanding Incremental Term B Loan, in its capacity as such.
          “Term Loans” means the Loans made pursuant to clause (i) of Section 2.01(a) and clause (iii) of Section 2.01(a).
          “Terminated Lender” has the meaning assigned thereto in Section 2.20.
          “Test Period” means, at any time, the four consecutive complete Fiscal Quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.
          “Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
          “Title Policy” means, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures.
          “Total Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Indebtedness less Excess Cash outstanding at such date to (b) Consolidated EBITDA for the most recently completed Test Period, calculated (other than for purposes of determining the Applicable Rate and the Commitment Fee Percentage) on a Pro Forma Basis.
          “Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

          “Transaction Documents” shall mean the Merger Documents, the Second Lien Loan Documents and the Loan Documents.
          “Transactions” means the Merger, the entry into the Second Lien Loan Documents and the borrowings under the Second Lien Credit Agreement, the Equity Financing, the execution and delivery of the Loan Documents and the Borrowings made hereunder on the Closing Date, the other transactions contemplated by the Transaction Documents, and the payment of all fees and expenses to be paid in connection with the foregoing.
          “Transferee” has the meaning assigned to such term in Section 2.16.
          “Transition Services Agreement” means the Transition Services Agreement between Emdeon and Emdeon Business Services, LLC dated as of the Closing Date, as the same may be amended from time to time.
          “Trigger Date” means the date on which a Compliance Certificate for the Fiscal Quarter ending March 31, 2007, shall have been received by the Administrative Agent pursuant to Section 5.01(c).
          “Trust Indenture Act” has the meaning assigned thereto in Section 8.01.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Unaudited Financial Statements” has the meaning assigned to such term in Section 4.01(g).
          “Unrefunded Swingline Loans” has the meaning assigned thereto in Section 2.04(c).
          “Unrestricted Subsidiary” means any Subsidiary of Borrower designated as an Unrestricted Subsidiary in accordance with Section 5.16.
          “Weighted Average Life” means, when applied to any Indebtedness at any date, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
          “Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

          “Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, as sociation, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).
          SECTION 1.03. Terms Generally.
          (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, other than in the use of “Borrower” and “Borrowers”. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur, Borrower and the Administrative Agent agree to enter into negotiations in order to amend, if reasonably deemed necessary by Borrower, the Administrative Agent or the Requisite Lenders, the relevant provisions of this Agreement to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the financial condition and results of operations of Borrower shall be the same immediately prior to and immediately following the effectiveness of such Accounting Change, it being understood that prior to such amendment, such Accounting Change shall not cause an Event of Default. An “Accounting Change” is any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Boards of the American Institute of Certified Public Accountants or, if applicable, the SEC (or, in each case, successors thereto or agencies with similar functions and applicability) that would affect the method of calculation of any Financial Covenant, standard or other term or provision in this Agreement.
          (b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension (except as otherwise provided herein).

          SECTION 1.04. Resolution of Drafting Ambiguities. Each of Holdco and Borrower acknowledge and agree, on behalf of themselves and each other Loan Party, that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
          SECTION 1.05. Certifications. All certifications and other statements made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s or employee’s individual capacity.
          SECTION 1.06. Joint and Several Liability of Borrowers. All Term Loans made hereunder are made to or for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the agreement of the other Borrower to accept joint and several liability for the Obligations and Secured Obligations with respect thereto. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations and Secured Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations and warranties made or undertaken by each Borrower under the Loan Documents and other documents governing the Obligations and Secured Obligations and Borrowers agree that such liability is independent of the duties, obligations and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each Borrower jointly and severally, absolutely and unconditionally guarantees to the Administrative Agents, the Collateral Agent, the Lenders and the other Secured Parties the full payment and performance when due of all the Obligations and Secured Obligations. Notwithstanding the foregoing, the Additional Borrower shall not have liability as a “Borrower” pursuant to this Section 1.06 with respect to any Revolving Loans; provided that nothing in this sentence shall limit any obligation or liability of any party under the Guarantee Agreement.
ARTICLE II
THE CREDITS
          SECTION 2.01. Credit Commitments.
          (a) Subject to the terms and conditions hereof, (i) each Original Term Lender severally agrees to make an Original Term Loan in Dollars to Borrower and the Additional Borrower on the Closing Date in a principal amount not exceeding its Original Term Commitment as requested by Borrower or the Additional Borrower, as applicable, (ii) each Revolving Lender severally agrees to make Revolving Loans in Dollars to Borrower from time to time during the Revolving Credit Commitment Period and (iii) each Incremental Term B Lender severally agrees to make an Incremental Term B Loan in Dollars to Borrower and the Additional Borrower on the Incremental Term B Effective Date in a principal amount not exceeding its Incremental Term B Commitment as requested by Borrower and the Additional Borrower. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments by borrowing, prepaying the

Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, (x) Borrower may not borrow Revolving Loans on the Closing Date and (y) in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect or (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment.
          (b) The Revolving Loans and Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.
          (c) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          SECTION 2.02. Procedure for Borrowing.
          (a) Borrower may borrow under the Revolving Credit Commitments (subject to the limitations in Section 2.01(a)) and Borrower and the Additional Borrower may borrow under the Term Commitments by giving the Administrative Agent notice substantially in the form of Exhibit C (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given by 11:00 a.m., New York City time, on the date of the proposed Borrowing. The Borrowing Request for each Borrowing shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing, a Original Term Borrowing or a Incremental Term B Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be the Closing Date, in the case of an Original Term Borrowing), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (b) Each Borrowing shall be in a minimum aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or (in the case of Revolving Credit Borrowings), if less, the aggregate amount of the then Available Revolving Credit Commitments.

          (c) Upon receipt of the Term Borrowing Request, the Administrative Agent shall promptly notify each Term Lender of the aggregate amount of the Term Borrowing and of the amount of such Term Lender’s pro rata portion thereof, which shall be based on their respective Term Commitments. Each Term Lender will make the amount of its pro rata portion of the Term Borrowing available to the Administrative Agent for the account of the applicable Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Closing Date in the case of the Original Term Loans on the Incremental Term B Effective Date, in the case of the Incremental Term B Loans in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower or the Additional Borrower, as applicable, by the Administrative Agent crediting the account of Borrower or the Additional Borrower, as applicable, on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders, as applicable, and in like funds as received by the Administrative Agent.
          (d) Upon receipt of a Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Credit Borrowing and of the amount of such Revolving Lender’s pro rata portion thereof, which shall be based on the respective Available Revolving Credit Commitments of all the Revolving Lenders. Each Revolving Lender will make the amount of its pro rata portion of each such Revolving Credit Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 12:00 p.m., New York City time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans to be made to Borrower, any Swingline Loans made to Borrower or LC Disbursements for the account of Borrower shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to Borrower as provided above; and provided further that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          SECTION 2.03. Conversion and Continuation Options for Loans.
          (a) Borrower or the Additional Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice (which may be given by telephone) of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice (which may be given by telephone) of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower or the Additional Borrower, as applicable, shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion.

Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Maturity Date (in the case of Revolving Loans), the Original Term Loan Maturity Date (in the case of Original Term Loans) or the Incremental Term B Maturity Date (in the case of Incremental Term B Loans).
          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower or the Additional Borrower, as applicable, giving prior notice (which may be given by telephone) to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and (ii) after the date that is one month prior to the Revolving Credit Maturity Date (in the case of Revolving Loans), the Term Loan Maturity Date (in the case of the Original Term Loans) or the Incremental Term B Maturity Date (in the case of Incremental Term B Loans); and provided further that if Borrower or the Additional Borrower, as applicable, shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower of such conversion).
          (c) In connection with any Eurodollar Loans, there shall be no more than 10 Interest Periods outstanding at any time.
          (d) This Section 2.03 shall not apply to Swingline Loans.
          SECTION 2.04. Swingline Loans.
          (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to Borrower from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04; provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $5,000,000 (the “Swingline Sublimit”) at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if (x) a Default or Event of Default shall have occurred and be continuing and (y) such Default or Event of Default shall not have been subsequently cured or waived. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. Borrower shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative

Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of Borrower at the office of the Administrative Agent set forth in Section 9.01 in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $250,000 or an integral multiple of $100,000 in excess thereof.
          (b) Notwithstanding the occurrence of any Default or Event of Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the fifth Business Day following the Borrowing Date thereof and if by such time on such fifth Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by Borrower pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice reasonably satisfactory to the Administrative Agent indicating Borrower’s intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from Borrower pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans; provided that for the purposes of determining each Lender’s Commitment Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such Borrowing shall be deemed to not be outstanding. The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.
          (c) If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to Section 2.04(b) to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swingline Loan (“Unrefunded Swingline Loan”) in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made pursuant to Section 2.04(b). Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

          (d) Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default or Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default or Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Default or Event of Default is continuing.
          SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Loans.
          (a) Borrowers may at any time and from time to time prepay the Loans made to it (subject to compliance with the terms of Section 2.17), in whole or in part, subject to Section 2.05(e)(iv), upon irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, one Business Day prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be (x) in the case of Term Borrowings, in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) in the case of Revolving Credit Borrowings, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or in each case, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof). Prepayments of Revolving Loans pursuant to this Section 2.05(a) may be made without any corresponding permanent reduction in the Revolving Credit Commitments.
          (b) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, Borrower shall prepay Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(j)) in an aggregate amount equal to such excess.
          (c) (i) Indebtedness. If, subsequent to the Closing Date, Holdco, Borrower or any of Subsidiary shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Equity Interests), within ten calendar days of receipt of any Net Proceeds therefrom, Borrowers shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with Section 2.05(e); provided that this Section 2.05(c)(i) shall not apply to Net Proceeds of any Indebtedness permitted to be incurred by Section 6.01.

          (ii) Asset Sales. If, subsequent to the Closing Date, Holdco, Borrower or any Subsidiary shall receive Net Proceeds from any Asset Sale, within ten calendar days of receipt of any Net Proceeds therefrom, Borrowers shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with Section 2.05(e).
          (iii) Casualty Events. If, subsequent to the Closing Date, Holdco, Borrower or any Subsidiary shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, within ten calendar days of receipt of such Net Proceeds, Borrowers shall prepay outstanding Loans in an amount equal to 100% of the Net Proceeds thereof and such prepayment shall be applied in accordance with Section 2.05(e).
          (iv) Excess Cash Flow. If, for any Fiscal Year commencing with the Fiscal Year ending on December 31, 2007, there shall be Excess Cash Flow for such Fiscal Year, not later than the latest permitted date for delivery of financial statements in respect of such Fiscal Year as provided in Section 5.01(b), Borrowers shall prepay Loans in an amount equal to (i) 50% of such Excess Cash Flow minus (ii) any voluntary prepayments of Term Loans and any permanent voluntary reductions to the Revolving Credit Commitments to the extent that an equal amount of Revolving Loans are simultaneously repaid, during such Fiscal Year. Such prepayment shall be applied in accordance with Section 2.05(e); provided that such percentage shall be reduced to 25% if, and for so long as, the Total Leverage Ratio as of the end of such Fiscal Year is less than 4.25 to 1.0 but greater than or equal to 3.5 to 1.0; provided further that such percentage shall be reduced to 0% if, and for so long as, the Total Leverage Ratio of the end of such Fiscal Year is less than 3.5 to 1.0.
          (d) (i) Borrowers shall repay the Original Term Loans in consecutive quarterly installments on the dates set forth below (each such day, a “Original Term Loan Installment Payment Date”), commencing on March 31, 2007, in an aggregate amount equal to the amount specified below for each such Original Term Loan Installment Payment Date (as adjusted pursuant to this Section 2.05 for mandatory and optional prepayments).

Original Term Loan Installment Payment Date	Installment Amount
March 31, 2007	$1,887,500.00
June 30, 2007	$1,887,500.00
September 30, 2007	$1,887,500.00
December 31, 2007	$1,887,500.00
March 31, 2008	$1,887,500.00
June 30, 2008	$1,887,500.00
September 30, 2008	$1,887,500.00
December 31, 2008	$1,887,500.00
March 31, 2009	$1,887,500.00
June 30, 2009	$1,887,500.00
September 30, 2009	$1,887,500.00
December 31, 2009	$1,887,500.00
March 31, 2010	$1,887,500.00

Original Term Loan Installment Payment Date	Installment Amount
June 30, 2010	$1,887,500.00
September 30, 2010	$1,887,500.00
December 31, 2010	$1,887,500.00
March 31, 2011	$1,887,500.00
June 30, 2011	$1,887,500.00
September 30, 2011	$1,887,500.00
December 31, 2011	$1,887,500.00
March 31, 2012	$1,887,500.00
June 30, 2012	$1,887,500.00
September 30, 2012	$1,887,500.00
December 31, 2012	$1,887,500.00
March 31, 2013	$1,887,500.00
June 30, 2013	$1,887,500.00
September 30, 2013	$1,887,500.00
Term Loan Maturity Date	$704,037,500
          (ii) Borrowers shall repay the Incremental Term B Loans in consecutive quarterly installments on the dates set forth below (each such day, an “Incremental Term B Installment Payment Date”), commencing December 31, 2010, in an aggregate amount equal to the amount specified below for each such Incremental Term B Installment Payment Date (as adjusted to this Section 2.05 for mandatory and optional prepayments).

Incremental Term B Installment Payment Date	Installment Amount
December 31, 2010	$250,000
March 31, 2011	$250,000
June 30, 2011	$250,000
September 30, 2011	$250,000
December 31, 2011	$250,000
March 31, 2012	$250,000
June 30, 2012	$250,000
September 30, 2012	$250,000
December 31, 2012	$250,000
March 31, 2013	$250,000
June 30, 2013	$250,000
September 30, 2013	$250,000
Incremental Term Loan B Maturity Date	$97,000,000
          (iii) To the extent not previously paid, (x) all Original Term Loans shall be due and payable on the Original Term Loan Maturity Date and (y) all Incremental Term B Loans shall be due and payable on the Incremental Term B Maturity Date.

          (e) (i) Mandatory prepayments of Loans made pursuant to Section 2.05(c) will be applied to the then outstanding Original Term Loans and Incremental Term B Loans on a pro rata basis, to reduce scheduled repayments with respect thereto required under Section 2.05(d) first, in direct order for the next eight unpaid Original Term Loan Installment Payment Dates and Incremental Term B Installment Payment Dates and thereafter, on a pro rata basis among the repayments with respect thereto remaining to be made on each Original Term Loan Installment Payment Date and Incremental Term B Installment Payment Date.
          (ii) After all the then outstanding amounts under the Term Loans have been paid in full, mandatory prepayments of Loans required by Section 2.05(c)(i), (iii) and (iv) shall be applied as follows: first, to repay the outstanding principal balance of the Second Lien Loans; second, to repay the outstanding principal balance of the Swingline Loans until all Swingline Loans shall have been paid in full; third, to repay the outstanding principal balance of the Revolving Loans until all Revolving Loans shall have been paid in full (with no reduction in the Revolving Credit Commitment); and fourth, to provide cash collateral for any LC Exposure in the manner set forth in Section 2.06(j) until all LC Exposure has been fully cash collateralized in the manner set forth therein. After all the then outstanding amounts under the Term Loans have been paid in full, mandatory prepayments of Loans required by Section 2.05(c)(ii) shall be applied as follows: first, to repay the outstanding principal balance of the Swingline Loans until all Swingline Loans shall have been paid in full; second, to repay the outstanding principal balance of the Revolving Loans until all Revolving Loans shall have been paid in full (with no reduction in the Revolving Credit Commitment); third, to provide cash collateral for any LC Exposure in the manner set forth in Section 2.06(j) until all LC Exposure has been fully cash collateralized in the manner set forth therein; and fourth, to repay the outstanding principal balance of the Second Lien Loans.
          (iii) In the event of any mandatory prepayment as a result of an event described in Section 2.05(c), the Revolving Credit Commitments then in effect may be permanently reduced (on a pro rata basis) at Borrower’s election only by the Reduction Amount in respect of such mandatory prepayment; provided that in no event shall the aggregate Revolving Credit Commitments be reduced to less than $10,000,000 pursuant to this Section 2.05(e)(iii). Following any such reduction, Borrower shall comply with Section 2.05(b).
          Notwithstanding any provision in this Agreement to the contrary, no optional or mandatory prepayment of any Loans (including Revolving Loans) shall reduce the Revolving Credit Commitment without Borrower affirmatively electing in writing first for such commitments to so be reduced.
          (iv) Optional repayments of Loans shall be applied as elected by Borrower; provided that optional repayments of Term Loans shall be allocated to reduce scheduled prepayments with respect thereto under Section 2.05(d) on a pro rata basis among the prepayments with respect thereto remaining to be paid on each Installment Payment Date. For the avoidance of doubt and notwithstanding anything to the contrary in the Loan Documents, Borrower may make optional repayments of Incremental Term B Loans prior to making any optional repayments of Original Term Loans.

          (f) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(f) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans which are of the Class required to be prepaid, and no Default or Event of Default exists or is continuing, then on such Prepayment Date, (i) the applicable Borrower may, at its option, deposit funds into the Collateral Account in an amount equal to such excess, and only the outstanding ABR Loans which are of the Class required to be prepaid shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period ending on or after such Prepayment Date in effect with respect to a Eurodollar Loan which is of the Class required to be prepaid, the Administrative Agent is irrevocably authorized and directed to apply funds from the Collateral Account (and liquidate investments held in the Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Collateral Account.
          (g) Upon any optional prepayment of the Term Loans (in whole or in part, including pursuant to a refinancing thereof) at any time on or prior to the first anniversary of the Amendment No. 1 Effectiveness Date with the proceeds of any Repricing Transaction, Borrowers shall pay a premium equal to 1.00% of the principal amount of any portion of such Term Loans optionally prepaid.
          SECTION 2.06. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent, the Issuing Bank and Borrower, at any time and from time to time on the Closing Date or during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $12,000,000, (ii) the stated amount of each Letter of Credit shall not be less than $10,000, or lesser amount as is acceptable to the Issuing Bank and (iii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. If Borrower so requests, the Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. The Issuing Bank shall not permit any such renewal if the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.06(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that Borrower shall have received written notice of such LC Disbursement; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Upon such payment by a Revolving Lender, such Revolving Lender shall, except during the continuance of a Default of the type described in Section 7.01(a) or an Event of Default (and notwithstanding whether or not the conditions precedent set forth in Section 4.02 shall have been satisfied (which conditions precedent the Revolving Lenders hereby irrevocably waive)), be deemed to have made an ABR Revolving Loan to Borrower in the principal amount of such payment. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.06(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever (to the extent permitted by applicable law) and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(e) (either directly or pursuant to a deemed Revolving Loan pursuant to Section 2.06(e)), then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.06(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the date of effectiveness of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. (i) Upon the Revolving Credit Maturity Date, (ii) if any Event of Default shall occur and be continuing and the Loans have been accelerated pursuant to Section 7.02 or Section 7.03, or (iii) if required pursuant to Section 2.05(e)(ii) or Section 7.05, then on the Business Day that Borrower receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.01(i) (other than clause (i) thereof). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement with respect to Letters of Credit and Borrower hereby grants the Collateral Agent a security interest in respect of each such deposit and the Collateral Account in which such deposits are held. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made in cash and Cash Equivalents by the Collateral Agent at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys deposited in the Collateral Account pursuant to this Section 2.06(j) shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations relating to Letters of Credit so cash collateralized of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations in accordance with the terms of this Agreement of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount together with interest income (if any) (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Defaults or Events of Default have been cured or waived.
          SECTION 2.07. Repayment of Loans; Evidence of Debt.
          (a) (i) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders in respect of Revolving Credit Borrowings, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan and each Swingline Loan made to it by each such Lender, (ii) Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the Original Term Lenders on the Original Term Loan Maturity Date (or such earlier date as, and to the extent that, such Original Term Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Original

Term Loan held by each such Original Term Lender and (iii) Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the Incremental Term B Lenders on the Incremental Term B Maturity Date (or such earlier date as, and to the extent that, such Incremental Term B Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Incremental Term B Loan held by each such Incremental Term B Lender. Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans and Swingline Loans, as applicable, made to it from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. Borrower and the Additional Borrower hereby jointly and severally further agree to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Term Loans made to them from time to time from the Closing Date or Incremental Term B Effective Date, as applicable, until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower in respect of each such Loan and each Lender’s share thereof.
          (d) The entries made in the Register and accounts maintained pursuant to Sections 2.07(b) and (c) and the Notes maintained pursuant to Section 2.07(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
          (e) The Loans of each Class made by each Lender to the applicable Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of such Borrower, in substantially the form attached hereto as Exhibit K-1 or K-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

          SECTION 2.08. Interest Rates and Payment Dates.
          (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to:
     (i) in the case of a Eurodollar Loan that is a Revolving Loan, (A) the Adjusted LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate;
     (ii) in the case of a Eurodollar Loan that is an Original Term Loan, (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate; or
     (iii) in the case of a Eurodollar Loan that is an Incremental Term B Loan (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate.
          (b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
          (c) If all or a portion of the principal amount of any Loan, any interest payable thereon or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date and on the Original Term Loan Maturity Date (in the case of Original Term Loans), the Revolving Credit Maturity Date (in the case of Revolving Loans) and the Incremental Term B Maturity Date (in the case of the Incremental Term B Loans); provided that (i) interest accrued pursuant to Section 2.08(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (subject to Section 2.05(f)) and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.
          SECTION 2.10. Fees.
          (a) Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender (other than a Defaulting Lender), for which payment will be made in arrears through the Administrative Agent on the last Business Day of each March, June, September and December beginning on the last Business Day of March 2007, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender (other than Defaulting Lenders) shall commence to accrue for a period commencing on the Closing Date (or, in the case of a Revolving Lender which becomes a Revolving Lender after the Closing Date, the date on which such Revolving Lender becomes a Revolving Lender hereunder pursuant to Section 9.04(b)) and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is the earlier of (i) the date on which the Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender (other than Defaulting Lenders) shall equal the Commitment Fee Percentage multiplied by such Revolving Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the Closing Date (or, in the case of a Revolving Lender which becomes a Revolving Lender after the Closing Date, the date on which such Revolving Lender becomes a Revolving Lender hereunder pursuant to Section 9.04(b)) and ending with such Lender’s Commitment Fee Termination Date). A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment less such Revolving Lender’s Revolving Credit Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during the Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (b) Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) minus the fronting fee during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively,

“LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable in arrears on the last Business Day of such March, June, September and December, commencing on the third Business day following the last Business Day of March 2007; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on written demand including documentation supporting such request. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 15 days after written demand therefor including documentation supporting such request. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Original Fee Letter (the “Agent Fees”).
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable, except to the extent paid in error.
          SECTION 2.11. Termination, Reduction or Adjustment of Commitments.
          (a) Unless previously terminated, (i) the Original Term Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and (iii) the Incremental Term B Commitments shall terminate on the Incremental Term B Effective Date.
          (b) Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the date of effectiveness thereof, the Aggregate Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect.
          (c) Borrower shall pay to the Administrative Agent for the account of the applicable Revolving Lenders, on each date of termination or reduction of the Revolving Credit Commitments, the Commitment Fee on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.
          (d) To the extent any reduction in the Revolving Credit Commitments reduces the then Available Revolving Credit Commitments of all Lenders to an amount equal to or less than the sum of (a) the Swingline Sublimit and (b) the maximum allowable L/C Exposure, then such reduction in Revolving Credit Commitments shall reduce on a pro rata basis the Swingline Commitment and the maximum amount of LC Exposure permitted by Section 2.06(b) by an amount such that the then Available Revolving Credit Commitments are equal to or less than the sum of (a) and (b).

          SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing, the Administrative Agent shall have determined reasonably and in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, then the Administrative Agent shall forthwith so notify Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into an ABR Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert ABR Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify Borrower that the Administrative Agent or the Requisite Lenders, as applicable, have determined that the circumstances causing such suspension no longer exist. The Administrative Agent shall provide such notice promptly upon making such a determination.
          SECTION 2.13. Pro Rata Treatment and Payments.
          (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by such Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by the applicable Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s New York office specified in Section 9.01 in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the applicable Borrower, but without prejudice to any right or claim that Borrower may have against such Lender.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent from Borrower or the Additional Borrower, as applicable, to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder from Borrower or the Additional Borrower, as applicable, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder from Borrower or the Additional Borrower, as applicable, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due from Borrower or the Additional Borrower, as applicable, to such parties.
          SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
          SECTION 2.15. Requirements of Law.
          (a) If at any time any Lender or the Issuing Bank determines that the introduction after the Closing Date of, or any change after the Closing Date in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender or the Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in, issuing or maintaining any Letter of Credit, then Borrower shall from time to time, within five Business Days of demand therefor by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank for such increased cost. A certificate setting forth in reasonable detail the basis for calculating the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender or the Issuing Bank, shall be prima facie presumed correct. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and Borrower in writing, accompanied by a certificate as described above, of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five Business Days of Borrower’s receipt of such notice, and such notice shall be prima facie presumed correct.
          (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority in each case after the Closing Date affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank and such Lender or the Issuing Bank reasonably determines that the rate of return on its capital as a consequence of its Revolving Credit Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank could have achieved but for the occurrence of any such circumstance, then, in any such case upon delivery to Borrower of a certificate by such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) (which shall be prima facie presumed correct) from time to time, Borrowers shall pay within 10 Business Days directly to such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank for such reduction in rate of return. In determining such amount, such Lender or the Issuing Bank may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.
          (c) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify Borrower; provided that, subject to the next succeeding sentence, any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the event or circumstances giving rise to a right of claim pursuant to this Section 2.15 and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the event or circumstances giving rise to such right of claim is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
          SECTION 2.16. Taxes.
          (a) All payments by the Loan Parties of principal of, and interest on, the Loans and all other amounts (including fees) payable hereunder shall be made free and clear of, and without deduction or withholding for, any and all present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, assessments, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a “Transferee”)), including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law, rule or regulation. If any Indemnified Taxes are required to be withheld by applicable law, rule or regulation from any payment by a Loan Party, such Loan Party shall withhold and remit such Taxes in accordance with such requirement. In the event that any withholding or deduction from any payment to be made by a Loan Party hereunder or under any other Loan Documents is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation then such Loan Party will:
     (i) timely pay directly to the relevant authority in accordance with applicable law the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Administrative Agent an official receipt or other documentation (or copy thereof) reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and
     (iii) pay to the Administrative Agent for the account of the Lenders or the Issuing Bank or Transferees, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank or Transferees, as the case may be, will equal the full amount such Lender or the Issuing Bank or Transferees, as the case may be, would have received had no such withholding or deduction of Indemnified Taxes (including any withholding or deduction of Indemnified Taxes applicable to additional amounts payable under this Section 2.16) been required (for the avoidance of doubt, it is understood that no payment shall be made pursuant to this Section 2.16(a)(iii) in respect of the imposition of any Tax other than Indemnified Taxes).
For purposes hereof, “Indemnified Taxes” shall mean all Taxes other than (i) Taxes imposed on or measured by the recipient’s net income (however measured, and including branch profits tax and franchise taxes imposed in lieu of net income taxes) by a jurisdiction under the laws of which such Lender or Transferee is organized or incorporated or in which its principal executive office or applicable lending office is located or in which it conducts a trade or business or has a permanent establishment (other than a trade, business or permanent establishment deemed to arise by virtue of the transactions contemplated by this Agreement) or is otherwise subject to such Taxes without regard to the transactions contemplated by this Agreement, (ii) Taxes that are attributable to any Lender’s or Transferee’s failure to comply with the requirements of Section 2.16(e) and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except (x) to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of Assignment, to receive additional amounts from Borrowers with respect to Indemnified Taxes pursuant to this section 2.16 or (y) if and to the extent that such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.20; provided that this clause (iii) shall not apply to any Tax imposed on a lender in connection with and only to the extent relating to an interest or participation in any Loan or other obligation that such Foreign Lender was required to acquire pursuant to Section 2.19.
          (b) The Loan Parties agree to timely pay any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (including interest, fines and penalties in addition to tax relating thereto) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document (“Other Taxes”).
          (c) If any Indemnified Taxes or Other Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder or under any other Loan Documents, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Indemnified Taxes or Other Taxes and shall promptly notify the applicable Loan Party and the applicable Loan Party will promptly pay such additional amounts (including any penalties or interest) as shall be necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes imposed on such additional amount) or Other Taxes shall equal the amount such Person would have received had such Indemnified Taxes or Other Taxes not been asserted (for the avoidance of doubt, it is understood that no payment shall be made pursuant to this Section 2.16(c) in respect of the imposition of any Tax other than Indemnified Taxes or Other Taxes).
          (d) If Borrowers fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, Borrowers shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Indemnified Taxes, Taxes, Other Taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses in accordance with Section 9.05) that may become payable by the Issuing Bank, any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by Borrowers.
          (e) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof (each, a “Foreign Lender”) shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver to Borrower and the Administrative Agent (i) two or more (as Borrower or the Administrative Agent may reasonably request) accurate and complete original signed and duly executed copies of United States Internal Revenue Service Forms W-8ECI or W-8BEN (or successor forms or documents), establishing that a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes or (ii) if the Lender or Transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit N (any such certificate, a “Section 2.16 Certificate”) and (y) two accurate and complete original signed and duly executed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s or Transferor’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender or Transferee that is not a Foreign Lender shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver to Borrower and the Administrative Agent two or more (as Borrower or the Administrative Agent may reasonably request) accurate and complete original signed and duly executed copies of United States Internal Revenue Service Forms W-9 (or successor forms or documents) if such Form W-9 is required to establish that a payment to such Lender or Transferee is exempt from withholding or deduction of Taxes. In addition, each Lender and Transferee shall upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender or Transferee shall, to the extent legally able to do so, promptly deliver to Borrower or the Administrative Agent two new accurate and complete original signed and duly executed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.16 Certificate or Form W-9, as the case may be and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under the Loan Documents. Each Lender and Transferee shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any form of certification adopted by the United States taxing authorities for such purpose).
          (f) Notwithstanding anything in this Section 2.16 to the contrary, Borrowers shall not be required to indemnify or to pay any additional amounts to the Issuing Bank or any Lender or Transferee with respect to any Indemnified Taxes pursuant to this Section 2.16 to the extent that (i) any obligation of Borrower or the Additional Borrower to withhold, deduct or pay amounts with respect to such Indemnified Tax existed under generally accepted interpretation and application of the law on the date the Issuing Bank or such Lender or Transferee became a party to this Agreement or otherwise becomes a Transferee, except to the extent that, at the time such Lender or Transferee becomes a party to this Agreement or otherwise becomes a Transferee, such Person’s assignor was already entitled to receive indemnification or additional amounts from a Loan Party with respect to any such Indemnified Tax under the provisions hereunder; provided that this clause (i) shall not apply to any Indemnified Tax imposed on a Lender or Transferee in connection with and only to the extent relating to an interest or participation in any Loan or other obligation that such Lender or Transferee was required to acquire pursuant to Section 2.19; (ii) such Indemnified Taxes are imposed solely because any Lender or Transferee fails to timely provide the forms or certificates required by the provisions of the immediately preceding paragraph; or (iii) in the case of a payment of a U.S. source fee (other than a fee treated as interest for U.S. federal income tax purposes) to a Lender or Transferee described in clause (ii) of Section 2.16(e), to the extent that such forms or certificates do not establish a complete exemption from U.S. withholding taxes with respect to such payment. Notwithstanding anything to the contrary, it is understood and agreed, for the avoidance of doubt, that the obligation of the Loan Parties to indemnify for Indemnified Taxes withheld or deducted from any payment (including, without limitation, fees) to be made by the Loan Parties hereunder and to pay additional amounts under this Section 2.16 shall apply with respect to any and all Indemnified Taxes pursuant to the terms of this Agreement imposed on or with respect to the Issuing Bank and each Lender and Transferee as a result of a change in law or regulation or a change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Person occurring after the time such Person becomes a party to this Agreement.
          (g) In the event that the Issuing Bank or any Lender or Transferee determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred, the Issuing Bank or such Lender or Transferee shall notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Administrative Agent, the Issuing Bank, any Lender or any Transferee to demand and receive compensation under this Section 2.16, except to the extent that such failure results in any penalties.
          (h) If Borrower or the Additional Borrower pays any additional amount under this Section 2.16 to a Lender or Transferee and such Lender or Transferee determines in its reasonable discretion that it has actually realized in connection therewith a refund or any reduction of, or credit against, its Tax liabilities (a “Tax Benefit”), such Lender or Transferee shall promptly pay to Borrower or the Additional Borrower, as applicable (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or the Additional Borrower, as applicable, under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) an amount that the Lender or Transferee shall reasonably determine is equal to the after-tax net benefit obtained, if any, by the Lender or Transferee as consequence of such Tax Benefit net of all reasonable out-of-pocket expenses of such Lender or Transferee incurred in obtaining such Tax Benefit and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided, however, that (i) any Lender or Transferee may determine, in its discretion consistent with the policies of such Lender or Transferee, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender or Transferee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender or Transferee that otherwise would not have expired) of any Tax Benefit with respect to which such Lender or Transferee has made a payment to Borrower or the Additional Borrower, as applicable, pursuant to this Section 2.16(h) shall be treated as Tax for which Borrower or the Additional Borrower, as applicable, is obligated to indemnify such Lender or Transferee pursuant to this Section 2.16; (iii) nothing in this Section 2.16(h) shall require the Lender or Transferee to disclose any confidential information to any Loan Party (including, without limitation, its tax returns); and (iv) notwithstanding anything to the contrary, in no event will any Lender or Transferee be required to pay any amount to Borrower or the Additional Borrower, as applicable, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such Tax Benefits had never been paid.
          SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice (with reasonable documentation supporting such request) of such Lender to Borrower (with a copy to the Administrative Agent), Borrower shall, within ten Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall in the absence of manifest error, be conclusive and binding on Borrowers.
          SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the objective of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the Additional Borrower, as applicable, or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.
          SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower (in each case to the extent permitted hereunder), or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrowers to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to Borrowers in the amount of such participation.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower or the Additional Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”) or (b) any Lender is a Defaulting Lender, then, with respect to each such Defaulting Lender or Increased Cost Lender (the “Terminated Lender”), Borrower or the Additional Borrower, as applicable, shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with (x) another Lender or (y) an assignee (in accordance with and subject to the restrictions contained in Section 9.04), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such other Lender or assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) the affected Terminated Lender shall have been paid in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees). Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Terminated Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          SECTION 2.21. Increase in Commitments.
          (a) So long as (x) no Default exists or would exist after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below and the use of proceeds there from and (y) after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below and the use of proceeds there from, Borrower would be in compliance with the Financial Covenants on a pro forma basis on such date and for the most cent fiscal quarter for which financial statements have been delivered in accordance with Section 5.01 after giving effect on a pro forma basis to any related adjustment events, including any acquisitions or dispositions after the beginning of the relevant calculation period but prior to or simultaneous with the borrows of such Incremental Term Loans or Incremental Revolving Loans, then upon written notice to the Administrative Agent, Borrower may from time to time (but only after the completion of the syndication the Commitments and Loans (within the meaning of the Incremental Term B Fee Letter) request additional term loans (the “Incremental Term Loans” and the related commitments, the “Incremental Term Loan Commitments”) in an aggregate principal amount not to exceed $200,000,000 minus the Incremental Term B Commitment and/or additional revolving loans (the “Incremental Revolving Loans” and the related commitments, the “Incremental Revolving Loan Commitments”) in an aggregate principal amount not to exceed $25,000,000; provided that the aggregate amount of Incremental Term Loans (including the Incremental Term B Commitment) and Incremental Revolving Loans shall not exceed $200,000,000; provided, further, that any such increase shall be in an aggregate amount of $25,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, further, that any existing Lender approached to provide all or a portion of the Incremental Term Loans and related commitments or Incremental Revolving Loans and related commitments may elect or decline, in its sole discretion, to provide such loans and commitments. To the extent the existing Lenders decline to agree to provide or do not affirmatively agree to provide within 10 Business Days of such request any portion of an Incremental Term Loan or an Incremental Revolving Loan and the related commitments, Borrower may seek such Incremental Term Loan or Incremental Revolving Loan from any bank or financial institution that would qualify as an Eligible Assignee. The Incremental Term Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Original Term Loans and (B) other than amortization, pricing and maturity date, shall have substantially the same terms as the Original Term Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Term Loans; provided that (x) the Incremental Term Loans shall not have a final maturity date earlier than the Original Term Loan Maturity Date, and (y) the Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the then-remaining Weighted Average Life to Maturity of the Original Term Loans. Any Term Lender or additional bank or financial institution electing to make available an Incremental Term Loan Commitment (an “Incremental Term Lender”) shall become a Lender or make its Incremental Term Loan Commitment available, as the case may be, under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Term Lender and the Administrative Agent, and to any other documentation; in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arranger. The Incremental Revolving Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans and (B) other than pricing and maturity date, shall have substantially the same terms as Revolving Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Revolving Loans; provided that (x) the Incremental Revolving Loans shall not have a final maturity date earlier than the applicable maturity date of the Revolving Loans and commitments thereunder may not be terminated prior to the date that all Revolving Credit Commitments hereunder are terminated. Any Revolving Lender or additional bank or financial institution electing to make available an Incremental Revolving Commitment (an “Incremental Revolving Lender”) shall become a Lender or make its Incremental Revolving Commitment available, as the case may be, under this Agreement, pursuant to an Incremental Facility Amendment to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Revolving Lender and the Administrative Agent, and to any other documentation, in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arranger. To the extent an Incremental Facility Amendment is entered into to increase the Revolving Credit Commitments with respect to an existing Class of Revolving Credit Commitments, then each of the Revolving Lenders of such Class having a Revolving Credit Commitment of such Class prior to such effective date of such Incremental Facility Amendment (the “Pre-Increase Revolving Lenders of such Class” and the effective date of such Incremental Facility Amendment, the “Increase Effective Date”) shall assign on the Increase Effective Date, and such Incremental Revolving Lenders of such Class shall purchase from each Pre-Increase Revolving Lender of such Class, at the principal amount thereof, such interests in the Revolving Loans of such Class and, if such Class is the Revolving Credit Commitments, participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans of such Class and participation interests in LC Exposure and Swingline Loans, if applicable, will be held by Pre-Increase Revolving Lenders of such Class and Incremental Revolving Lenders of such Class ratably in accordance with their Revolving Commitments of such Class after giving effect to such increased Revolving Commitments of such Class. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21.
          (b) If any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are made in accordance with this Section 2.21, the Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Facility Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Incremental Facility Effective Date. As a condition precedent to such increase, Borrower shall deliver to the Administrative Agent a certificate of Borrower dated as of the Incremental Facility Effective Date signed by a Financial Officer of Borrower (i) certifying and attaching (A) the resolutions adopted by Borrower approving or consenting to such increase and (B) a certificate demonstrating pro forma compliance with the Financial Covenants as set forth in Section 2.21(a) and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties set forth in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Facility Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (B) no Default shall have occurred and be continuing.
          (c) Borrower shall use the proceeds of any Incremental Term Loans and Incremental Revolving Loans for general corporate purposes, including acquisitions.

          (d) This Section 2.21 shall supersede any provisions in Section 9.08 to the contrary.
          (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC and other applicable law or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Closing Date, Holdco and Borrowers, jointly and severally, make the representations and warranties set forth in this Article III (after giving effect to the Transactions) and upon the occurrence of each Credit Event thereafter:
          SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership, limited liability company or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business and is in good standing as a foreign corporation, foreign partnership or foreign limited liability company (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, other than in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and (ii) own or hold under lease its Property and to conduct its business substantially as currently conducted by it.
          SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership, limited liability company or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership, limited liability company or comparable and, if required, stockholder (or comparable) action, as the case may be, and do not:
     (a) contravene the Organizational Documents of any Loan Party or any of its Subsidiaries;

     (b) contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its Subsidiaries;
     (c) violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture or agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries; or
     (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its Subsidiaries, other than Liens created under the Loan Documents.
          SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrowers or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect First Priority Liens under the Security Documents and (iii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, upon the due execution and delivery thereof, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
          SECTION 3.05. Financial Information.
          (a) The Audited Financial Statements and Unaudited Financial Statements delivered pursuant to Section 4.01(g), and all financial statements delivered pursuant to Sections 5.01(a) and (b), have been prepared in accordance with GAAP (except (i) with respect to financial statements delivered pursuant to Section 5.01(a) and the Unaudited Financial Statements, for the absence of footnotes and subject, with respect to such financial statements, to year-end audit adjustments and (ii) with respect to financial statements delivered pursuant to Section 4.01(g), as agreed by the Administrative Agent) and present fairly and accurately, in all material respects, the consolidated financial condition and results of operations and cash flows of Holdco or the Acquired Business, as applicable, as of the dates and for the periods to which they relate.
          (b) Except as disclosed in the Pro Forma Financial Statements, the Audited Financial Statements or the Unaudited Financial Statements or the notes thereto or the schedules hereto, after giving effect to the Indebtedness hereunder incurred on the Closing Date and under the Second Lien Loan Documents and customary liabilities in respect of expenses incurred in connection with the Transactions, as of the Closing Date there are no material liabilities of any the Loan Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise (except as incurred in the ordinary course of business).
          SECTION 3.06. No Material Adverse Effect. Since the date of the latest delivered audited financial statements (as required by Section 5.01(b)), no event or occurrence has resulted in or would reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.07. Litigation. Except as set forth on Schedule 3.07, there is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) against Holdco, Borrowers, the Acquired Business or any of their respective Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (including the Transactions).
          SECTION 3.08. Compliance with Laws and Agreements. None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 3.13), regulations or orders of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.09. Subsidiaries. Schedule 3.09 sets forth the name of, and the direct or indirect ownership interest of Holdco and Borrower in, each of their respective Subsidiaries and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date. A majority of the issued and outstanding Equity Interests of Holdco are owned, directly or indirectly, by Sponsor, and all of the issued and outstanding Equity Interests of Borrower are owned directly by Holdco, in each case free and clear of Liens except as created by the Security Documents, the Second Lien Loan Documents and non-consensual Permitted Liens.
          SECTION 3.10. Ownership of Properties.
          (a) As of the Closing Date and as of the date of each Credit Event (subject to transfers and dispositions of property permitted under Section 6.05), each of Holdco, Borrower and each Subsidiary has good and valid title to, or a valid leasehold interest in, (or, in the case of Intellectual Property, a valid license to) all of its Property material to its business (other than irregularities or deficiencies in title which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens except Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, the Property of Holdco, Borrower and the Subsidiaries, taken as a whole, (i) is in operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) together with the Intellectual Property provided to Borrower pursuant to the Transition Services

Agreement, constitutes all of the Property required for the business and operations of Holdco, Borrower and the Subsidiaries as presently conducted.
          (b) (i) As of the Closing Date, no Real Property was owned by Holdco, Borrower or the Subsidiaries, (ii) each of Holdco, Borrower and the applicable Subsidiaries has valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Loan Parties and their Subsidiaries, which leased real property is listed on Schedule 3.10(b) under the heading “Leased Properties” (each, a “Leased Property”) and (iii) each of Holdco, Borrower and the applicable Subsidiaries has good and valid and enforceable rights to use the other real property, including easements, licenses, rights to access, rights-of-way and other real property interests, that are used in the operations of the Loan Parties and their subsidiaries, as listed on Schedule 3.10(b) under the heading “Other Real Property” (each an “Other Real Property”), in each case, free and clear of all Liens of any nature whatsoever, except (a) as to Fee Property, Permitted Encumbrances and (b) as to Leased Property, the terms and provisions of the respective Lease therefor, including, without limitation, any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Closing Date, all of the Real Property owned in fee or leased by Holdco, Borrower and the Subsidiaries and used or held for use by Parent Guarantor, Borrower and the Subsidiaries. No Loan Party has received written notice of pending condemnation or similar proceedings affecting any of the Real Property and, to each Loan Party’s knowledge, no such action is currently contemplated or threatened. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
          (c) Except as set forth on Schedule 3.10(c), each of Holdco, Borrower and each Subsidiary has complied with all obligations under all Leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such Leases are in full force and effect, except those in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.10(c), each of Holdco, Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 3.11. Taxes. Each of Holdco, Borrower and each Subsidiary has timely filed all federal, foreign and all other material tax returns and reports required by law to have been filed by it, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such tax returns are true and correct, except where the failure to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdco, Borrower and each Subsidiary has duly and timely paid all taxes and governmental charges due (whether or not shown on any tax return), except (x) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such contest of taxes or charges with respect to Collateral satisfies the Contested Collateral Lien Conditions or (y) otherwise to the extent that the failure to pay could not reasonably be expected to have a Material Adverse Effect. Each of Holdco, Borrower and each Subsidiary has made adequate provision in accordance with GAAP for all taxes not yet due and payable. There is no Tax assessment, deficiency or audit pending or proposed that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. None of Holdco, Borrower or any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 3.12. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of any Loan Party or any Subsidiary thereof. The Loan Parties, Subsidiaries and ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party, any Subsidiary or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of all such underfunded Pension Plans by an amount that would reasonably be expected to have a Material Adverse Effect if the Pension Plans were terminated. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Loan Party or ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect. None of Holdco, Borrower or any of its Subsidiaries has any contingent liability with respect to post-retirement benefits provided by Holdco or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.13. Environmental Warranties. As of the Closing Date and, for the purpose of such representations and warranties as may be given subsequent to the Closing Date, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of Holdco, Borrower and its Subsidiaries and each of their respective businesses, operations, real property, facilities and assets are and in the last five years have been in material compliance with, and Holdco, Borrower and its Subsidiaries have no material liability under, Environmental Law.

     (b) Each of Holdco, Borrower and its Subsidiaries has obtained all Environmental Permits that are material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their real property, facilities and assets, all as currently conducted under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plans of Holdco, Borrower and its Subsidiaries, no material expenditures or operational adjustments will be required during the next five years in order to renew or modify such Environmental Permits.
     (c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by Holdco, Borrower or its Subsidiaries or any of their respective predecessors in interest that could reasonably be expected to result in material liability to Holdco, Borrower or its Subsidiaries under Environmental Law.
     (d) There is no material Environmental Action pending or, to the knowledge of any Loan Party, threatened against any of Holdco, Borrower or its Subsidiaries, or relating to the real property currently or formerly owned, leased or operated by or relating to the operations of Holdco, Borrower or its Subsidiaries, and there are no actions, omissions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Action.
     (e) (i) None of Holdco, Borrower and its Subsidiaries is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any written order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Holdco, Borrower and its Subsidiaries is conducting or financing any material Response Action pursuant to any Environmental Law with respect to any location, (ii) all known Environmental Actions involving any of Holdco, Borrower and its Subsidiaries or any of their real property, facilities, assets or operations have been resolved without ongoing material obligations or costs and (iii) no circumstances exist that could reasonably be expected to (A) form the basis of a material Environmental Action against Holdco, Borrower or its Subsidiaries or the real property, facilities, assets or operations of any of them or (B) cause any such real property, facilities, assets or operations to be subject to any material restriction on ownership, occupancy, use or transferability under Environmental Law.
     (f) No real property or facility presently or formerly owned, or presently operated or leased by Holdco, Borrower or its Subsidiaries or any of their respective predecessors in interest and, to the knowledge of any Loan Party, no real property or facility formerly operated, leased or used by Holdco, Borrower or its Subsidiaries or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the CERCLIS or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum.

     (g) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any real property or other assets of Holdco, Borrower or its Subsidiaries.
     (h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by Holdco, Borrower or its Subsidiaries under Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Real Property Disclosure Requirement.
     (i) Holdco, Borrower and its Subsidiaries have made available to the Lead Arrangers all material records, documents and files in the possession, custody or control of, or otherwise reasonably available to, any of them concerning compliance with or liability under Environmental Law.
          SECTION 3.14. Regulations T, U and X. None of Holdco, Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as defined in Regulation U). No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that entails a violation of the provisions of the regulations of the Board, including Regulation T, Regulation U and Regulation X.
          SECTION 3.15. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements.
          (a) Neither this Agreement nor any other document, certificate or written statement, in each case concerning any Loan Party, any Subsidiary thereof or the Acquired Business (other than general market or economic data), furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by Borrower to be reasonable at the time made and due care in the preparation of such document, certificate or statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          (b) The Pro Forma Financial Statements delivered pursuant to Section 4.01(g) have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates, it being understood that forecasts and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          (c) The Projected Financial Statements were prepared in good faith based on assumptions that are believed by Borrower to be reasonable at the time made, and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          SECTION 3.16. Insurance. The properties of Holdco, Borrower and its Subsidiaries are insured with insurance companies in such amounts, with such deductibles and covering such risks as are deemed reasonable by Responsible Officers of Borrower and as otherwise required to be maintained pursuant to the Security Documents. Such insurance (including the related insurance policies) is in full force and effect, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of violation or cancellation thereof and each Loan Party has complied in all material respects with the requirements of each such policy.
          SECTION 3.17. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Loan Parties or their Subsidiaries pending or, to the knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties or their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (c) all payments due from the Loan Parties or their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or their Subsidiaries.
          SECTION 3.18. Solvency. Immediately following the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation on a going concern basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (taking into account all available financing options), and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.
          SECTION 3.19. Intellectual Property
          (a) Each Loan Party and each Subsidiary thereof owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those where the failure to own or have a license to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any person challenging the validity of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. To each Loan Party’s knowledge, the use of such Intellectual Property by each Loan Party and each Subsidiary thereof does not infringe, dilute, misappropriate or otherwise impair the Intellectual Property rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Except pursuant to licenses and other user agreements entered into by each Loan Party and each Subsidiary thereof that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate or otherwise as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary thereof owns and possesses the right to use, and has not licensed any other Person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate. Each Loan Party has taken all commercially reasonable action to maintain and protect all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate, including, without limitation, making timely filings and payments.
          (c) To the knowledge of Holdco and Borrower, there is no material violation by others of any right of any Loan Party or any Subsidiary with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party or Subsidiary except as may be set forth on Schedule 3.19(c).
          SECTION 3.20. Security Documents.
          (a) (i) The Security Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in the Pledged Collateral (as defined in the Security Agreement) and (ii) (x) when financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Pledged Collateral (other than the Intellectual Property Collateral (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.
          (b) When the filings in clause (ii)(x) of Section 3.20(a) are made and when the Security Agreement (or a short form security agreement substantially in the form of Exhibit 6, Exhibit 7 or Exhibit 8, as applicable, to the Security Agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by such filing, recording or registration (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).
          (c) Each Mortgage (when such Mortgage is filed in the offices identified in the local counsel opinion delivered with respect thereto) is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Encumbrances.
          (d) Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute a fully perfected Lien on (subject to any exceptions set forth in such Security Document), and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

          SECTION 3.21. Anti-Terrorism Laws.
          (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
          (b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) knowingly conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) knowingly deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.22. Indebtedness. Other than Loans under this Agreement and the related guarantees and the Second Lien Loans and the related guarantees, Holdco, Borrower and their respective Subsidiaries have no Indebtedness outstanding as of the Closing Date, and after giving effect to the Transactions, except as set forth on Schedule 6.01(w).
          SECTION 3.23. No Burdensome Restrictions. None of Borrower or any of its Subsidiaries is a party to any Contractual Obligation the compliance with one or more of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect or is subject to one or more Organizational Document restrictions that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would reasonably be expected in the aggregate, to have a Material Adverse Effect.
          SECTION 3.24. Use of Proceeds.
          (a) Borrowers will use the proceeds of the Original Term Loans to finance the Transactions (including without limitation, to fund the purchase price (including the repayment of the MediFax Note) and pay related fees and expenses).
          (b) Borrower will use the proceeds of the Revolving Loans and Swingline Loans after the Closing Date for general corporate purposes, it being understood that no Revolving Loans shall be made on the Closing Date.
          (c) Borrowers will use the proceeds of the Incremental Term B Loan to finance the acquisition of Chamberlin Edmonds & Associates, Inc., a Delaware corporation and Chamberlin Edmonds Holdings, Inc., a Delaware corporation by Additional Borrower (the “Chamberlin Acquisition”) and for general corporate purposes.
ARTICLE IV
CONDITIONS
          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, in each case, on the Closing Date are subject, at the time of the making of such Loans or the issuance of such Letters of Credit, to satisfaction of the following conditions on or prior to the Closing Date:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each Loan Document to which such Person is a party, executed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each other Loan Document to which such Person is a party. Without limitation to the foregoing, each Guarantor shall have executed the Guarantee Agreement.
     (b) The Administrative Agent shall have received from Borrower a Closing Certificate, dated the Closing Date and signed on behalf of Borrower by a Financial Officer of Borrower.
     (c) The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization,

(ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (c)) and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of such Loan Party from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (i) above.
     (d) The Administrative Agent shall have received a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties.
     (e) (i) Borrower shall have received in the aggregate gross proceeds of $170,000,000 from borrowings under the Second Lien Credit Agreement and the Second Lien Loan Documents shall be in form and substance reasonably satisfactory to the Lead Arrangers and (ii) the Administrative Agent shall have received the Intercreditor Agreement, fully executed by the parties thereto.
     (f) There shall not have occurred any change since December 31, 2005 which has had a Closing Date Material Adverse Effect.
     (g) The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each Fiscal Quarter of the current Fiscal Year ending more than 45 days prior to the Closing Date, for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter (the “Unaudited Financial Statements”), and (ii) a pro forma consolidated balance sheet and related statements of income for Borrower (the “Pro Forma Financial Statements”) for the period from the beginning of the current Fiscal Year to the end of the last Fiscal Quarter covered by the Unaudited Financial Statements and for the latest four-quarter period ending more than 45 days prior to the Closing Date, in each case after giving effect to the Transactions. The Unaudited Financial Statements shall be prepared in accordance with GAAP.
     (h) The Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
     (i) The Administrative Agent shall have received a certificate of the chief financial officer of Borrower in the form of Exhibit O, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.

     (j) The Merger shall have been consummated or shall be consummated concurrently with the initial funding of Loans under this Agreement in accordance with the Merger Agreement and all other related documentation (without any amendment, modification or waiver of any material provision which is material and adverse to the Lenders without the prior consent of the Lead Arrangers), and the Administrative Agent shall have received a true and correct executed copy of each Merger Document.
     (k) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by the Administrative Agent and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation, the Patriot Act), including without limitation the information described in Section 9.18.
     (l) The Cash Equity Financing shall have been consummated in an amount of not less than $318,850,000, which shall have been distributed by Newco to Holdco and Holdco to wholly owned subsidiaries of Emdeon and the Rollover in the amount of $294,320,000 shall have been contributed to Holdco, and the Equity Financing shall have been in an aggregate amount such that immediately after giving effect to the Transactions not less than 20% of the total consolidated capitalization of Borrower shall be attributable to the Cash Equity Financing and not less than 80% of the Cash Equity Financing shall have been provided by the Sponsor. The terms and documentation of the Equity Financing shall be reasonably satisfactory to the Lead Arrangers.
     (m) After giving effect to the Transactions, none of Holdco or its Subsidiaries shall have outstanding any Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and the related guarantees, (ii) the Second Lien Loans and the related guarantees and (iii) the Indebtedness set forth on Schedule 6.01(w).
     (n) The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Closing Date under the Original Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and one local counsel, if any) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document, in each case to the extent invoiced and supported by documentation.
     (o) The Collateral Agent shall have received counterparts of the Security Agreement signed by each Loan Party and the Collateral Agent shall have received the following in form and substance reasonably satisfactory to the Collateral Agent:
     (i) certificates representing all certificated Pledged Securities (other than the common stock of Minnesota Medical Communication Network, LLC), together with executed and undated stock powers and/or assignments in blank;
     (ii) all Intercompany Notes, together with executed and undated instruments of assignment endorsed in blank;

     (iii) a copy of, or a certificate as to coverage under, the insurance policies required by Sections 5.04(i), (ii) and (iii) and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee;
     (iv) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s reasonable discretion, to grant to the Collateral Agent a perfected First Priority Lien on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;
     (v) UCC, judgment and tax lien search reports listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which, any Loan Party is organized, any of the Collateral is located and the jurisdictions in which any applicable Loan Party’s principal place of business is located in the United States, together with copies of such existing financing statements;
     (vi) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation (or authorization for recordation), if necessary, of such other security and other documents, including, without limitation, mortgage releases and satisfactions, UCC-3 (or other equivalent) termination statements with respect to UCC (or other equivalent) filings that do not constitute Permitted Liens, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by such Security Documents; and
     (vii) a completed Perfection Certificate dated the Closing Date and signed on behalf of the Loan Parties by an executive officer or Financial Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate.
          SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (excluding continuations and conversions of Loans) (such event being called a “Credit Event”) requested to be made by it on any date (including the Closing Date) is subject to the satisfaction of the following conditions:
     (a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06 as applicable.

     (b) The representations and warranties set forth in Article III (excluding on the Closing Date (and on the Incremental Term B Effective Date to the extent such representations and warranties would apply to the Target (as defined in the Incremental Term B Amendment) Sections 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.19, 3.20, 3.22, 3.23 and 3.24) and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (as of such earlier date).
     (c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
          Each Credit Event shall be deemed to constitute a representation and warranty by Borrowers on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each of Holdco and Borrowers hereby, jointly and severally, covenants and agrees with the Lenders that on or after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full (other than contingent indemnification obligations that are not then due and payable) and all Letters of Credit have expired, terminated or been collateralized (in the manner set forth in Section 2.06(j)) and all LC Disbursements shall have been reimbursed:
          SECTION 5.01. Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to the Administrative Agent and each Lender (via Intralinks or any other method reasonably acceptable to the Administrative Agent) copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower commencing with the Fiscal Quarter ending March 31, 2007, (i) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (including a note with a consolidated statement of revenues, assets and EBITDA for each Non-Guarantor Subsidiary with revenues in excess of $5 million individually (and in the aggregate with revenues in excess of $10 million)), certified by a Financial Officer of Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP consistently applied, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year and budgeted amounts and (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous Fiscal Year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-Q);
     (b) as soon as available and in any event within (x) 120 days (or such earlier time as Borrower may be required to file a Form 10-K with the SEC) after the end of Fiscal Year 2006 (it being agreed that Borrower shall furnish unaudited management accounts in the form of a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year to the Administrative Agent and the Lenders within 105 days after the end of such Fiscal Year) and (y) 105 days after the end of each Fiscal Year of Borrower thereafter, a copy of the annual audit report for such Fiscal Year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year (including a note with a consolidated statement of revenues, assets and EBITDA for each Non-Guarantor Subsidiary with revenues in excess of $5 million individually (and in the aggregate with revenues in excess of $10 million)), in each case certified (without any Impermissible Qualification) by an independent public accounting firm reasonably acceptable to the Administrative Agent, and concurrently with the delivery of the foregoing financial statements, (i) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such Fiscal Year, as compared to amounts for the previous Fiscal Year and budgeted amounts and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such Fiscal Year, showing variance, by dollar amount and percentage, from the previous Fiscal Year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-K);
     (c) concurrently with the delivery of financial statements pursuant to Section 5.01(a) or (b), a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; provided that Compliance Certificates delivered in respect of periods prior to the Fiscal Quarter ending March 31, 2007, shall not be required to include computations showing compliance with the Financial Covenants;

     (d) as soon as practicable and in any event no later than 45 days after the end of each Fiscal Year, commencing with the beginning of Fiscal Year 2008, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related consolidated statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year);
     (e) promptly upon receipt thereof, copies of all material written final reports submitted to Holdco or Borrower by independent certified public accountants in collection with each annual, interim or special audit of the books of Holdco or any of its Subsidiaries made by such accountants, including any final management letters submitted by such accountants to management in connection with their annual audit;
     (f) promptly, and in any event within ten days, after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of Borrower setting forth reasonable details of such Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto;
     (g) promptly, and in any event within ten Business Days, after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect or that disputes, or seeks to invalidate, the legality, validity or enforceability of any provision of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent requested by the Administrative Agent, copies of all documentation relating thereto;
     (h) promptly after the sending or filing thereof, copies of all reports, registration statements or other materials (including affidavits with respect to reports) which Holdco or any of its Subsidiaries or any of their officers or directors files with the SEC or any national securities exchange;
     (i) promptly upon becoming aware of the taking of any specific actions by Holdco, any of its Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Holdco, any of its Subsidiaries or any ERISA Affiliate having to provide more than $2,500,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or any Subsidiary thereof or in the incurrence by a Loan Party of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which would reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;
     (j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) to the extent available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;
     (k) promptly, and in any event within five Business Days, notice of any other development that has had a Material Adverse Effect;
     (l) promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of Holdco or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request, subject to confidentiality requirement imposed by law; and
     (m) with respect to each Test Period for which a Cure Right will be exercised, on the date the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period, Borrower shall deliver together with such financial statements an Officer’s Certificate of a Financial Officer of Borrower containing a computation in reasonable detail of the applicable Event of Default and a notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default through the issuance of Permitted Cure Securities as contemplated pursuant to Section 7.04.
          SECTION 5.02. Compliance with Laws, etc. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, comply in all respects with all applicable Requirements of Law, except where such noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03. Maintenance of Properties. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain its material properties and assets in working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 5.04. Insurance. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain or cause to be maintained such insurance as is reasonably prudent in the good faith judgment of Borrower with respect to its properties material to the business of Holdco, Borrower and their respective Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as are customary in the case of similar businesses with similar risk factors (including, without limitation, (i) commercial general liability against claims for bodily injury, death or property damage and including the Administrative Agent and the Collateral Agent as additional insured parties or, in the case of property insurance, loss payee, (ii) business interruption insurance (but only to the extent that such coverage has been obtained on the Closing Date and to the extent that Borrower determines that such insurance is advisable) and (iii) worker’s compensation insurance as may be required by any Requirement of Law).
          Each of Holdco and Borrower shall, and shall cause each other Loan Party to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Requisite Lenders may from time to time require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply, to the extent applicable, with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 5.05. Books and Records; Visitation Rights; Maintenance of Ratings.
          (a) Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and material transactions and permit the Administrative Agent or any Lender or their representatives, at reasonable times during business hours and at reasonable intervals, to (i) visit all of its offices, (ii) discuss its financial matters (other than privileged information) with its officers and independent public accountant and (iii) upon the reasonable request of the Administrative Agent, examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate or partnership records (other than privileged information), in each case at Borrower’s expense (provided that (x) as long as no Default or Event of Default has occurred and is continuing, Borrower shall not be subject to more than one visit per year by the Administrative Agent and shall bear the expense of such visit by the Administrative Agent, (y) the Administrative Agent shall coordinate the timing of such visits and inspections with Borrower so as to lessen the burden imposed on the Loan Parties and (z) a representative of Borrower shall be given the opportunity to be present for any communication with the independent accountants).
          (b) Borrower shall use commercially reasonable efforts to continue to have this Agreement and the Loans hereunder rated by each of Moody’s and S&P.
          SECTION 5.06. Environmental Covenant. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to:
     (a) comply in all material respects with all Environmental Laws and Environmental Permits applicable to its operations, facilities and properties; conduct all Response Actions required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; and keep the Administrative Agent reasonably informed of known, potential and alleged Environmental Liability and actions taken to address such Environmental Liability, except for such Environmental Liability and responsive actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
     (b) at the written request of the Administrative Agent or the Requisite Lenders, upon their reasonable belief that Borrower has breached any representation or warranty or covenant in this Agreement relating to Environmental Laws, which request shall specify in reasonable detail the basis therefor, provide, at such Person’s sole cost and expense, an environmental site assessment report (which may include where appropriate testing and sampling, inter alia, sampling of soil and groundwater) concerning such matter, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Material and the potential cost of any Remedial Action in connection with such Hazardous Material on, at, under or emanating from such property pursuant to Environmental Law; provided that such request may be made only (i) if an Event of Default has occurred and is continuing or (ii) circumstances exist that could reasonably be expected to form the basis of an Environmental Liability that could reasonably be expected to have a Material Adverse Effect individually or in the aggregate with other Environmental Liabilities (in such events as are listed in this paragraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If any Person fails to provide such a report within 45 days after such request was made, the Administrative Agent may order the same, and such Person shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment in a reasonable manner, all at such Person’s sole cost and expense; and
     (c) promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request to evidence compliance with this Section 5.06.
          SECTION 5.07. Information Regarding Collateral.
          (a) Each of Holdco and Borrower shall, and shall cause each of the other Loan Parties to, furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in such Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving. liquidating, reorganizing or organizing in any other jurisdiction). Each of Holdco and Borrower shall not, and shall not permit any other Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Collateral Agent prior written notice of any such change and (ii) prior to or concurrently with such change, all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected First Priority security interests in all the Collateral. Each of Holdco and Borrower shall, and shall cause each other Loan Party to, promptly notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) At the time of each delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer or the chief legal officer of Borrower (i) updating, to the extent necessary, to reflect (A) the list of owned and leased Real Property, (B) any changes to the names or locations of any Loan Party or (C) any other information reasonably requested by the Administrative Agent with respect to the Collateral or (ii) confirming that there has been no change in such information since the last such certificate (or, if no such certificate has previously been delivered, since the Closing Date).
          SECTION 5.08. Existence; Conduct of Business. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of Borrower) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.08 shall prohibit any merger or consolidation, liquidation or dissolution permitted under Section 6.04 or sale or other disposition permitted under Section 6.05.
          SECTION 5.09. Casualty and Condemnation. Each of Holdco and Borrower shall furnish to the Administrative Agent and the Lenders prompt written notice of any casualty, Destruction or other insured damage to any Collateral in an amount in excess of $5,000,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
          SECTION 5.10. Pledge of Additional Collateral.
          (a) Within 45 days after the acquisition of assets of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the “Additional Collateral”), each of Holdco and Borrower shall, and shall cause each other Loan Party to, take all necessary action (if any), including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agreement and the Security Documents, to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected First Priority Lien, subject in each case only to Permitted Liens, in such Collateral in each case pursuant to and to the full extent required by the Security Documents and this Agreement (including, without limitation, satisfaction of the conditions set forth in Sections 4.01(o). In the event that any Loan Party acquires any additional Real Property having a Fair Market Value in excess of $7,500,000 as determined in good faith by Borrower (whether or not the subject of a Mortgage or other Security Documents), Holdco or Borrower shall take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage or other Security Documents (including, without limitation, satisfaction of the conditions set forth in Sections 4.01(o),

(unless, with respect to any such Real Property, the Administrative Agent determines, in its reasonable discretion, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required by this Section 5.10(a) would be disproportionate to the benefits expected to be received by the Secured Parties). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Collateral Agent) in respect of such Mortgage). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, reasonable costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of Borrower, which shall pay all sums due on demand.
          (b) With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date (excluding any Unrestricted Subsidiaries), Holdco or Borrower shall, or shall cause the relevant Loan Party to, promptly (and in any event within 30 days after such person becomes a Subsidiary) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to this Section 5.10(b) shall not include any Equity Interests of a Foreign Subsidiary existing on the date hereof or created or acquired after the Closing Date; provided that this exception shall not apply to Equity Interests of any Subsidiary that is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total Equity Interests of all outstanding Equity Interests of such Subsidiary.
          SECTION 5.11. Further Assurances. Each of Holdco and Borrower shall, and shall cause each of the other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel) that are required under any applicable Requirement of Law, or that the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or First Priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties shall have no obligation to perfect the Collateral Agent’s or Secured Parties’ security interest in Intellectual Property outside of the United States. Each of Holdco and Borrower shall, and shall cause each other Loan Party to, provide to the Collateral

Agent, from time to time upon request during the continuation of a Default, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          SECTION 5.12. Use of Proceeds. Borrowers covenant and agree that the proceeds of the Original Term Loan Borrowings received on the Closing Date will be used to effect the Transaction and to pay fees and expenses payable and relating thereto and hereunder as set forth in the Original Commitment Letter and the Original Fee Letter. Borrower covenants and agrees that all Revolving Credit Borrowings will be used for general corporate purposes or to pay obligations arising under the Transactions. Borrowers covenant and agree that the proceeds of the Incremental Term B Borrowings received on the Incremental Term B Effective Date will be used to effect the Chamberlin Acquisition and to pay fees and expenses payable and relating thereto and hereunder, for general corporate purposes and as set forth in the Incremental Term B Commitment Letter and the Incremental Term B Fee Letter.
          SECTION 5.13. Payment of Taxes. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all material lawful claims which, if unpaid, could reasonably be expected to become a Lien or charge (other than (i) a Permitted Encumbrance on Mortgaged Property or (ii) a Permitted Lien on any other Property) upon any Properties of Holdco, Borrower or any of their respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that (x) neither Holdco nor Borrower nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and (y) the failure to pay would not have a Material Adverse Effect. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, timely file or cause to be timely filed all material tax returns required to be filed by it. Each of Holdco and Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
          SECTION 5.14. Interest Rate Protection. No later than the 120th day after the Closing Date, Borrowers shall enter into, and for a minimum of 2 years thereafter maintain, Interest Rate Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 40% of the aggregate principal amount of Term Loans (other than the Incremental Term B Loans), the Second Lien Loans and any Refinancing Indebtedness in respect thereof being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.
          SECTION 5.15. Additional Guarantors. In the event that any direct or indirect Wholly-Owned Subsidiary (other than a Foreign Subsidiary or Unrestricted Subsidiaries) of Borrower existing on the Closing Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a direct or indirect Wholly-Owned Subsidiary (other than a Foreign Subsidiary or Unrestricted Subsidiaries) of Borrower after the Closing Date, Borrower shall promptly notify the Administrative Agent of that fact and cause such Subsidiary to promptly execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and execute and deliver to the Collateral Agent a joinder to the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Sections 4.01(o)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the Property and assets of such Subsidiary described in, and to the extent required by, the applicable Security Documents and Section 5.10; provided, however, Borrower shall not be required to comply with this Section 5.15 with respect to non-Wholly Owned Subsidiary acquired in accordance with Section 6.06(m).
          SECTION 5.16. Designation of Unrestricted Subsidiaries. Borrower’s Board of Directors may, at any time, designate any Subsidiary that is acquired or created after the Closing Date as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 6.06(m), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.06(m); provided that at the time of the initial Investment by Borrower or any of its Subsidiaries in such Subsidiary, Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation. Notwithstanding the foregoing, no Subsidiary designated an Unrestricted Subsidiary that is subsequently redesignated a Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter.
          SECTION 5.17. Post-Closing Matters. Borrower shall execute and deliver the documents and complete the task set forth on Schedule 5.17, in each case within the time limits specified on such schedule.
ARTICLE VI
NEGATIVE COVENANTS
          Holdco and Borrowers hereby, jointly and severally, agree that they shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or LC Disbursement remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless in accordance with Section 2.06(j)) or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document:
          SECTION 6.01. Indebtedness; Preferred Stock. Create, incur, assume or suffer to exist any Indebtedness or Preferred Stock, except:
     (a) Indebtedness under the Second Lien Credit Agreement (as defined in clause (i) of the definition of such term) in an aggregate principal amount not to exceed $170,000,000 and Refinancing Indebtedness in respect thereof; provided that (i) any such Refinancing Indebtedness otherwise complies with the Intercreditor Agreement and (ii) if such Refinancing Indebtedness is secured, the lenders thereof (or an agent on their behalf) become party to the Intercreditor Agreement on terms substantially identical to those applicable to the then-existing Second Lien Secured Parties;
     (b) Indebtedness under the Loan Documents (including the Incremental Term B Loans) (including any guarantees hereof);
     (c) Contingent Obligations permitted by Section 6.03;
     (d) Indebtedness permitted by Section 6.06(b);
     (e) other Indebtedness of Borrower and the Subsidiary Guarantors in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;
     (f) Indebtedness of Borrower and its Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Borrower and its Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased, and Refinancings thereof, in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;
     (g) Indebtedness in connection with surety (or similar) bonds, letters of credit, bank guarantees and performance bonds and other similar obligations obtained in the ordinary course of business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Borrower and its Subsidiaries and in connection with other surety and performance bonds in the ordinary course of business;
     (h) Indebtedness under Hedging Agreements permitted by Section 6.08;
     (i) Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees (including, “employees” as defined in Section 6.11(c)) or former employees of Holdco, Borrower or any Subsidiary or their spouses or estates to purchase or redeem Equity Interests of Holdco which promissory notes are issued in accordance with Section 6.11(c);
     (j) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with acquisitions or dispositions of any business, assets or Subsidiary of Borrower, other than Indebtedness incurred for the purpose of financing any such acquisition;
     (k) Indebtedness and cash management obligations in respect of netting services and otherwise in connection with cash management deposit accounts; provided that such Indebtedness and obligations remain outstanding for not more than ten Business Days;
     (l) Subordinated Indebtedness of Holdco to its Parent in an aggregate principal amount not to exceed the amount of Dividend Payments that Borrower would be permitted to make to Holdco pursuant to Section 6.11; provided that Borrower shall be deemed to have made Dividend Payments under Section 6.11 equal to the amount of Indebtedness so incurred;
     (m) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Borrower after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed, at the time of such incurrence, the greater of (x) $50,000,000 and (y) 3.5% of Consolidated Total Assets of the Borrower at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdco, Borrower or any Subsidiary (other than by any Person so acquired);
     (n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
     (o) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (n) above;
     (p) Indebtedness in respect of deferred compensation to employees of Borrower incurred in the ordinary course of business;
     (q) Indebtedness representing the Minimum Cash Balance (as such term is defined in the Merger Agreement);
     (r) intercompany Indebtedness among the Loan Parties;
     (s) Borrower may and its Subsidiaries may issue any preferred stock or other preferred Equity Interests, that is (i) non-cash pay Preferred Stock of Borrower, issued to Holdco and pledged pursuant to the Security Agreement or (ii) preferred stock or other preferred Equity Interests of a Subsidiary, issued to a Loan Party and pledged pursuant to the Security Agreement;

     (t) Subordinated Indebtedness in an aggregate amount not to exceed $200,000,000 at any one time outstanding, so long as after giving effect to the incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period;
     (u) Indebtedness consisting of Attributable Indebtedness so long as after giving effect to the incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period;
     (v) earnout obligations and working capital adjustments under the LLC Agreement or in connection with any Permitted Acquisitions; and
     (w) Indebtedness existing on the Closing Date as set forth in Schedule 6.01(w).
          Holdco and Borrower hereby agree that they shall not, and shall not permit any of their Subsidiaries to, designate, or permit or suffer to exist the designation of, any Indebtedness or other obligation (other than the Secured Obligations) as “Designated Senior Indebtedness” (or any comparable designation that confers upon the holders of such Indebtedness or other obligation (or any Person acting on their behalf) the right to initiate payment blockage periods) under any Contractual Obligation to which Holdco, Borrower and/or any Subsidiary is bound.
          SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments or other governmental charges not yet more than 30 days delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;
     (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delinquent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) such Liens do not, in the aggregate, materially impair the use of the Property of Holdco, Borrower and the Subsidiaries, taken as a whole, in the operation of their business;
     (c) pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other similar insurance;
     (d) deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business, deposits and/or escrow accounts in respect of divestitures that are otherwise permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;
     (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value or marketability of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the Real Property subject thereto or which are set forth in the title insurance policy delivered with respect to the Mortgaged Properties;
     (f) Liens securing the Secured Obligations;
     (g) Liens securing Indebtedness permitted by Sections 6.01(f); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other Property other than the respective Property so acquired (except that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender) and proceeds thereof, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the greater of (A) the cost of acquiring, constructing or improving such fixed or capital assets, including transaction costs incurred in connection therewith or (B) the original purchase price of such property;
     (h) Liens existing on the Closing Date after giving effect to the consummation of the Transactions and set forth on Schedule 6.02(h) and any Lien granted as a replacement or substitute therefor; provided that (i) no such Lien shall extend to or cover other Property of any Loan Party other than the respective Property encumbered by such Lien on the Closing Date and proceeds thereof, (ii) no such replacement or substitute Lien shall secure Indebtedness in an aggregate amount greater than the amount secured by the replaced or substituted Lien on the Closing Date and (iii) with respect to any Mortgaged Property on the Closing Date, there shall be no Liens other than those Liens set forth on Schedule B to the applicable Mortgage and the other Permitted Encumbrances permitted to exist on the Closing Date pursuant the definition thereof;
     (i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

     (j) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;
     (k) leases or subleases or licenses or sublicenses with respect to the assets or properties of Borrower or any Subsidiary, in each case, entered into in the ordinary course of Borrower’s or such Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;
     (l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit (other than letters of credit issued in contravention of this Agreement);
     (m) interests of lessors under leases, operating leases, subleases and UCC financing statements in respect thereof;
     (n) interests of a licensor or lessor under a license or sublicense agreement or lease;
     (o) precautionary UCC financing statements filed against a Loan Party as lessee or sublessee or consignee;
     (p) Liens securing Indebtedness permitted pursuant to (i) Section 6.01(e) not to exceed $5.0 million and (ii) Section 6.01 (m);
     (q) judgment Liens with respect to judgments that do not otherwise result in or cause an Event of Default under Section 7.01(f);
     (r) Liens in favor of customs and revenues authorities securing payment of custom duties in connection with the import of goods;
     (s) Liens granted on the Collateral to secure Indebtedness permitted pursuant to Section 6.01(a); provided that such Liens are subordinated to the Liens securing the Secured Obligations in accordance with the terms of the Intercreditor Agreement;
     (t) Liens against the landlord’s interest in any Real Property with respect to which any Loan Party holds an interest pursuant to a Lease; provided, however, that (i) the landlord is not a Loan Party and (ii) in the case of each such Lease which shall be subject to a Mortgage, each holder of a mortgage lien against the landlord’s interest shall have entered into a non-disturbance agreement in form and substance reasonably acceptable to the Collateral Agent, except to the extent that after using commercially reasonable efforts to do so the Loan Parties and such lienholder were unable to enter such an agreement;
     (u) (i) banker’s liens and rights of setoff relating to deposit accounts or that otherwise arise under Article 4 of the UCC on items in connection (and documents and proceeds related thereto), (ii) Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) Liens arising as a matter of law relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business;
     (v) (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary;
     (w) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary (other than proceeds and after acquired property of any acquired Subsidiary to the extent required by the terms of any Indebtedness assumed in such acquisition and permitted pursuant to Section 6.10(n) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;
     (x) Liens solely on any cash earnest money deposits made by Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (y) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06;
     (z) Liens granted by any Subsidiary that is not a Loan Party in favor of Borrower or any other Loan Party in respect of Indebtedness owed by such Subsidiary; and
     (aa) Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $15,000,000 at any one time;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement), other than Liens granted pursuant to the Security Documents or, subject to the Intercreditor Agreement, to secure the Second Lien Obligations.
          SECTION 6.03. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:
     (a) Contingent Obligations pursuant to the Guarantee Agreement, the Second Lien Loan Documents and the other Transaction Documents;
     (b) Contingent Obligations to the extent considered Indebtedness permitted by Section 6.01;
     (c) Contingent Obligations of Borrower or any Subsidiary Guarantor with respect to obligations of Borrower or any Subsidiary Guarantor otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantee Agreement (or the obligations thereunder), such guarantees are subordinated to the Loans or the Guarantee Agreement (and the obligation thereunder) on substantially the same basis as such primary obligation is subordinated;
     (d) Contingent Obligations pursuant to guarantees under leases;
     (e) Contingent Obligations in connection with workers’ compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations incurred in the ordinary course of business of Borrower and the Subsidiaries;
     (f) Hedging Agreements permitted by Section 6.08 or otherwise entered into in the ordinary course of business to hedge obligations and not for speculative purposes;
     (g) Contingent Obligations to the extent permitted by Section 6.01(j);
     (h) endorsements for collection in the ordinary course of business; and
     (i) Contingent Obligations of Holdco permitted by Section 6.14(iii).
          SECTION 6.04. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:
     (a) for the transactions otherwise permitted pursuant to Section 6.05(b) or (f) or pursuant to Section 6.06;
     (b) any Subsidiary may be merged with and into Borrower or any Subsidiary; provided that (i) in the case of any merger or consolidation involving Borrower, Borrower is the surviving Person, (ii) in the case of any merger not involving Borrower but involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving Person, (iii) in the case of a merger of two Subsidiaries, if either Subsidiary was a Wholly Owned

Subsidiary, the surviving Person remains a Wholly Owned Subsidiary of Borrower, (iv) so long as the Additional Borrower has any Loans outstanding, it may only merge or consolidate with Borrower (provided such merger or consolidation is in compliance with clause (i) above) and (v) subject to the requirements of (i) above in the case of Borrower, any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition;
     (c) any Subsidiary of Borrower may be liquidated or dissolved; provided that the assets of such Subsidiary that are distributed as part of such liquidation or dissolution are distributed to a Loan Party; and
     (d) any Asset Sale permitted by Section 6.05(f) may be effected through the merger of a Subsidiary of Borrower with a third party;
          provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent to maintain the perfection of (or to perfect, as the case may be), protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 5.10 to the extent applicable.
          SECTION 6.05. Sale of Assets. Convey, sell, lease (other than a lease or sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:
     (a) sales or other dispositions of inventory in the ordinary course of business;
     (b) that Borrower or any Subsidiary may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary may merge with and into, Borrower or a Subsidiary (subject to the requirements of Section 6.04(b)), and Borrower or any Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Equity Interests of any Subsidiary to Borrower or a Subsidiary; provided that (i) all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent shall be taken by the appropriate Loan Parties to maintain the perfection of (or perfect, as the case may be), protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and (ii) in the case of a sale of Equity Interests of a Subsidiary, (x) if such Subsidiary was a Subsidiary Guarantor, such Subsidiary remains a Subsidiary Guarantor and (y) if such Equity Interests were owned by a Subsidiary Guarantor, then the Person purchasing such Equity Interests shall be a Loan Party;
     (c) leases of Fee Properties and other real, personal and mixed property;
     (d) any Taking or Destruction affecting any property or assets subject, however, to the first proviso set forth in clause (c) of the definition of Net Proceeds;

     (e) the sale or other disposition of any property or assets (whether tangible or intangible) that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out or is no longer used in the business of Borrower and its Subsidiaries, or the trade-in of equipment for other equipment;
     (f) any other sale or disposition of any interest in property or assets subject, however, to the first proviso set forth in clause (b) of the definition of “Net Proceeds”; provided that the aggregate amount of Net Proceeds from such sales or dispositions shall not exceed the greater of $100,000,000 and (y) 7% of the Consolidated Total Assets from and after the Closing Date;
     (g) Subsidiaries may (x) be dissolved in accordance with Section 6.04 and (y) make Dividends Payments in accordance with Section 6.11;
     (h) Investments permitted by Section 6.06;
     (i) licenses or sublicenses by Borrower or any Subsidiary of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries;
     (j) any disposition or dispositions permitted by Section 6.18 in connection with a Sale and Leaseback Transaction;
     (k) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof; and
     (l) any sale or disposition of cash or Cash Equivalents;
provided that all sales, transfers, leases and other dispositions pursuant to clause (f) shall be made for Fair Market Value and for at least 75% cash consideration (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Holdco or any of its Subsidiaries by a purchaser or other transferee.
          SECTION 6.06. Investments. Make any Investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies), any Person (except to the extent expressly permitted by Section 6.03 or 6.07), except:
     (a) loans, advances or Indebtedness permitted by Sections 6.01(c), (d) and (m);
     (b) Investments (i) by Borrower or any Subsidiary in Borrower or any Loan Party, (ii) by Holdco in Borrower and (iii) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; provided that to the extent that any Investment in the form of a loan or advance is evidenced by the Intercompany Note, such Intercompany Note shall be pledged by such Loan Party as Collateral pursuant to the Security Documents;

     (c) Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;
     (d) Borrower and each Subsidiary Guarantor may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (d) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;
     (e) Borrower or any Subsidiary may make travel and entertainment advances and relocation and other loans and advances in the ordinary course of business to officers and employees of Borrower or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances (other than payroll advances in the ordinary course of business) outstanding at any one time shall not exceed $5,000,000 at any one time outstanding;
     (f) other Investments by Borrower or any Subsidiary not exceeding $15,000,000 in the aggregate outstanding at any time (without giving effect to any write-ups, write-downs or write-offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Borrower or any Subsidiary in respect thereof); provided, however, that at the time of making any such Investments no Default or Event of Default shall exist or would arise therefrom;
     (g) transactions effected in accordance with Section 6.05;
     (h) Investments existing as of Closing Date and set forth on Schedule 6.06(h) and modifications or replacements thereof;
     (i) Borrower or any Subsidiary may make any Investment; provided that (i) Section 6.14 would not be contravened thereby and (ii) such Investment is funded solely by the issuance of Equity Issuances or from the proceeds of an issuance of Equity Issuances within 180 days;
     (j) loans and advances to directors, employees and officers of Borrower and its Subsidiaries for purposes of purchasing from Holdco newly issued Equity Interests (other than Disqualified Capital Stock) of Holdco to the extent such transactions are consummated on a cashless basis;
     (k) Investments received as the non-cash portion of the consideration in connection with a disposition of property, business or assets permitted by Section 6.05 as contemplated by, and in accordance with, the proviso appearing at the end of that Section;
     (l) to the extent constituting Investments, the Transactions;

     (m) Investments in Permitted Acquisitions; provided that the aggregate amount of such Investments in non Wholly-Owned Subsidiaries that do not become Loan Parties shall not exceed $35,000,000 in the aggregate;
     (n) Contingent Obligations by Borrower or any Subsidiary of Indebtedness permitted by Section 6.01 or of operating leases or other leases;
     (o) Investments resulting from pledges and deposits referred to herein in Sections 6.02(c), (d) and (v);
     (p) Hedging Agreements with Qualified Counterparties;
     (q) loans and advances to Holdco in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividend Payments in respect thereof) Dividend Payments to the extent permitted to be made to Holdco in accordance with Sections 6.11(a) and (c) (which loans and advances shall be treated as Dividend Payments for purposes of determining compliance with Sections 6.11(a) and (c)) and Holdco may make to the holders of its Equity Interest loans and advances described in this clause (q);
     (r) guarantees constituting Indebtedness permitted under Section 6.01 and guarantees of leases that do not constitute Indebtedness;
     (s) Investments in joint ventures established after the Closing Date in an aggregate amount not to exceed $15,000,000; and
     (t) Investment by any Loan Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $10,000,000.
          SECTION 6.07. Capital Expenditures. Make any Capital Expenditures, except that Borrower and its Subsidiaries may make or commit to make Capital Expenditures not exceeding the aggregate amount set forth below (the “Base Amount”) for each of the Fiscal Years or periods of Borrower set forth below, provided such amount for any Fiscal Year shall be increased by an amount equal to the sum of (i) the excess, if any, of such amount for the previous Fiscal Year (calculated without giving effect to any adjustments pursuant to this proviso) over the actual amount of Capital Expenditures for such previous Fiscal Year and (ii) 50% of the Base Amount for the immediately succeeding Fiscal Year, but in no event shall any amount from any Fiscal Year prior to the immediately preceding Fiscal Year be utilized in the calculation of the foregoing:

Period	Base Amount
January 1, 2007 to December 31, 2007	$53,000,000
January 1, 2008 to December 31, 2008	$37,000,000
January 1, 2009 to December 31, 2009	$38,000,000
January 1, 2010 to December 31, 2010	$40,000,000
January 1, 2011 to December 31, 2011	$41,000,000
Each Fiscal Year thereafter	$42,000,000

          SECTION 6.08. Hedging Agreements. Enter into, create, incur, assume or suffer to exist any Hedging Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes or pursuant to Section 5.14.
          SECTION 6.09. Financial Covenants.
          (a) Total Leverage Ratio. At the end of any Test Period ending on any date during any period set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Total Leverage Ratio
January 1, 2007 to March 31, 2007	6.50 to 1.0
April 1, 2007 to June 30, 2007	6.50 to 1.0
July 1, 2007 to September 30, 2007	6.50 to 1.0
October 1, 2007 to December 31, 2007	6.50 to 1.0
January 1, 2008 to March 31, 2008	6.25 to 1.0
April 1, 2008 to June 30, 2008	6.00 to 1.0
July 1, 2008 to September 30, 2008	5.75 to 1.0
October 1, 2008 to December 31, 2008	5.50 to 1.0
January 1, 2009 to March 31, 2009	5.25 to 1.0
April 1, 2009 to June 30, 2009	5.25 to 1.0
July 1, 2009 to September 30, 2009	5.00 to 1.0
October 1, 2009 to December 31, 2009	4.50 to 1.0
January 1, 2010 to March 31, 2010	4.50 to 1.0
April 1, 2010 to June 30, 2010	4.25 to 1.0
July 1, 2010 to September 30, 2010	4.00 to 1.0
October 1, 2010 to December 31, 2010	3.75 to 1.0
January 1, 2011 to March 31, 2011	3.75 to 1.0
April 1, 2011 to June 30, 2011	3.50 to 1.0
July 1, 2011 to September 30, 2011	3.25 to 1.0
October 1, 2011 to December 31, 2011	3.00 to 1.0
January 1, 2012 to March 31, 2012	3.00 to 1.0
April 1, 2012 to June 30, 2012	3.00 to 1.0
July 1, 2012 to September 30, 2012	3.00 to 1.0
October 1, 2012 to December 31, 2012	3.00 to 1.0
Thereafter	3.00 to 1.0

          (b) Interest Coverage. For any Test Period ending on the dates or during any period set forth below (as applicable), permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite such period:

Consolidated Interest
Period	Coverage Ratio
January 1, 2007 to March 31, 2007	1.75 to 1.0
April 1, 2007 to June 30, 2007	1.75 to 1.0
July 1, 2007 to September 30, 2007	1.75 to 1.0
October 1, 2007 to December 31, 2007	1.75 to 1.0
January 1, 2008 to March 31, 2008	1.75 to 1.0
April 1, 2008 to June 30, 2008	1.75 to 1.0
July 1, 2008 to September 30, 2008	1.85 to 1.0
October 1, 2008 to December 31, 2008	2.00 to 1.0
January 1, 2009 to March 31, 2009	2.00 to 1.0
April 1, 2009 to June 30, 2009	2.00 to 1.0
July 1, 2009 to September 30, 2009	2.25 to 1.0
October 1, 2009 to December 31, 2009	2.40 to 1.0
January 1, 2010 to March 31, 2010	2.40 to 1.0
April 1, 2010 to June 30, 2010	2.50 to 1.0
July 1, 2010 to September 30, 2010	2.50 to 1.0
October 1, 2010 to December 31, 2010	2.85 to 1.0
January 1, 2011 to March 31, 2011	3.00 to 1.0
April 1, 2011 to June 30, 2011	3.15 to 1.0
July 1, 2011 to September 30, 2011	3.30 to 1.0
October 1, 2011 to December 31, 2011	3.50 to 1.0
January 1, 2012 to March 31, 2012	3.50 to 1.0
April 1, 2012 to June 30, 2012	3.50 to 1.0
July 1, 2012 to September 30, 2012	3.50 to 1.0
October 1, 2012 to December 31, 2012	3.50 to 1.0
January 1, 2013 to the Final Maturity Date	3.50 to 1.0
          SECTION 6.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary, directly or indirectly, to (a) make Dividend Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, a Loan Party, (b) make loans or advances to, or other Investments in, a Loan Party or (c) transfer any of its assets to a Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Second Lien Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of (A) the Equity Interests of such Subsidiary held by Holdco, Borrower or any of their Subsidiaries or (B) the assets of such Subsidiary, (iii) provisions restricting assignments or sublets of any lease or other agreement entered into in the ordinary course of business, (iv) restrictions under Permitted Liens, (v) customary restrictions contained in an agreement related to the sale of such property that limit the transfer of such property pending the consummation of such sale and (vi) any restriction on a Subsidiary existing prior to such Subsidiary becoming a Subsidiary of Borrower (and that was not created in anticipation thereof or connection therewith).

          SECTION 6.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Equity Interests, either directly or indirectly, except that:
     (a) Subsidiaries of Holdco may pay Dividend Payments pro rata to the holders of their Equity Interests (giving effect to relative preferences and priorities);
     (b) each of Borrower, Holdco and any of its Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Equity Interests in the form of additional             shares of Equity Interests of the same class and type; provided that in the case of Subsidiaries, such Dividend Payments or distributions are made to the holders of such Equity Interests on a pro rata basis;
     (c) Borrower may make Dividend Payments to Holdco so long as the proceeds thereof shall ultimately be used by Holdco (and Holdco shall be entitled) to repurchase shares of Equity Interests of Holdco or its parent companies owned by former, present or future employees, officers and directors of Holdco, Borrower or any Subsidiary or their assigns, estates and heirs; provided that the aggregate amount of Dividend Payments made by Borrower pursuant to this paragraph (c) shall not in the aggregate exceed the sum of (i) $20,000,000 during the term of this Agreement plus (ii) the amount of net cash proceeds received by or contributed to Borrower from the issuance and sale of Equity Interests of Holdco or Borrower, to officers, directors or employees of Holdco or any Subsidiary (it being understood that the discharge of any Indebtedness owing from any officer, director or employee to Holdco or Borrower in exchange for the redemption of Equity Interests owned by such officer, director or employee shall not constitute a Dividend Payment) plus (iii) the proceeds of any key man life insurance policies; provided, however, that for the avoidance of doubt, an “employee” shall include each person who would be so classified but for such person’s holding an Equity Interest;
     (d) (i) to the extent actually used by such parent to pay such taxes, costs and expenses, Holdco may make payments to or on behalf of its parent in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdco (and its direct or indirect parent companies) and (ii) Holdco may make payments to or on behalf of its parent in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses and liabilities in the nature of overhead in the ordinary course of business of such parent (and its parents), in the case of clause (ii) in an aggregate amount not to exceed (x) prior to a Qualified Public Offering, $1,000,000 and (y) thereafter, $5,000,000, in each case, in any Fiscal Year;
     (e) (i) Borrower may distribute amounts equal to Permitted Tax Distributions to Holdco, so long as Holdco uses funds therefrom to pay its taxes or applies such funds in accordance with the following clause (ii), and (ii) Holdco may make Permitted Tax Distributions to the holders of its Equity Interest;
     (f) to the extent constituting Dividend Payments, the transactions permitted by Section 6.12; and

     (g) provided no Event of Default is continuing or would result therefrom, Borrower may make Dividend Payments to Holdco and Holdco may make Dividend Payments to the holders of its Equity Interest in an aggregate amount not to exceed (x) $25,000,000, so long as the Total Leverage Ratio before and after giving effect to such Dividend Payment is less than or equal to 4.00 to 1.00 and (y) $50,000,000, so long as the Total Leverage Ratio before and after giving effect to such Dividend Payment is less than or equal to 3.00 to 1.00; and
     (h) provided no Event of Default is continuing or would result therefrom, Borrower may make Dividend Payments to Holdco and Holdco may make Dividend Payments to the holders of its Equity Interest in an aggregate amount not to exceed $5,000,000.
          SECTION 6.12. Transactions with Affiliates. Enter into, or permit any of their Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Holdco, Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 6.12 shall prohibit Holdco, Borrower or any Subsidiary from engaging in the following transactions:
     (a) transactions between or among Loan Parties;
     (b) the performance of Holdco’s, Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;
     (c) the payment of fees, compensation and other benefits to, and indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdco, Borrower or any Subsidiary in the ordinary course of business;
     (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business;
     (e) transactions permitted by Section 6.11 (without duplication of those transactions permitted by Section 6.11 by reference to this Section 6.12) and Section 6.06(e);
     (f) (i) so long as no Event of Default or payment Default has occurred and is continuing or would result therefrom, the payment of all amounts payable under Section 6.9 of the LLC Agreement between EBS Holdco, Inc., ENVOY/ExpressBill, Inc. and the Purchaser, dated as of November 16, 2006 (the “LLC Agreement”) in aggregate amount not to exceed $25.0 million; provided that to the extent Borrower would have been able to make such payments hereunder in the absence of an Event of Default or payment Default, Borrower shall be permitted to make such payments as soon as such payment Default or Event of Default is no longer continuing, (ii) reimbursement by Borrower of out-of-pocket costs and expenses of Sponsor, Emdeon and their Affiliates when due pursuant to the LLC Agreement, (iii) the payment of all amounts payable under (x) Section 6.10 of the LLC Agreement with respect to Retained Claims (as defined therein) as in effect on the date hereof and (y) Section 6.7 of the LLC Agreement with respect to indemnification and (iv) transactions with respect to Trade Credits (as defined in the Merger Agreement) contemplated by Section 5.24 of the Merger Agreement, including the payment to Emdeon of cash in respect of refunds or credit received by Borrower and the Subsidiaries in connection with the use of such Trade Credits;
     (g) the payment of $190.0 million to Emdeon pursuant to Section 2.15(a) of the Merger Agreement, the payment of $10.0 million to Emdeon pursuant to Section 2.15(b) of the Merger Agreement and the borrowing from and repayment to Emdeon of up to $5.0 million pursuant to Section 5.25 of the Merger Agreement.
     (h) transactions that (i) have been approved by a majority of the disinterested members of the board of directors of Borrower certified by a Responsible Officer of Borrower as being on terms and conditions not less favorable to Borrower or its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate or (ii) have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Borrower and its Subsidiaries or on terms and conditions not less favorable to Borrower and its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;
     (i) loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of Borrower in good faith, to the extent permitted by Section 6.06;
     (j) transactions pursuant to the Merger Agreement and other agreements governing the Transactions, including payment of fees and expenses in connection with the Transactions, and transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.12 or, in each case, pursuant to any amendment thereto to the extent such amendment is not, when taken as a whole, adverse to the Lenders in any material respect;
     (k) any purchase by parents of Holdco of Equity Interests of Holdco or contributions by parents of Holdco to the equity capital of Holdco;
     (l) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;
     (m) exercise of the Cure Right; and
     (n) transactions otherwise permitted under Sections 6.01(i) and (j), 6.02(bb), 6.04(b) and (c), 6.05(b) and 6.06(b), (e), (j), (l), (m) and (u).

          SECTION 6.13. Changes in Fiscal Year. Permit the Fiscal Year of Borrower to end on a day other than on December 31 in any calendar year.
          SECTION 6.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary to engage in any business, except for those businesses in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof); provided that the activities of Holdco shall be limited to (i) the ownership of the Equity Interests of Borrower and any other entity that is a Wholly-Owned subsidiary of Holdco that owns Equity Interests of Borrower, (ii) performance of its obligations under the Loan Documents and the Second Lien Loan Documents, (iii) entering into and complying with agreements relating to its Equity Interests or corporate governance to the extent not otherwise prohibited hereunder, (iv) activities incidental to the foregoing clauses (i), (ii) and (iii) and (v) actions required by law.
          SECTION 6.15. Amendments to Certain Documents. On or after the Closing Date,
     (a) amend, modify, change or waive any provisions of (i) any Merger Document in a manner which is materially adverse to the Lenders, (ii) any Second Lien Loan Document other than in accordance with the Intercreditor Agreement or (iii) the LLC Agreement or other Merger Agreements (x) in a manner that is materially adverse to the Lenders or (y) such that any fees payable thereunder are materially increased or material new fees are imposed; or
     (b) amend, modify or change any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders.
          SECTION 6.16. Prepayments and Amendments of Certain Debt.
     (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of the principal of, any outstanding Subordinated Indebtedness (other than, so long as no Default or Event of Default has occurred and is continuing, intercompany Indebtedness permitted hereunder) of Holdco, Borrower or any Subsidiary Guarantor or any Refinancing Indebtedness in respect thereof (other than (i) any refinancing of such Subordinated Indebtedness or Refinancing Indebtedness permitted by this Agreement and (ii) the conversion or exchange of such Subordinated Indebtedness or Refinancing Indebtedness for or into Equity Interests (other than Disqualified Capital Stock));

          (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Indebtedness of Holdco, Borrower or any Subsidiary Guarantor or any Refinancing Indebtedness in respect thereof without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders;
          (c) waive, amend, supplement, modify, terminate or release any of the provisions of any Second Lien Loan Document other than in accordance with the Intercreditor Agreement; or
          (d) optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of the principal of, the Second Lien Loans (other than (x) any refinancing of the Second Lien Loans permitted by this Agreement and the Intercreditor Agreement and (y) the conversion or exchange of the Second Lien Loans for or into Equity Interests (other than Disqualified Capital Stock)); provided that notwithstanding the foregoing, Borrower may prepay, retire, redeem, purchase, defease or exchange the Second Lien Loans at any time so long as (i) no default or Event of Default has occurred and is continuing, (ii) either (A) no Term Loans or Refinancing Indebtedness in respect thereof are outstanding at such time or (B) the Total Leverage Ratio at such time, equal to or less than 4.0 to 1.0 and (iii) such payment is made solely with Borrower’s retained portion of Excess Cash Flow.
          SECTION 6.17. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any Subsidiary Guarantor is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets in favor of the Secured Parties, whether now owned or hereafter acquired, except pursuant to (a) the Loan Documents and the Second Lien Loan Documents, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created (or required to be created) pursuant to the Loan Documents on property or assets of Holdco, Borrower or any Subsidiary Guarantor (whether now owned or hereafter acquired) securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Holdco, Borrower or any Subsidiary Guarantor to secure the Secured Obligations and (c) customary provisions restricting transfer or assignment contained in any permit or license issued by a Governmental Authority.
          SECTION 6.18. Sales and Leasebacks. Except as provided in Section 6.05(j) and Section 6.01(u), enter into any Sale and Leaseback Transaction.
          SECTION 6.19. Anti-Terrorism Law. Do, or authorize any of their Subsidiaries to do, any of the following: (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21; (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Loan Party shall promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).
          SECTION 6.20. Embargoed Person. Allow (a) the funds or assets of the Loan Parties that are used to repay the Loans to constitute property of, or to be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of each Loan Party, as of the date thereof, based upon reasonable inquiry by the Loan Parties, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the U.S. Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct interest or (to the knowledge of each Loan Party, based upon reasonable inquiry by the Loan Parties), indirect interest, of any nature whatsoever in any of the Loan Parties, if as a result the investment in any of the Loan Parties (whether directly or indirectly) would be prohibited by law or the Loans would be in violation of law.
          SECTION 6.21. Anti-Money Laundering. Knowingly allow any of the funds of any of the Loan Parties that are used to repay the Loans to be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:
     (a) Borrower or the Additional Borrower shall default (i) in the payment when due of any principal of any Loan (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement or (ii) in the payment when due of any interest on any Loan, any Fee or any other amount required to be paid under any Loan Document (other than an amount described in the foregoing clauses (i)) and such default shall continue unremedied for a period of five Business Days.
     (b) Any representation or warranty of Holdco, Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower, Holdco or any other Loan

Party to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made; provided that for the avoidance of doubt, it shall not be considered a Default or an Event of Default if on the Closing Date (or on the Incremental Term B Effective Date to the extent such representations and warranties would apply to the Target (as defined in the Incremental Term B Amendment) there has been a breach in any of the following representations: Sections 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.19, 3.20, 3.22, 3.23 and 3.24.
     (c) Borrower shall default in the due performance and observance of any of its obligations under clause (f), (g) or (l) of Section 5.01, Section 5.08 (with respect to the maintenance and preservation of Holdco’s or Borrower’s corporate existence), Section 5.12, Article VI (subject to Section 7.04) or the Fee Letters.
     (d) Borrower, Holdco or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied and unwaived for a period of 30 days after any of the Chief Operating Officer, Chief Financial Officer, Chief Executive Officer and any other similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement becoming aware of such default or receives written notice thereof from any Agent or Lender.
     (e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (A) Indebtedness or other amounts owed under the Second Lien Credit Agreement or (B) other Indebtedness in an aggregate principal amount in excess of $15,000,000 or (ii) in the performance or observance of any obligation or condition with respect to any Indebtedness in an aggregate principal amount in excess of $15,000,000 if the effect of such default referred to in this clause (ii) is to accelerate the maturity of such Indebtedness or that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.
     (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $15,000,000 (other than amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) individually or in the aggregate shall be rendered by a court or Governmental Authority against Holdco, Borrower or any of their respective Subsidiaries (or any combination thereof) and there shall be any period (after any applicable statutory grace period) of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment remains unpaid.

     (g) Any of the following events shall occur with respect to any Pension Plan:
     (i) the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could reasonably be expected to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or
     (ii) an ERISA Event, or similar events with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
     (h) Any Change in Control shall occur.
     (i) Holdco, Borrower, the Additional Borrower or any of Borrower’s Significant Subsidiaries shall
     (i) become insolvent or generally fail to pay debts as they become due;
     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for Holdco, Borrowers or any of such Significant Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;
     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for either Parent Guarantor, either Borrower or any of such Significant Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that such Parent Guarantor, such Borrower and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of either Parent Guarantor, either Borrower or any such Significant Subsidiary and, if any such case or proceeding is not commenced by such Parent Guarantor, such Borrower or such Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdco, such Borrower or such Significant Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that such Parent Guarantor, such

Borrower and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (v) take any corporate, limited liability company or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing clauses (ii), (iii) or (iv).
     (j) The obligations of Holdco or of any Subsidiary Guarantor under the Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or Holdco or any such Subsidiary Guarantor shall repudiate its obligations thereunder.
     (k) Any security interest or Lien purported to be created by any Security Document shall cease to be in full force and effect with respect to a material portion of the Collateral, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected First Priority security interest (subject to (i) in the case of Mortgaged Property, Permitted Encumbrances and (ii) otherwise, Permitted Liens) in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, First Priority (except for an immaterial portion thereof or as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby.
     (l) At a time when any Borrowing of the Additional Borrower is outstanding, the Additional Borrower ceases to be (x) a direct Wholly Owned Subsidiary of Borrower or (y) a corporation organized under the laws of any state of the United States of America or the District of Colombia (other than to the extent permitted by Section 6.04(b)(ii).
          SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) (other than clause (i) thereof) with respect to Holdco or Borrowers shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers.
          SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i) (other than clause (i) thereof) with respect to Holdco or Borrowers) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and the Commitments shall terminate.
          SECTION 7.04. Certain Cure Rights. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Borrower fails to comply with any Financial Covenant contained in Section 6.09, Holdco shall have the right, no later than 10 days after the delivery of a Notice of Intent to Cure, to issue Permitted Cure Securities for cash or otherwise make cash contribution to the capital of the Borrower in an aggregate amount not in excess of the minimum amount necessary to cure the relevant failure to comply with such Financial Covenant, the net cash proceeds of which shall be contributed to the common equity capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”), such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:
     (a) Consolidated EBITDA shall be increased, as provided in the definition thereof, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
     (b) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of such Financial Covenant, Borrower shall be deemed to have satisfied the requirements of such Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Covenant which had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents;
     (c) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Financial Covenants for the Test Period with respect to which such Cure Right was exercised; and
     (d) to the extent a Fiscal Quarter ended for which such Financial Covenant is initially recalculated as a result of a Cure Right is included in the calculation of a Financial Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such initial Fiscal Quarter;
provided that in each eight Fiscal Quarters there shall be at least four fiscal quarters in which no Cure Right is exercised. If Borrower shall have delivered a Notice of Intent to Cure, in accordance with Section 5.01(m), then (subject to the preceding sentence) the right of the Lenders to declare the Loans due and payable and to terminate the Commitments pursuant to Section 7.03 solely as a result of such Default under Section 6.09 shall be suspended for a period of 10 Business days following the date of delivery of such Notice of Intent to Cure.
          SECTION 7.05. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all reasonable out-of-pocket costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal and contingent indemnification obligations) under this Agreement and the other Loan Documents in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including contingent indemnification obligations due or claimed with respect thereto) and to provide cash collateral for all LC Exposure in the manner set forth in Section 2.06(j);
     (e) Fifth, to the Second Lien Collateral Agent, if and as required by the Intercreditor Agreement, to apply to the Second Lien Obligations; and
     (f) Sixth, the balance, if any, to the applicable Loan Party or its successors or assigns, or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 7.05, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE VIII
THE AGENTS
          SECTION 8.01. The Agents. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Person under this Agreement and the other Loan

Documents, and each such Person irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by or on behalf of Borrower or any other Loan Party pursuant to this Agreement as received by such Agent.
          None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or such other proportion of the Lenders as may be expressly required hereby) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
          The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan

Document unless it shall be requested in writing to do so by the Requisite Lenders (or such other proportion of the Lenders as may be expressly required hereby).
          The Collateral Agent hereby agrees that it holds and will hold all of its right, title and interest in, to and under the Security Documents and the Collateral granted to the Collateral Agent thereunder whether now existing or hereafter arising (all such right, title and interest being hereinafter referred to as the “Collateral Estate”) under and subject to the conditions set forth in this Agreement; and the Collateral Agent further agrees that it will hold such Collateral Estate for the benefit of the Secured Parties, for the enforcement of the payment of all Secured Obligations (subject to the limitations and priorities set forth herein and in the respective Security Documents) and as security for the performance of and compliance with the covenants and conditions of this Agreement and each of the Security Documents.
          All of the powers, remedies and rights of the Collateral Agent as set forth in this Agreement may be exercised by the Collateral Agent in respect of any Security Document as though set forth in full therein and all of the powers, remedies and rights of the Collateral Agent as set forth in any Security Document may be exercised from time to time as herein and therein provided.
          Subject to the appointment and acceptance of a successor Agent as provided below and subject to the next succeeding paragraph with respect to the Collateral Agent, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor, subject (so long as no Default or Event of Default is continuing) to Borrower’s approval (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Requisite Lenders and approved by Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank or financial institution with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank or financial institution. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Section 8.01 and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.
          The Collateral Agent may resign upon 30 days’ notice to the Lenders and Borrower. If the Collateral Agent shall resign as the Collateral Agent under this Agreement and the other Loan Documents, then the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” means such successor agent effective upon such appointment and approval, and such former Collateral Agent’s rights, powers and duties as the Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as the Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent shall, in consultation with Borrower, appoint a successor Collateral Agent (which successor agent shall be a financial institution of nationally-recognized standing that, in the ordinary course of business, performs functions equivalent to those of the Collateral Agent hereunder), and the retiring Collateral Agent’s resignation shall become effective upon such appointment. After any retiring Collateral Agent’s resignation as the Collateral Agent, the provisions of this Section 8.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Loan Documents.
          With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdco, Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.
          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control. The Collateral Agent is authorized to execute and deliver the Intercreditor Agreement and each Lender by making or purchasing an interest in any Loan at any time shall be deemed to have agreed to be bound by the terms and conditions of such agreement.
          The Lenders and the Issuing Bank irrevocably authorize and instruct the Administrative Agent and the Collateral Agent (and the Administrative Agent and the Collateral Agent are authorized to and hereby agree):
     (a) to release any Lien granted to or held by the Collateral Agent under any Loan Document on any property and to return any Pledged Collateral (i) upon termination or expiration of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations that are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been collateralized in a manner set forth in Section 2.06(j)), (ii) that is sold or to be sold as part of or in connection with any sale or disposition permitted hereunder and under the Loan Documents, to the extent that the Lien of the Second Lien Secured Parties on such property is released on the same terms, (iii) subject to Section 9.08, if approved, authorized or ratified in writing by the Requisite Lenders or (iv) owned by any Subsidiary Loan Party upon the consummation of any transaction permitted under this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower or is designated an Unrestricted Subsidiary pursuant to Section 5.16; and
     (b) to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          Notwithstanding anything to the contrary in this Agreement, neither the Lead Arranger nor the Syndication Agent, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.
          In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank, N.A. in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Secured Party under any Loan Document (other than Citibank N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Notices. Except as set forth in Section 9.17 and except as set forth in Section 2.03, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:
     (i) if to Borrower, the Additional Borrower or Holdco, to it c/o General Atlanta Partners 82, L.P., at Three Pickwick Plaza, Greenwich, Connecticut 06830; Attention: Mark Dzialga (telecopy: 203-618-9207) (e-mail:MDzialga@generalatlantic.com), and with a copy to Emdeon Corporation, at River Drive Center 2, 666 River Drive, Elmwood Park, New Jersey 07407; Attention: General Counsel (telecopy: 202-703-3443) (e-mail: cmele@emdeon.com), and with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, 10019, Attention: Dale M. Sarro, Esq. (telecopy: 212-492-0393) (e-mail: dsarro@paulweiss.com);
     (ii) if to the Administrative Agent, Collateral Agent or Issuing Bank, to it at Citibank, N.A., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: 646-291-1621) (e-mail: suzanne.crymes@citigroup.com);

     (iii) if to the Lead Arrangers, to them at (A) Citigroup Global Markets Inc., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: 646-291-1621) (e-mail: suzanne.crymes@citigroup.com), (B) Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10007; Attention: Patricia Ciocco (telecopy: 201-593-2309) (e-mail: Patricia.Ciocco@DB.com) and (C) Bear Stearns Corporate Lending Inc., 83 Madison Avenue New York, New York 10179; Attention: Santiago Caraballo (telecopy: 212-272-9184) (e-mail: Scaraballo@bear.com), in each case with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005, Attention: (i) Michael E. Michetti, Esq. (telecopy: 212-269-5420) (e-mail: mmichetti@cahill.com); (ii) Luis R. Penalver, Esq. (telecopy: 212-269-5420) (e-mail: lpenalver@cahill.com); and
     (iv) if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party, each Lender and each Issuing Bank hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by or on behalf of any Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent obligations) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.16, 9.02, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Holdco and Borrowers and the

Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          SECTION 9.04. Successors and Assigns.
          (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of Holdco, Borrowers, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f)(iii) and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or, an Approved Fund or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Term Loans, $1,000,000 and increments of $1,000,000 in excess thereof and, in the case of the Revolving Loans, $5,000,000 and increments of $1,000,000 in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as Borrower and the Administrative Agent otherwise agree), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans, (iii) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (it being understood that only one fee shall be required to be paid by a Lender in respect of concurrent assignments to two or more Approved Funds), and (iv) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto (as a Lender) and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(f).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans and participations in Swingline Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any Subsidiary or the performance or observance by Holdco, Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Annex I shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto; provided that any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent (with the consent of the Requisite Lenders) and the Second Lien Collateral Agent (without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).

          (d) The Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and Holdco, Borrowers, the Agents, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) above and, if required, the written consent of Borrower, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).
          (f) Each Lender may without the consent of Borrowers, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) (provided that (A) no Participant shall be entitled to receive any greater amount pursuant to such Section than the Lender would have been entitled to receive in respect of the interest transferred and (B) in order to be entitled to the cost protection provisions contained in Section 2.16 but subject to clause (A) of this proviso, such Participant shall provide to the Borrower and the Administrative Agent the duly executed forms and certificates that it would be required to deliver pursuant to Section 2.16 if it were a Lender and shall otherwise comply with Section 2.16 as if it were a Lender), and (iv) Holdco, Borrowers, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in Section 9.08(c) that affect such Participant).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdco, Borrowers and their Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute a confidentiality agreement in form and substance consistent with provisions of Section 9.16.
          (h) Any Lender may, without the consent of Holdco, Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, Borrowers or the Additional Borrowers shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to Borrowers by the assigning Lender hereunder.
          (i) Holdco and Borrowers shall not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity.
          (a) Holdco and Borrowers, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lead Arrangers, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent and the Lead Arrangers, and local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of one counsel for all of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Bank and the Lenders; provided, however, that

Holdco and Borrowers shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 9.04.
          (b) Each of Holdco and Borrowers, jointly and severally, agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arranger, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property, or any Environmental Liability or Environmental Action related in any way to Holdco, Borrowers or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses have arisen by reason of the Indemnitee’s bad faith, gross negligence or willful misconduct.
          (c) To the extent that Holdco or Borrowers fail to promptly pay any amount to be paid by them under paragraph (a) or (b) of this Section 9.05 (and without limiting their obligation so do so), each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the applicable Lead Arranger, the Issuing Bank or the Swingline Lender in its capacity as such; provided further that, to the extent any indemnification of the Issuing Bank or the Swingline Lender is required pursuant to this Section 9.05(c), such indemnification shall be limited to Revolving Lenders only. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time.
          (d) To the extent permitted by applicable law, Holdco and Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 Business Days after delivery of written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the then due and payable obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document to the extent such obligations are due and payable. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use credit balances of any Loan Party with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by any Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify Borrower and any other relevant Loan Party and the Administrative Agent upon making any such setoff.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment.
          (a) No failure or delay of any Agent, the Issuing Bank or any Lender or any Loan Party in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank, the Lenders and the Loan Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
          (b) Subject to Sections 9.08(c) and (d), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrower.
          (c) Without the written consent of Borrower and each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
     (i) extend the scheduled final maturity of any Loan or Note;
     (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
     (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date;
     (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08(c)) or any fee payable hereunder, it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);
     (v) extend the time for payment of any such interest or fees;
     (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
     (vii) amend, modify, terminate or waive any provision of Section 2.13(a), Section 2.13(c), Section 2.19, Section 7.05, Section 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which affect the protections to such additional extensions of credit consented to by the Requisite Lenders of the type provided to the Revolving Credit Commitments and the Original Term Loans on the Closing Date and the Incremental Term B Loans on the Incremental Term B Effective Date);
     (viii) amend the definition of “Requisite Lenders” or “Commitment Percentage”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto consented to by the Requisite Lenders may be included in the determination of “Requisite Lenders” or “Commitment Percentage” on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Original Term Commitments and Original Term Loans, are included on the Closing Date;

     (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee Agreement except as expressly provided in the Loan Documents or subordinate the Liens under any Security Document, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders may be equally and ratably secured by the Collateral with the then existing secured obligations under the Security Documents; or
     (x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.
          (d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
     (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender and of Borrower; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
     (ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of Swingline Lender and of Borrower;
     (iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class and of Borrower; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Original Term Commitments and Original Term Loans are included on the Closing Date;
     (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.05 or waive, in whole or in part, any prepayment without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof and of Borrower; provided if additional extensions of term credit under this Agreement consented to by the Requisite Lenders are made, such new term loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.05;
     (v) amend, modify, terminate or waive any obligation of Lenders relating to the issuance of or purchase of participations in Letters of Credit without the written consent of Administrative Agent and of Issuing Bank and of Borrower;
     (vi) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent and of Borrower;

     (vii) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be, and of Borrower);
     (viii) amend, modify, terminate or waive the manner of application of any optional or mandatory prepayments of Loans to the remaining amortization payments of the Term Loans without the written consent of Term Lenders holding more than 50% of the outstanding Term Loans and of Borrower; or
     (ix) expressly amend, modify, supplement or waive any condition precedent in Section 4.02 to any Revolving Credit Borrowing without the written consent of the Requisite Revolving Lenders and of Borrower;
provided that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders), or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
          (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Sections 9.08(d)(i), (ii), (v) and (vi)), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (such Lender, a “Non-Consenting Lender”), then Borrower, at its sole cost and expense, shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described below, to transfer or assign, without recourse, all of the rights, obligations and interests of each such Non-Consenting Lender or Lenders with respect to either this Agreement or the Class of Loans or Commitments that is subject to the related change, waiver, discharge or termination to one or more assignees (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (and with respect to any Commitments or Loans other than Term Commitments and Term Loans, the Issuing Bank and the Swingline Lender), which approval shall not be unreasonably withheld, so long as at the time of such transfer or assignment, each such assignee consents to the proposed change, waiver, discharge or termination; provided, however, that no Non-Consenting Lender shall be obligated to make any such assignment unless, (x) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (y) such assignee or Borrower shall pay to the affected Non-Consenting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Consenting Lender and participations in LC Disbursements and Swingline Loans held by such Non-Consenting Lender and all commitment fees and other fees owed to such Non-Consenting Lender hereunder and all other amounts accrued for such Non-Consenting Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative

Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register. Notwithstanding the foregoing, if on or prior to the first anniversary of the Amendment No. 1 Effectiveness Date any amendment lowering the Applicable Rate becomes effective, each Non-Consenting Lender to such amendment removed pursuant to this Section 9.08 (e) shall be paid a prepayment fee equal to 1.00% of the aggregate amount of its Loans assigned pursuant to this Section 9.08 (e).
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and one or more Agents or Lenders shall remain effective in accordance with its terms to the extent it expressly survives the effectiveness of this Agreement. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS,

AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process.
          (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or their respective properties in the courts of any jurisdiction.
          (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. None of the Administrative Agent, the Collateral Agent, the Syndication Agent nor any Lender may disclose to any Person any non-public information of the Loan Parties furnished to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Lenders may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent required by any regulatory authority with jurisdiction over the Administrative Agent or such Lender or to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that to the extent practicable and permitted by applicable law, the party requested or required to disclose the Loan Party Information will provide prompt written notice of such request to Borrower, will allow Borrower a reasonable opportunity to seek appropriate protective measures prior to disclosure and will disclose the minimum amount of Loan Party Information sufficient to comply with such request or requirement of law, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any pledgee referred to in Section 9.04(h) or any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and (vi) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16 by the Administrative Agent, the Collateral Agent, the Syndication Agent or such Lender, or (B) is or becomes available to the Administrative Agent, the Collateral Agent, the Syndication Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties that is not known by such party to be under a confidentiality agreement with the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.
          SECTION 9.17. Fixed Income Direct Website Communications.
          (a) Delivery. (i) Each of Holdco and Borrowers hereby agrees that it will use commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other Loan Documents. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Lead Arrangers or any Lender to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
          (ii) Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to paragraph (b) below at the e-mail address(es) set forth on Annex I or in the Administrative Questionnaire of such Lender or pursuant to the notice provisions of any Assignment and Acceptance shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.
          (b) Each Loan Party and Lender further agrees that the Administrative Agent and/or the Loan Parties may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”) and that the posting of any document or Communication on such Platform shall be deemed to be delivery of such document or Communication to the Lenders. Each of Parent Guarantor and Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          (c) THE COMMUNICATIONS TRANSMITTED PURSUANT TO THIS SECTION 9.17 AND THE PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE PLATFORM AND EACH CITIGROUP PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY CITIGROUP PARTY IN CONNECTION WITH THE COMMUNICATIONS OR

THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) Termination. The provisions of this Section 9.17 shall automatically terminate on the date that Citibank or any of its Affiliates ceases to be the Administrative Agent under this Agreement.
          SECTION 9.18. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower or the Additional Borrower, which information includes the name, address and tax identification number of Borrower or the Additional Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower or the Additional Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

GA EBS MERGER, LLC, as Borrower
By:
Name:
Title:

MEDIFAX — EDI HOLDING COMPANY, as Additional Borrower
By:
Name:
Title:

EBS MASTER LLC, as Holdco
By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner
By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Lender
By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner
By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Syndication Agent and Lender
By:
Name:
Title:

By:
Name:
Title:

BEAR, STEARNS & COMPANY INC., as Joint Bookrunner
By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC., as Documentation Agent and Lender
By:
Name:
Title:

ANNEX I
Lenders and Commitments

Lender	Term Commitment	Revolving Commitment

Citicorp North America, Inc.	$302,000,000	$20,000,000

Address for Notices:
390 Greenwich St.
New York, New York 10013
Attention: Suzanne Crymes
Fax: 646 291 1621

Deutsche Bank Trust Company Americas	$302,000,000	$20,000,000

Address for Notices:
60 Wall Street
New York, New York 10007
Attention: Patricia Ciocco
Fax: 201 593 2309

Bear Stearns Corporate Lending Inc.	$151,000,000	$10,000,000

Address for Notices:
383 Madison Avenue
New York, New York 10179
Attention: Santiago Caraballo
Fax: 212 272 9184

S-1

ANNEX II
Lenders and Commitments for Incremental Term B Loans

Lender	Incremental Term B Commitment

Citicorp North America, Inc.	$	[ ]

Address for Notices:
390 Greenwich St.
New York, New York 10013
Attention: Suzanne Crymes
Fax: 646 291 1621

S-1

Exhibit B
Exhibits to the First Lien Credit Agreement
(See Attached)

EXHIBIT A
[FORM OF]
ADMINISTRATIVE QUESTIONNAIRE

Agent Address: Citibank, N.A.	Return form to: Carl Cho
390 Greenwich Street	Facsimile: (866) 492-5916
New York, New York 10013	E-Mail: carl.cho@citigroup.com
It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.
Legal Name of Lender to appear in Documentation:

Signature Block Information:
•	Signing First Lien Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No
Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other—please specify)
Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Tax Documents
NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.
Pursuant to the language contained in the tax section of the First Lien Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the First Lien Credit Agreement, dated as of November [     ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     [                        ] (the “Assignor”) and [                        ] (the “Assignee”) agree as follows:
     I. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the amounts and percentages set forth below in the Revolving Credit Commitment of the Assignor on the Assignment Date and the Revolving Loans, Original Term Loans and Incremental Term B Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04 of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     II. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.16 of the Credit Agreement duly completed and executed by the Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement and (iii) except in the case of an assignment to an affiliate of the assignor, a processing and recordation fee of $3,500.
     III. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Effective Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:

Percentage Assigned of
aggregate Commitments
(set forth, to at least 8
decimals, as a percentage
of the aggregate
	Principal Amount	Commitments of all
Class of Interest	Assigned	Lenders thereunder)
Revolving Credit Commitment:	$	%

Revolving Loans:

Original Term Loans:

Incremental Term B Loans

Participations in Letters of Credit:

Participations in Swingline Loans:
     IV. This Assignment and Acceptance shall become effective when counterparts hereof have been executed on behalf of each of the parties required pursuant to Section 9.04(b) of the Credit Agreement.
[Signature Page Follows]

The terms set forth above and on the reverse side hereof are hereby agreed to:	Accepted:*

, as Assignor	CITIBANK, N.A.,

as Administrative Agent and Swingline Lender

By:		By:

	Name:		Name:
	Title:		Title:

Accepted:*

, as Assignee	EMDEON BUSINESS SERVICES LLC,

as Borrower

By:		By:

	Name:		Name:
	Title:		Title:

Accepted:*

, as Assignee	CITIBANK, N.A.,

as Issuing Bank

By:		By:

	Name:		Name:
	Title:		Title: Representative

*	To be completed only if consents are required under Section 9.04(b) of the Credit Agreement.

EXHIBIT C
[FORM OF]
BORROWING REQUEST
To:
Citibank, N.A.
as Administrative Agent for the Lenders
390 Greenwich Street
New York, NY 10013
Attention: Carl Cho
     [Insert Date]
Ladies and Gentlemen:
     Reference is made to the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to Section 2.02 of the Credit Agreement, the Borrower hereby gives you notice that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Original Term Loan] [Revolving Loan] [Incremental Term B Loan]

(B) Date of Borrowing (which is a Business Day)

(C) Currency of Borrowing	U.S. Dollars

(D) Principal amount of Borrowing [1]

(E) Type of Borrowing [2]	[ABR][Eurodollar]

(F) Interest Period and the last day thereof [3]

(G) Funds are requested to be disbursed to the following account(s) of applicable Borrower[4]

     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.
[Signature Page Follows]

[1]	Each Borrowing shall be in a minimum aggregate principal amount of (i) in the case of a Term Borrowing, $1.0 million or an integral multiple of $500,000 in excess thereof or (ii) in the case of a Revolving Credit Borrowing, $1.0 million or an integral multiple of $500,000 in excess thereof, or if less, the aggregate amount of the then Available Revolving Credit Commitment.

[2]	Each of the Revolving Loans and Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03 of the Credit Agreement.

[3]	If borrowing is to be of Eurodollar loans, shall be subject to the definition of “Interest Period” in the Credit Agreement.

[4]	Specify the location and number of Borrower’s account to which funds are to be disbursed.

[GA EBS MERGER, LLC (to be merged with and into EMDEON BUSINESS SERVICES LLC), as Borrower
By:
Name:
	Title:	][5]

[EMDEON BUSINESS SERVICES LLC, as Borrower
By:
Name:
	Title:	][6]

MEDIFAX-EDI HOLDING COMPANY, [7] as Additional Borrower
By:
Name:
Title:

[5]	To be executed by GA EBS Merger, LLC with respect to Borrowings on the Closing Date.

[6]	To be executed by Emdeon Business Services LLC with respect to Borrowings after the Closing Date.

[7]	Signature of Additional Borrower required for a Term Borrowing Request.

EXHIBIT D
[FORM OF]
CLOSING CERTIFICATE
     This Closing Certificate is being delivered pursuant to Section 4.01(b) of the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware, which on the Closing Date will be merged with and into EMDEON BUSINESS SERVICES LLC (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. The undersigned Financial Officer of the Borrower hereby certifies on behalf of each Loan Party as follows:
     I. The representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct in all material respects;
     II. No Default or Event of Default has occurred and is continuing or will result from the making of any Loans to be made on the date hereof; and
     III. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Loan Party.

D-1

     IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Loan Parties and caused the same to be delivered as of this ________ day of November, 2006.

EMDEON BUSINESS SERVICES LLC,
By:
Name:
Title:

D-2

EXHIBIT E
[FORM OF]
COMPLIANCE CERTIFICATE
To: Each of the Lenders (as defined below)
and
Citibank, N.A.
as Administrative Agent for such Lenders
390 Greenwich Street
New York, NY 10013
Attention: Carl Cho
GA EBS MERGER, LLC
Ladies and Gentlemen:
     This Compliance Certificate is being delivered pursuant to Section 5.01(c) of the the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     The Borrower hereby certifies, represents and warrants that as of [                     ] (the “Test Date”):8

[8]	Test Date should be date of most recent financial statements delivered under Section 5.01 of the Credit Agreement.

     (a) The Total Leverage Ratio was [___:1.0], as computed on Attachment 1 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.09(a) of the Credit Agreement;9
     (b) The Consolidated Interest Coverage Ratio was [___:1.0], as computed on Attachment 2 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.09(b) of the Credit Agreement;10
     (c) The Capital Expenditures for the Fiscal Year Ended [ ] or part thereof were $[           ], and such expenditures [exceed] [do not exceed] the amount permitted by Section 6.07 of the Credit Agreement as computed on Attachment 4;11
     (d) The Excess Cash Flow was [                 ], as computed on Attachment 5 hereto;12
     (e) No Default has occurred and is continuing [other than as follows:].
[Signature Page Follows]

[9]	To be provided in connection with financial statement delivered in respect of periods following the Fiscal Quarter ending March 31, 2007.

[10]	To be provided in connection with financial statement delivered in respect of periods following the Fiscal Quarter ending March 31, 2007.

[11]	To be provided in connection with annual financial statement deliveries pursuant to Section 5.01(b) only.

[12]	To be provided in connection with annual financial statement deliveries pursuant to Section 5.01(b) only.

IN WITNESS WHEREOF, Borrower has caused
this Compliance Certificate to be executed and
delivered by its duly authorized Financial Officer on
this [      ] day of [      ], 20[   ].

EMDEON BUSINESS SERVICES LLC,
as Borrower

By:
Name:
Title:

ATTACHMENT 1
Total Leverage Ratio

Total Leverage Ratio: Consolidated Indebtedness less Excess Cash to Consolidated EBITDA

Consolidated Indebtedness as of [ ], 20[ ]

less Excess Cash

Consolidated EBITDA for the four Fiscal Quarter period ended [ ], 200[ ]

Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00

Covenant Requirement for Fiscal Quarter Ending Closest to [ ], 20[ ]	No more than [ ]:1.00

ATTACHMENT 2
Consolidated Interest Coverage Ratio

Consolidated Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

Consolidated EBITDA

Consolidated Interest Expense

Consolidated EBITDA to Consolidated Interest Expense	[ ]:1.00

Covenant Requirement	Greater than or equal to [ ]:1.00

ATTACHMENT 3
Capital Expenditures

Capital Expenditures	$

Covenant Requirement for Period [ ]	No more than $[ ]

ATTACHMENT 4
Excess Cash Flow

the sum, without duplication, of:

Consolidated Net Income adjusted to exclude any amount of gain included in both (x) Consolidated Net Income and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c)(ii) or (iii), plus an amount equal to the amount of all non-cash charges (including depreciation, amortization of intangibles, deferred taxes (which may be positive or negative for this purpose) and other non-cash expenses) to the extent deducted in arriving at such Consolidated Net Income, plus amounts actually received as reimbursements during such Fiscal Year in respect of expenses deducted from the calculation of Excess Cash Flow for a previous Fiscal Year pursuant to clause (b) of this definition, plus the amount by which Consolidated Working Capital in such Fiscal Year decreased; less the sum without duplication, of:

the aggregate amount actually paid in cash by Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures (other than Capital Expenditures to the extent funded with the proceeds of the incurrence of Indebtedness (other than Revolving Loans or loans under any other revolving credit facility) or the issuance of Equity Interests), the aggregate amount of payments of principal in respect of any Indebtedness during such Fiscal Year (other than (A) pursuant to Section 2.05(a) or Section 2.05(c)(i), (ii) or (iii), (B) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (C) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness (other than Revolving Loans or loans under any other revolving credit facility) or the issuance of Equity Interests),

the aggregate amount of Investments (other than Investments among loan parties) made in cash during such Fiscal Year pursuant to Section 6.06,

to the extent not deducted in arriving at Consolidated Net Income, (A) Permitted Tax Distributions that are paid during such Fiscal Year, and (B) any other amount for taxes or tax distributions actually paid or to be paid in cash by Borrowers or their Subsidiaries during such Fiscal Year or set aside to be paid; provided that any such amount shall not be included in this clause (iv) in respect of more than one Fiscal Year, the amount by which Consolidated Working Capital in such Fiscal Year increased,

any non-cash gains included in determining Consolidated Net Income for such period,

cash expenditures made in respect of Swap Agreements during such Fiscal Year, to the extent not reflected in the computation of Consolidated Net Income and to the extent made from internally generated funds, working capital adjustments and earn-out payments under the Transaction Documents and Permitted Acquisitions (including in respect of entities acquired prior to the Closing Date), in each case to the extent made from internally generated funds, and amounts paid in cash during such Fiscal Year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in the Prior Fiscal Year.

EXHIBIT F
[FORM OF]
First Lien Guarantee Agreement
     First Lien Guarantee Agreement, dated as of November [15], 2006, by GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers”) EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Parent Guarantor”) and each of the other entities that becomes a party hereto pursuant to Section 23 hereof (collectively, together with Parent Guarantor, the “Guarantors” and each, individually, a “Guarantor” and each Guarantor other than Parent Guarantor and any other Person that is the beneficial owner of all of the Equity Interests of Borrowers and Parent Guarantor, a “Subsidiary Guarantor”), in favor of Citibank, N.A., as administrative agent and collateral agent for the Secured Parties (in such capacity, the “Administrative Agent” and “Collateral Agent”), and each other Agent, Lender, Issuing Bank and each other holder of a Secured Obligation (as each such term is defined in the Credit Agreement referred to below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).
W i t n e s s e t h:
     Whereas, pursuant to the First Lien Credit Agreement, dated as of November [   ], 2006 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement) among Borrowers, Parent Guarantor and the Lenders party thereto, Citibank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. as joint bookrunners, Deutsche Bank Trust Company Americas as syndication agent, the Lenders and Issuing Bank have severally agreed to make extensions of credit to Borrowers upon the terms and subject to the conditions set forth therein;
     Whereas, Parent Guarantor is the sole shareholder of Borrower as of the date hereof;
     Whereas, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to Borrowers under the Credit Agreement; and
     Whereas, a condition precedent to the obligation of the Lenders and the Issuing Bank to make their respective extensions of credit to Borrowers under the Credit Agreement is that the Guarantors shall have executed and delivered this Guarantee Agreement for the benefit of the Guarantied Parties;

     Now, Therefore, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Guarantee
     (a) To induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally with all other Guarantors, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Secured Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable against Borrowers, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), whether or not such interest is an allowed claim in such proceeding), reasonable fees and costs of collection. This Guarantee Agreement constitutes a guarantee of payment and not of collection.
     (b) Each Guarantor further agrees that, if (i) any payment made by Borrowers or any other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or (ii) the proceeds of Collateral are required to be returned by any Guarantied Party to Borrowers, or their respective estates, trustees or receivers or any other party, including any Guarantor, under any bankruptcy law, equitable cause or any other Requirement of Law, then, to the extent of such refund, return or repayment, any such Guarantor’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guarantee Agreement shall have been cancelled or surrendered, this Guarantee Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment.
     Section 2. Limitation of Guarantee
     Any term or provision of this Guarantee Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Secured Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guarantee Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to Borrowers to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 3 of this Guarantee Agreement or (iii) any other Contractual Obligations providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of Parent Guarantor or Borrowers of obligations arising under this Guarantee Agreement or other guaranties of the Secured Obligations by such parties.
     Section 3. Contribution
     To the extent that any Subsidiary Guarantor shall be required hereunder to pay a portion of the Secured Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Revolving Loans and the Term Loans and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Secured Obligations (excluding the amount thereof repaid by the Parent Guarantor and/or Borrowers) in the same proportion as such Subsidiary Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement is sought hereunder, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought.
     Section 4. Authorization; Other Agreements
     The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby (to the extent permitted by law), and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following (in each case, to the extent applicable, in accordance with the terms of the other Loan Documents):
     (a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Secured Obligations, or any part of them, or otherwise modify, amend or change the terms of any Loan Document, any Hedging Agreement or any other document relating to the Secured Obligations, in each case now or hereafter executed by Borrowers and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;
     (b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Secured Obligations, or any part thereof, or any other instrument or agreement in respect of the Secured Obligations (including the other Loan Documents) now or hereafter executed by Borrowers and delivered to the Guarantied Parties or any of them;
     (c) accept partial payments on the Secured Obligations;

     (d) receive, take and hold additional security or collateral for the payment of the Secured Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;
     (e) settle, release, compromise, collect or otherwise liquidate the Secured Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Secured Obligations or any part of them or any other guarantee therefor, in any manner;
     (f) add, release or substitute any one or more other guarantors, makers or endorsers of the Secured Obligations or any part of them and otherwise deal with Borrowers or any other guarantor, maker or endorser;
     (g) apply to the Secured Obligations any payment or recovery (x) from Borrowers, or any other guarantor, maker or endorser of the Secured Obligations or any part of them or (y) from any Guarantor in such order as provided herein, in each case whether such Secured Obligations are secured or unsecured or guaranteed or not guaranteed by others;
     (h) apply to the Secured Obligations any payment or recovery from any Guarantor of the Secured Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Secured Obligations; and
     (i) refund at any time any payment received by any Guarantied Party in respect of any Secured Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guarantee Agreement shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded;
even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Secured Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).
     Section 5. Guarantee Absolute and Unconditional
     To the extent allowed under applicable law, each Guarantor hereby waives any defense (other than payment in full) of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guarantee Agreement are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:

     (a) the invalidity or unenforceability of any of Parent Guarantor’s or Borrowers’ obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto or any Loan Party’s obligations in respect of the Secured Obligations, or any security for, or other guarantee of the Secured Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Secured Obligations or any part of them;
     (b) the absence of any attempt to collect the Secured Obligations or any part of them from Borrowers or any Guarantor or other action to enforce the same;
     (c) failure by any Guarantied Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral;
     (d) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;
     (e) any borrowing or grant of a Lien by Borrowers, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;
     (f) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Secured Obligations;
     (g) any use of cash collateral under Section 363 of the Bankruptcy Code;
     (h) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;
     (i) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;
     (j) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Borrowers, any Guarantor or any of Borrowers’ or Parent Guarantor’s respective other Subsidiaries, including any discharge of, or bar or stay against collecting, any Secured Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;
     (k) failure by any Guarantied Party to file or enforce a claim against Borrowers or its estate in any bankruptcy or insolvency case or proceeding;
     (l) any action taken by any Guarantied Party if such action is authorized hereby;
     (m) any election following the occurrence of an Event of Default by any Guarantied Party to proceed separately against the personal property Collateral in accordance with such Guarantied Party’s rights under the UCC or, if the Collateral consists of both personal and real property, to proceed against such personal and real property in accordance with such Guarantied Party’s rights with respect to such real property; or
     (n) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Secured Obligations.
     Section 6. Waivers
     To the extent allowed under applicable law, each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Secured Obligations or any part of them, and any defense arising by reason of any disability or other defense of Borrowers. Each Guarantor shall not, until the Secured Obligations are paid in full, assert any claim or counterclaim it may have against Borrowers or set off any of its obligations to Borrowers or any other Guarantor against any obligations of Borrowers or any other Guarantor to it. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged until the Secured Obligations are paid in full.
     Section 7. Reliance
     Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrowers and any endorser and other guarantor of all or any part of the Secured Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.
     Section 8. Non-Enforcement of Subrogation and Contribution Rights
     Until the Secured Obligations have been paid in full, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Loan Party or any right of reimbursement or contribution or similar right against any Loan Party by reason of this Agreement or by any payment made by any Guarantor in respect of the Secured Obligations.
     Section 9. Subordination
     Each Guarantor hereby agrees that any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) (the “Guarantor Subordinated Debt”) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness and that, except as permitted under Section 6.16 of the Credit Agreement, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Secured Obligations have been paid in full and this Guarantee Agreement is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, the Loan Parties shall at Administrative Agent’s direction pay to the Administrative Agent any payment of all or any part of the Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Secured Obligations in the order of priority set forth in Section 7.05 of the Credit Agreement, as though the Administrative Agent were the Collateral Agent. Each payment on the Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guarantor as trustee for the Guarantied Parties and shall be paid over to the Administrative Agent immediately on account of the Secured Obligations, but without otherwise affecting in any manner such Guarantor’s liability hereof. Each Guarantor agrees to file all claims against any Loan Party in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason a Guarantor fails to file such claim at least five Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall promptly pay the excess amount to the party entitled thereto. In addition, each Guarantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Guarantor’s voting rights as a Creditor in connection with any bankruptcy proceeding or any plan for the reorganization of any other Loan Party.
     Section 10. Default; Remedies
     The obligations of each Guarantor hereunder are independent of and separate from the Secured Obligations. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Secured Obligations then due, without first proceeding against Borrowers or any other guarantor of the Secured Obligations, or against any Collateral under the Loan Documents or joining Borrowers or any other such guarantor in any proceeding against any Guarantor. At any time after maturity of the Secured Obligations, the Administrative Agent may (unless the Secured Obligations have been paid in full), without notice to any Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of the Secured Obligations (a) any indebtedness due or to become due from any Guarantied Party to such Guarantor and

(b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.
     Section 11. Irrevocability
     This Guarantee Agreement shall be irrevocable as to the Secured Obligations (or any part thereof) until the Commitments have been terminated and all Secured Obligations then outstanding have been paid in full, at which time this Guarantee Agreement shall automatically terminate and be cancelled. Upon such termination or cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guarantee Agreement and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guarantee Agreement.
     Section 12. Setoff
     If an Event of Default shall have occurred and be continuing, each Guarantied Party and each Affiliate of a Guarantied Party is hereby authorized at any time and from time to time during such Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guarantied Party or Affiliate of a Guarantied Party to or for the credit or the account of any Guarantor against any of and all the due and payable obligations of any Guarantor now or hereafter existing under the Credit Agreement and other Loan Documents held by such Guarantied Party or Affiliate of a Guarantied Party, irrespective of whether or not such Guarantied Party or Affiliate of a Guarantied Party shall have made any demand under the Credit Agreement or such other Loan Document to the extent such obligations are due and payable. The rights of each Guarantied Party under this Section 12 are in addition to the other rights and remedies (including other rights of setoff) that such Guarantied Party may have.
     Section 13. No Marshalling
     Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Secured Obligations.
     Section 14. Enforcement; Amendments; Waivers
     No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guarantee Agreement, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Secured Obligations, the Collateral or any other guarantee of or security for all or any part of the Secured Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any provision of this Guarantee Agreement shall be binding upon any Guarantor or Guarantied Party, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any Guarantied Party at any time or times hereafter to require strict performance by

Borrowers, any Guarantor, any other guarantor of all or any part of the Secured Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to Borrowers and/or such Guarantor, as applicable, specifying such waiver, and is executed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or the same Event of Default or on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Guarantor under this Guarantee Agreement. Any final, non-appealable determination by a court of competent jurisdiction of the amount of any principal or interest owing by Borrowers to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.
     Section 15. Successors and Assigns
     This Guarantee Agreement shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns (in accordance with the Credit Agreement); all references herein to Borrowers and to the Guarantors (in each case, singly or collectively) shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and Borrowers shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.
     Section 16. Representations and Warranties; Covenants
     Each Guarantor hereby (a) represents and warrants that the representations and warranties as to such Guarantor made by the Parent Guarantor and Borrowers in Article III of the Credit Agreement are true and correct on each date as required by Section 4.02(b) of the Credit Agreement and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.
     Section 17. Governing Law
     This Guarantee Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
     Section 18. Submission to Jurisdiction; Service of Process
     (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the

United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to the Credit Agreement or the other Loan Documents against each Guarantor or their respective properties in the courts of any jurisdiction.
     (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing contained in the Credit Agreement or any other Loan Document shall affect the right of the Collateral Agent or any other Guarantied Party to serve process in any other manner permitted by law.
     Section 19. Certain Terms
     The following rules of interpretation shall apply to this Guarantee Agreement: (a) the terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Guarantee Agreement as a whole and not to any particular Article, Section, subsection or clause in this Guarantee Agreement, (b) unless otherwise indicated, references herein to an Exhibit, Article, Section, subsection or clause refer to the appropriate Exhibit to, or Article, Section, subsection or clause in this Guarantee Agreement and (c) the term “including” means “including without limitation” except when used in the computation of time periods.
     Section 20. Waiver of Jury Trial
          Each of the Administrative Agent, the other Guarantied Parties and each Guarantor irrevocably waives trial by jury in any action or proceeding with respect to this Guarantee Agreement and any other Loan Document.
     Section 21. Notices
     Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of Borrowers.

     Section 22. Severability
     Wherever possible, each provision of this Guarantee Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee Agreement.
     Section 23. Additional Guarantors
     Each of the Guarantors agrees that, if, pursuant to Section 5.15 of the Credit Agreement, Borrowers shall be required to cause any of its respective Subsidiaries (or any Subsidiary of any Loan Party) that is not a Guarantor to become a Guarantor hereunder, or if for any reason Borrowers desire any such Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement in substantially the form of Exhibit A attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the Closing Date.
     Section 24. Collateral
     Each Guarantor hereby acknowledges and agrees that its obligations under this Guarantee Agreement are secured pursuant to the terms and provisions of the Security Documents executed by it in favor of the Administrative Agent, for the benefit of the Secured Parties, and covenants that it shall not grant any Lien (other than Liens permitted under Section 6.02 of the Credit Agreement) with respect to its Property in favor, or for the benefit, of any Person other than the Collateral Agent, for the benefit of the Secured Parties.
     Section 25. Waiver of Consequential Damages
          Each Guarantor, to the maximum extent allowed by law, hereby irrevocably and unconditionally waives, releases and agrees not to sue upon any claim, whether or not accrued and whether or not suspected to exist in its favor, for any special, consequential or punitive damages (including, without limitation, any loss or profits, business or anticipated savings) in respect of this Guarantee Agreement or any other Loan Document. Each Guarantor also agrees to be bound by the provisions of Section 9.05 of the Credit Agreement as though it were borrower or additional borrower.
     Section 26. Entire Agreement
     This Guarantee Agreement, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

     Section 27. Termination
     This Guarantee Agreement (other than the reinstatement provisions of Section 1(b), Section 17, Section 18, Section 20 and Section 25) shall terminate upon the payment in full of the Secured Obligations. “Payment in full” shall mean, with respect to any Secured Obligation, the occurrence of all of the following: (a) payment in full in cash (or otherwise to the written satisfaction of the Secured Parties owed such Secured Obligations) of the Secured Obligations other than (i) contingent indemnification obligations, Hedging Agreement Obligations, Interest Rate Agreement Obligations and Secured Obligations not then due and payable and (ii) to the extent covered by clause (b) below, obligations with respect to undrawn Letters of Credit, (b) with respect to any undrawn Letter of Credit, the obligations under which are included in such Secured Obligations, (i) the cancellation thereof and payment in full of all resulting Secured Obligations pursuant to clause (a) above or (ii) the receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable Issuing Bank of the Letters of Credit and the Administrative Agent) in accordance with Section 2.06(j) of the Credit Agreement in respect of each outstanding and (c) the termination of all Commitments and all other obligations of the Secured Parties under the Loan Documents.
     Section 28. Instrument for the Payment of Money
     Each Guarantor hereby acknowledges that this Guarantee Agreement constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     Section 29. Release of Guarantors
     If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party or a Subsidiary thereof in accordance with the Credit Agreement (a “Transferred Guarantor”) such Transferred Guarantor shall, upon the consummation of such sale, transfer or designation, be released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 29 in accordance with the relevant provisions of the Security Documents.
[Signature Pages Follow]

     In witness whereof, this Guarantee Agreement has been duly executed by the Guarantors as of the day and year first set forth above.

EBS MASTER LLC, as Parent Guarantor
By:
Name:
Title:

ADVANCED BUSINESS FULFILLMENT, LLC
CAREINSITE LLC
CLAIMS PROCESSING SERVICE LLC
DAKOTA IMAGING LLC
EMDEON CLINICAL SERVICES, LLC
ENVOY LLC
EXPRESSBILL LLC
HEALTHCARE INTERCHANGE LLC
ILLINOIS MEDICAL INFORMATION NETWORK LLC
IMS-NET OF CENTRAL FLORIDA LLC
IMS-NET OF COLORADO LLC
IMS-NET OF ILLINOIS LLC
INTERACTIVE PAYER NETWORK LLC
KINETRA LLC
MEDE AMERICA LLC
MEDE AMERICA OF OHIO LLC
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDING COMPANY
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI, LLC
MEDIFAX-EDI SERVICES, INC.
THINC, L.L.C.
THINC ACQUISITION LLC,
each as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Acknowledged and Agreed
as of the date first above written:

Citibank, N.A. as Administrative Agent and Collateral Agent
By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Exhibit A
to
Guarantee Agreement
Form of Guarantee Supplement
     The undersigned hereby agrees to be bound as a Guarantor for purposes of the First Lien Guarantee Agreement, dated as of November [ ], 2006, (the “Guarantee Agreement”), by EBS Master LLC and the Subsidiary Guarantors party thereto and acknowledged by Citibank, N.A., as Administrative Agent and Collateral Agent, and the undersigned hereby acknowledges receipt of a copy of the Guarantee Agreement. The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 16 of the Guarantee Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date. Capitalized terms used herein but not defined herein are used with the meanings given them in the Guarantee Agreement.
     In witness whereof, the undersigned has caused this Guarantee Supplement to be duly executed and delivered as of ___________, ____.

[Name of Subsidiary Guarantor]
By:
Name:
Title:

Acknowledged and Agreed
   as of the date first above written:

Citibank, N.A. as Administrative Agent and Collateral Agent
By:
Name:
Title:

F-Exhibit A

EXHIBIT G
[FORM OF]
INTERCOMPANY NOTE
New York, New York
[                 ], 200[ ]
     FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
     This note (“Note”) is an Intercompany Note referred to in (i) the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC. (“BSCI”), as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as syndication agent and BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as documentation agent and (ii) the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Second Lien Credit Agreement”), among Borrowers, Holdco, the Lenders, Citibank, as administrative agent for the Lenders and as collateral agent, CGMI and DBSI, as joint lead arrangers, CGMI, DBSI and BSCI, as joint bookrunners, DBTCA, as syndication agent and Bear Stearns, as documentation agent. This note is subject to the terms thereof, and shall be pledged by each Payee pursuant to, the “Security Agreement” as defined in the First Lien Credit Agreement and the “Security Agreement” as defined in the Second Lien Credit Agreement (together, the “Security Agreements”), to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the administrative agents (the “Administrative Agents”) and collateral agents (the “Collateral Agents”) under the Credit Agreements may exercise all rights provided in the Credit Agreements and the Security Agreements with respect to this Note, subject to the terms of the Intercreditor Agreement. Capitalized terms used herein that are not defined shall have the meanings ascribed to such terms in the First Lien Credit Agreement.
     Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower, Additional Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations (such term used herein to encompass the “Secured Obligations” as defined under both Credit Agreements) of such Payor, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations (such term used herein to encompass the “Obligations” as defined under both Credit Agreements) (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
     (i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
     (ii) if any Event of Default occurs and is continuing under either Credit Agreement and the Senior Indebtedness has been accelerated, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the administrative agent under the First Lien Credit Agreement, for application to the Secured Obligations in accordance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement.
     To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Secured Parties (such term used herein to encompass the “Secured Parties” as defined under both Credit Agreements) and the Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agents or the Collateral Agents may, on behalf of themselves, or the Secured Parties, proceed to enforce the subordination provisions herein.
     The indebtedness evidenced by this Note owed by any Payor that is not Borrower or the Parent Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
     Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
     Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
     Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
[Signature Page Follows]

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

ADVANCED BUSINESS FULFILLMENT, LLC
CAREINSITE LLC
CLAIMS PROCESSING SERVICE LLC
DAKOTA IMAGING LLC
EBS MASTER LLC
EMDEON BUSINESS SERVICES LLC
EMDEON CLINICAL SERVICES, LLC
ENVOY LLC
EXPRESSBILL LLC
GA EBS MERGER LLC
HEALTHCARE INTERCHANGE LLC
ILLINOIS MEDICAL INFORMATION NETWORK LLC
IMS-NET OF CENTRAL FLORIDA LLC
IMS-NET OF COLORADO LLC
IMS-NET OF ILLINOIS LLC
INTERACTIVE PAYER NETWORK LLC
KINETRA LLC
MEDE AMERICA LLC
MEDE AMERICA OF OHIO LLC
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDING COMPANY
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI, LLC
MEDIFAX-EDI SERVICES, INC.
THINC, L.L.C.
THINC ACQUISITION LLC

By:
Name:
Title:

EXHIBIT H
[RESERVED]

H-6

     EXHIBIT I
[RESERVED]

I-1

EXHIBIT J
[RESERVED]

J-1

EXHIBIT K-1
[FORM OF]
ORIGINAL TERM NOTE
(FIRST LIEN CREDIT AGREEMENT)

$[ ]	New York, New York [Insert date]
     FOR VALUE RECEIVED, the undersigned, GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”) and MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), hereby unconditionally promise to pay [Lender] (the “Lender”), at the office of the Administrative Agent specified in Section 2.13 of the First Lien Credit Agreement, on each date set forth under the First Lien Credit Agreement and on the Original Term Loan Maturity Date (terms used without definition shall have the meanings assigned to such terms in that certain First Lien Credit Agreement, dated as of November [  ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent, the principal amount of $[       ] or the unpaid principal amount of the Original Term Loan made by the Lender to the Borrowers, pursuant to Section 2.01 of the Credit Agreement, whichever is less, such payment or payment to be in immediately available funds, and to pay interest from the date hereof on the unpaid principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.
     Borrowers promise to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Original Term Loan made by such Lender to Borrowers from their due dates at a rate or rates determined as set forth in the Credit Agreement, payable as set forth in the Credit Agreement.
     Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     The Original Term Loan evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon (including the currencies in which such payments, prepayments and interest are denominated) and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such

K-1-1

holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of Borrowers to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.
     This Note evidences an Original Term Loan referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder, and the Security Documents. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

K-1-2

     In the event of a conflict between this Note and the Credit Agreement, the provisions of the Credit Agreement will govern.

[GA EBS MERGER, LLC (to be merged with and into EMDEON BUSINESS SERVICES LLC), as Borrower
By:
Name:
	Title:	][13]

[EMDEON BUSINESS SERVICES LLC, as Borrower
By:
Name:
	Title:	][14]

MEDIFAX-EDI HOLDING COMPANY, as Additional Borrower
By:
Name:
Title:

[13]	If executed and delivered on the Closing Date.

[14]	If executed and delivered after the Closing Date.

K-1-3

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

			Amount of	Amount of ABR
		Amount	Principal of ABR	Loans	Unpaid Principal
		Converted to	Loans	Converted to	Balance of ABR
Date	Amount of ABR Loans	ABR Loans	Repaid	Eurodollar Loans	Loans	Notation Made by

K-1-4

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

			Interest Period	Amount of	Amount of
			and Eurodollar Rate	Principal of	Eurodollar Loans	Unpaid Principal
	Amount of	Amount Converted	with	Eurodollar Loans	Converted to	Balance of	Notation
Date	Eurodollar Loans	to Eurodollar Loans	Respect Thereto	Repaid	ABR Loans	Eurodollar Loans	Made by

K-1-5

EXHIBIT K-2
[FORM OF]
REVOLVING NOTE
New York, New York
[Insert date]
     FOR VALUE RECEIVED, the undersigned, GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), hereby unconditionally promises to pay [Lender] (the “Lender”), at the office of the Administrative Agent specified in Section 2.13 of the First Lien Credit Agreement, on each date set forth under the First Lien Credit Agreement and on the Revolving Credit Maturity Date (terms used without definition shall have the meanings assigned to such terms in that certain First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Borrower, MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower”) and together with Borrower, “Borrowers”), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to Section 2.01 of the Credit Agreement, such payment or payments to be in immediately available funds, and to pay interest from the date of such Revolving Loan on such principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.
     Borrower promises to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Revolving Loans made by such Lender to Borrower from their due dates at a rate or rates determined as set forth in the Credit Agreement, payable as set forth in the Credit Agreement.
     Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     All Revolving Loans evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make

K-2-1

such a notation or any error in such notation shall not in any manner affect the obligation of Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.
     This Note evidences Revolving Loans referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder, and the Security Documents.
[Signature Page Follows]

K-2-2

     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[GA EBS MERGER, LLC (to be merged with and into EMDEON BUSINESS SERVICES LLC), as Borrower
By:
Name:
	Title:	][15]

[EMDEON BUSINESS SERVICES LLC, as Borrower
By:
Name:
	Title:	][16]

[15]	If executed and delivered on the Closing Date.

[16]	If executed and delivered after the Closing Date.

K-2-3

Loans and Payments

Payments
				Unpaid	Name of
Amount and				Principal Balance	Person Making
Type of Loan	Maturity Date	Principal	Interest	of Note	Notation

K-2-4

EXHIBIT K-3
[FORM OF]
INCREMENTAL TERM B NOTE
(FIRST LIEN CREDIT AGREEMENT)

$[ ]	New York, New York [Insert date]
     FOR VALUE RECEIVED, the undersigned, EMDEON BUSINESS SERVICES LLC (as successor to GA EBS MERGER, LLC), a limited liability company organized under the laws of Delaware (“Borrower”) and MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), hereby unconditionally promise to pay [Lender] (the “Lender”), at the office of the Administrative Agent specified in Section 2.13 of the First Lien Credit Agreement, on each date set forth under the First Lien Credit Agreement and on the Incremental Term B Maturity Date (terms used without definition shall have the meanings assigned to such terms in that certain First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent, the principal amount of $[       ] or the unpaid principal amount of the Incremental Term B Loan made by the Lender to the Borrowers pursuant to Section 2.01 of the Credit Agreement, whichever is less, such payment or payment to be in immediately available funds, and to pay interest from the date hereof on the unpaid principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.
     Borrowers promise to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Incremental Term B Loan made by such Lender to Borrowers from their due dates at a rate or rates determined as set forth in the Credit Agreement, payable as set forth in the Credit Agreement.
     Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     The Incremental Term B Loan evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon (including the currencies in which such payments,

K-3-1

prepayments and interest are denominated) and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of Borrowers to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.
     This Note evidences an Incremental Term B Loan referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder, and the Security Documents. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

K-3-2

     In the event of a conflict between this Note and the Credit Agreement, the provisions of the Credit Agreement will govern.

EMDEON BUSINESS SERVICES LLC, as Borrower
By:
Name:
Title:

MEDIFAX-EDI HOLDING COMPANY, as Additional Borrower
By:
Name:
Title:

K-3-3

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

			Amount of	Amount of ABR
		Amount	Principal of ABR	Loans	Unpaid Principal
		Converted to	Loans	Converted to	Balance of ABR
Date	Amount of ABR Loans	ABR Loans	Repaid	Eurodollar Loans	Loans	Notation Made by

K-3-4

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

			Interest Period	Amount of	Amount of
			and Eurodollar Rate	Principal of	Eurodollar Loans	Unpaid Principal
	Amount of	Amount Converted	with	Eurodollar Loans	Converted to	Balance of	Notation
Date	Eurodollar Loans	to Eurodollar Loans	Respect Thereto	Repaid	ABR Loans	Eurodollar Loans	Made by

K-3-5

EXHIBIT L
[Form of]
PERFECTION CERTIFICATE
See attached.

L-1

EXHIBIT M
[Form of]
SECURITY AGREEMENT
See attached.

M-1

EXHIBIT N
[FORM OF]
SECTION 2.16 CERTIFICATE
     Reference is hereby made to the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies under penalties of perjury to the Administrative Agent and Borrower that (i) it is the sole record and beneficial owner of the loans or the obligations evidenced by the Note(s) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” (as such term is used in Section 881(c)(3)(B) of the Code) of Borrower and (iv) it is not a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code.

[NAME OF LENDER]
By:
Name:
Title:

N-1

EXHIBIT O
[FORM OF]
SOLVENCY CERTIFICATE
     This Solvency Certificate is being delivered pursuant to Section 4.01(i) of the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware, which on the Closing Date will be merged with and into EMDEON BUSINESS SERVICES LLC (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent. Capitalized terms used herein and not otherwise defined have the meanings given in the Credit Agreement.
     Solely in my capacity as Chief Financial Officer of Borrower and not in my personal capacity, I hereby certify that I am familiar with the historical and current financial condition of the Loan Parties and their respective Subsidiaries and that immediately following the consummation of the Transactions and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans:
     A. The fair value of the assets of the Loan Parties taken as a whole, at a fair valuation on a going concern basis, will exceed the value of their debts and liabilities, subordinated, contingent or otherwise;
     B. The present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
     C. The Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (taking into account all available financing options); and
     D. The Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.
[Signature Page Follows]

O-1

          IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Borrower this [       ] day of [       ], 2006.

EMDEON BUSINESS SERVICES LLC
By:
Name:
	Title:	Chief Financial Officer

O-2

EXHIBIT P
[Form of]
INTERCREDITOR AGREEMENT
See attached.

P-1

Annex I
Form of Solvency Certificate
(See Attached)

EXECUTION COPY
Solvency Certificate
     To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
     I, the undersigned, the Treasurer of Emdeon Business Services LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
     1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 3(a)(iv) of Amendment No. 3, dated as of October 1, 2010, among Borrower, MediFAX-EDI Holding Company (the “Additional Borrower” and together with the Borrower, the “Borrowers”), EBS Master LLC (“Holdco”), the Lenders party thereto and Citibank N.A., (“Citibank”) as Administrative Agent, Collateral Agent, and Issuing Bank, which amends the First Lien Credit Agreement, dated as of November 16, 2006 (as amended by Amendment No. 1, dated March 9, 2007, and Amendment No. 2, dated July 7, 2009) (the “Credit Agreement”), among the Borrower, the Additional Borrower, Holdco, Citibank and the other parties thereto from time to time. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
     2. For purposes of this certificate, the terms below shall have the following definitions:
(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Chamberlin Acquisition (including the execution and delivery of the Incremental Term B Amendment, the making of the Incremental Term B Loans and the use of proceeds of such Incremental Term B Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Chamberlin Acquisition (including the execution and delivery of the Incremental Term B Amendment, the making of the Incremental Term B Loans and the use of proceeds of such Incremental Term B Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)	“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Final Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)	“Do not have Unreasonably Small Capital”

For the period from the date hereof through the Final Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Chamberlin Acquisition (including the execution and delivery of the Incremental Term B Amendment, the making of the Incremental Term B Loans and the use of proceeds of such Incremental Term B Loans on the date hereof) is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
     3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)	I have reviewed the financial statements (including the pro forma financial statements) delivered to the Administrative Agent and each Lender pursuant to Section 5.01(a) and (b) of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement and the Incremental Term B Amendment.

(c)	As treasurer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.
     4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Chamberlin Acquisition (including the execution and delivery of the Incremental Term B Amendment, the making of the Incremental Term B Loans and the use of proceeds of such Incremental Term B Loans on the date hereof), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries

taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *

     IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Treasurer this day of October, 2010.

EMDEON BUSINESS SERVICES LLC
By:
	Name:	Bob A. Newport, Jr.
	Title:	Treasurer

SIGNATURE PAGE TO SOLVENCY CERTIFICATE